Exhibit 4.1

Execution Version

RESTATEMENT AGREEMENT, dated as of January 4, 2023 (this “Restatement Agreement”), to the Credit Agreement, dated as of November 17, 2006, as amended and restated as of May 4, 2011, February 26, 2014, June 28, 2017 and June 30, 2021 (as further amended and in effect immediately prior to the Fifth Restatement Effective Date, the “Fourth Restated Credit Agreement”), by and among HCA INC., a Delaware corporation (“HCA” or the “Borrower”), the LENDERS and LETTER OF CREDIT ISSUERS party hereto and BANK OF AMERICA, N.A., as Administrative Agent (the “Administrative Agent”) and Collateral Agent (the “Collateral Agent”).

WHEREAS, the Borrower has requested, and the Lenders party hereto have agreed, upon the terms and subject to the conditions set forth herein, that the Fourth Restated Credit Agreement be amended and restated as provided herein; and

NOW, THEREFORE, in consideration of the promises and mutual agreements herein contained, the Borrower, the Lenders party hereto and the Administrative Agent hereby agree as follows:

SECTION 1. Defined Terms. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Fifth Restated Credit Agreement (as defined below).

SECTION 2. Amendment and Restatement of the Fourth Restated Credit Agreement. The Fourth Restated Credit Agreement is hereby amended and restated to read in its entirety as set forth in Exhibit A hereto (the “Fifth Restated Credit Agreement”), including, for the avoidance of doubt, Schedule A to this Restatement Agreement and the Schedules attached to the Fifth Restated Credit Agreement which for all purposes shall be incorporated as part of the Fifth Restated Credit Agreement. Subject to the satisfaction of the conditions set forth Section 6 of the Fifth Restated Credit Agreement, there is hereby established, effective as of the Fifth Restatement Effective Date (as defined in the Fifth Restated Credit Agreement), an increase in the amount of the Revolving Credit Commitments in effect immediately prior to the Fifth Restatement Effective Date of $1,500,000,000 with the aggregate Revolving Credit Commitment of each Revolving Credit Lender after giving effect to such increase being set forth on Schedule A hereto. By executing a signature page to this Restatement Agreement, each Lender whose Revolving Credit Commitment is being increased pursuant to the Fifth Restated Credit Agreement shall, if not already a Revolving Credit Lender, become a “Revolving Credit Lender” under the Fifth Restated Credit Agreement.

SECTION 3. Effectiveness; Counterparts; Amendments. This Restatement Agreement shall become effective when the conditions set forth in Section 6 of the Fifth Restated Credit Agreement have been satisfied. This Restatement Agreement may be in the form of an Electronic Record and may be executed using Electronic Signatures (including, without limitation, facsimile and .pdf) and shall be considered an original, and shall have the same legal effect, validity and enforceability as a paper record. This Restatement Agreement may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Restatement Agreement. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Administrative Agent of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention.

SECTION 4. No Novation and Reaffirmation. The execution and delivery of this Restatement Agreement and the effectiveness shall not act as a novation of the Fourth Restated Credit Agreement and shall not serve to discharge or release any Obligation or Lien under the Credit Documents or to forgive the payment of any amount owing thereunder. This Restatement Agreement shall be a Credit Document for all purposes of the Fifth Restated Credit Agreement. Each Credit Party hereby confirms that its obligations under each Credit Document executed under the Fourth Restated Credit Agreement shall continue to apply to the Obligations under the Fifth Restated Credit Agreement. In addition, each Credit Party affirms the prior security interests granted by it under the Security Documents and agrees that such security interests will remain in full force and effect after giving effect to this Restatement Agreement to secure the Obligations (including the Obligations under the Fifth Restated Credit Agreement) for the benefit of the Secured Parties (as defined in the Fifth Restated Credit Agreement). Columbia Medical Center of Plano Subsidiary, L.P. (“Medical Center of Plano”) hereby confirms that it is, following the Fifth Restatement Effective Date, a guarantor under the Guarantee, a subsidiary grantor under the Security Agreement, and a subsidiary pledgor under the Pledge Agreement, and its obligations under each Credit Document executed under the Fourth Restated Credit Agreement prior to the designation of Medical Center of Plano as a Designated Non-Guarantor Subsidiary, shall, following the Fifth Restatement Effective Date, apply to the Obligations under the Fifth Restated Credit Agreement, and Medical Center of Plano affirms that the security interests granted by it under the Security Documents prior to such designation will be in full force and effect after giving effect to this Restatement Agreement and to the re-designation of Medical Center of Plano as a Guarantor, securing the Obligations under the Fifth Restated Credit Agreement for the benefit of the Secured Parties.

SECTION 5. Applicable Law; Waiver of Jury Trial.

(A) THIS RESTATEMENT AGREEMENT SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

(B) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS RESTATEMENT AGREEMENT AND FOR ANY COUNTERCLAIM HEREIN.

SECTION 6. Headings. The Section headings used herein are for convenience of reference only, are not part of this Restatement Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Restatement Agreement.

SECTION 7. Transition to Term SOFR. Notwithstanding any other provision herein or in any other Credit Document, the interest on any Loans outstanding as of the Fifth Restatement Effective Date will continue to be determined by reference to the provisions of the Fourth Restated Credit Agreement that apply prior to the Fifth Restatement Effective Date until the end of the then current Interest Period (as defined in the Fourth Restated Credit Agreement immediately prior to the Fifth Amendment Effective Date) on such Loans, at which time interest shall be determined after giving effect to this Restatement Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Restatement Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

HCA INC., as Borrower

By:	/s/ John M. Hackett
Name:	John M. Hackett
Title:	Senior Vice President – Finance and Treasurer

Each of the GUARANTORS listed on Schedule B-I hereto

By:	/s/ Christopher F. Wyatt
Name:	Christopher F. Wyatt
Title:	Senior Vice President

MEDICREDIT, INC.

By:	/s/ Shannon Dauchot
Name:	Shannon Dauchot
Title:	President and Chief Executive Officer

[HCA – Signature Page to Fifth Restatement Agreement]

Each of the GUARANTORS listed on Schedule B-II hereto

By: MH Master, LLC, as General Partner

By:	/s/ Christopher F. Wyatt
Name:	Christopher F. Wyatt
Title:	Senior Vice President

MH MASTER HOLDINGS, LLLP

By: MH Hospital Manager, LLC, as General Partner

By:	/s/ Christopher F. Wyatt
Name:	Christopher F. Wyatt
Title:	Senior Vice President

[HCA – Signature Page to Fifth Restatement Agreement]

BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent

By:	/s/ Liliana Claar
Name: Liliana Claar
Title: Vice President

BANK OF AMERICA, N.A., as Swingline Lender, Letter of Credit Issuer and a Lender

By:	/s/ Joseph L. Corah
Name: Joseph L. Corah
Title: Director

[HCA – Signature Page to Fifth Restatement Agreement]

[ADDITIONAL LENDER SIGNATURES OMITTED]

SCHEDULE B-I

TO RESTATEMENT AGREEMENT

Guarantor	By its General Partner or Managing Partner	By its Managing Member
American Medicorp Development Co.
Bay Hospital, Inc.
Brigham City Community Hospital, Inc.
Brookwood Medical Center of Gulfport, Inc.
Capital Division, Inc.
Centerpoint Medical Center of Independence, LLC
Central Florida Regional Hospital, Inc.
Central Shared Services, LLC
Central Tennessee Hospital Corporation
CHCA Bayshore, L.P.	*
CHCA Conroe, L.P.	*
CHCA Mainland, L.P.	*
CHCA Pearland, L.P.	*
CHCA West Houston, L.P.	*
CHCA Woman’s Hospital, L.P.	*
Chippenham & Johnston-Willis Hospitals, Inc.
Citrus Memorial Hospital, Inc.
Citrus Memorial Property Management, Inc.
Clinical Education Shared Services, LLC
Colorado Health Systems, Inc.
Columbia ASC Management, L.P.	*
Columbia Florida Group, Inc.
Columbia Healthcare System of Louisiana, Inc.
Columbia Jacksonville Healthcare System, Inc.
Columbia LaGrange Hospital, LLC
Columbia Medical Center of Arlington Subsidiary, L.P.	*
Columbia Medical Center of Denton Subsidiary, L.P.	*
Columbia Medical Center of Las Colinas, Inc.
Columbia Medical Center of Lewisville Subsidiary, L.P.	*
Columbia Medical Center of McKinney Subsidiary, L.P.	*
Columbia Medical Center of Plano Subsidiary, L.P.	*
Columbia North Hills Hospital Subsidiary, L.P.	*
Columbia Ogden Medical Center, Inc.
Columbia Parkersburg Healthcare System, LLC
Columbia Physician Services – Florida Group, Inc.
Columbia Plaza Medical Center of Fort Worth Subsidiary, L.P.	*

Schedule B-1

Guarantor	By its General Partner or Managing Partner	By its Managing Member
Columbia Rio Grande Healthcare, L.P.	*
Columbia Riverside, Inc.
Columbia Valley Healthcare System, L.P.	*
Columbia/Alleghany Regional Hospital Incorporated
Columbia/HCA John Randolph, Inc.
Columbine Psychiatric Center, Inc.
Columbus Cardiology, Inc.
Conroe Hospital Corporation
Cy-Fair Medical Center Hospital, LLC
Dallas/Ft. Worth Physician, LLC
Davie Medical Center, LLC
Dublin Community Hospital, LLC
Eastern Idaho Health Services, Inc.
East Florida – DMC, Inc.
Edward White Hospital, Inc.
El Paso Surgicenter, Inc.
Encino Hospital Corporation, Inc.
EP Health, LLC
Fairview Park GP, LLC
Fairview Park, Limited Partnership	*
FMH Health Services, LLC
Frankfort Hospital, Inc.
Galen Property, LLC
Good Samaritan Hospital, L.P.	*
Goppert-Trinity Family Care, LLC
GPCH-GP, Inc.
Grand Strand Regional Medical Center, LLC
Green Oaks Hospital Subsidiary, L.P.	*
Greenview Hospital, Inc.
H2U Wellness Centers, LLC
HCA – IT&S Field Operations, Inc.
HCA – IT&S Inventory Management, Inc.
HCA-HealthONE LLC
HCA American Finance LLC
HCA Central Group, Inc.
HCA Eastern Group, Inc.
HCA Health Services of Florida, Inc.
HCA Health Services of Louisiana, Inc.
HCA Health Services of Tennessee, Inc.

Schedule B-2

Guarantor	By its General Partner or Managing Partner	By its Managing Member
HCA Health Services of Virginia, Inc.
HCA Management Services, L.P.	*
HCA Pearland GP, Inc.
HCA Realty, Inc.
HD&S Successor, LLC
Health Midwest Office Facilities Corporation
Health Midwest Ventures Group, Inc.
HealthTrust Workforce Solutions, LLC
Hendersonville Hospital Corporation
hInsight-Mobile Heartbeat Holdings, LLC		*
Hospital Corporation of Tennessee
Hospital Corporation of Utah
Hospital Development Properties, Inc.
Houston – PPH, LLC
Houston NW Manager, LLC
HPG Enterprises, LLC
HSS Holdco, LLC
HSS Systems, LLC
HSS Virginia, L.P.	*
HTI Memorial Hospital Corporation
HTI MOB, LLC		*
Integrated Regional Lab, LLC
Integrated Regional Laboratories, LLP	*
JFK Medical Center Limited Partnership	*
JPM AA Housing, LLC
KPH-Consolidation, Inc.
Lakeview Medical Center, LLC
Largo Medical Center, Inc.
Las Encinas Hospital
Las Vegas Surgicare, Inc.
Lawnwood Medical Center, Inc.
Lewis-Gale Hospital, Incorporated
Lewis-Gale Medical Center, LLC
Lewis-Gale Physicians, LLC
Lone Peak Hospital, Inc.
Los Robles Regional Medical Center
Management Services Holdings, Inc.
Marion Community Hospital, Inc.
MCA Investment Company
Medical Centers of Oklahoma, LLC

Schedule B-3

Guarantor	By its General Partner or Managing Partner	By its Managing Member
Medical Office Buildings of Kansas, LLC
Memorial Healthcare Group, Inc.
MH Hospital Holdings, Inc.
MH Hospital Manager, LLC
MH Master, LLC
Midwest Division – ACH, LLC
Midwest Division – LSH, LLC
Midwest Division – MCI, LLC
Midwest Division – MMC, LLC
Midwest Division – OPRMC, LLC
Midwest Division – RBH, LLC
Midwest Division – RMC, LLC
Midwest Holdings, Inc.
Mobile Heartbeat, LLC
Montgomery Regional Hospital, Inc.
Mountain Division – CVH, LLC
Mountain View Hospital, Inc.
Nashville Shared Services General Partnership	*
National Patient Account Services, Inc.
New Iberia Healthcare, LLC
New Port Richey Hospital, Inc.
New Rose Holding Company, Inc.
North Florida Immediate Care Center, Inc.
North Florida Regional Medical Center, Inc.
North Houston – TRMC, LLC
North Texas – MCA, LLC
Northern Utah Healthcare Corporation
Northern Virginia Community Hospital, LLC
Northlake Medical Center, LLC
Notami Hospitals of Louisiana, Inc.
Notami Hospitals, LLC
Okaloosa Hospital, Inc.
Okeechobee Hospital, Inc.
Oklahoma Holding Company, LLC
Outpatient Cardiovascular Center of Central Florida, LLC
Outpatient Services Holdings, Inc.
Oviedo Medical Center, LLC
Palms West Hospital Limited Partnership	*
Parallon Business Solutions, LLC
Parallon Enterprises, LLC

Schedule B-4

Guarantor	By its General Partner or Managing Partner	By its Managing Member
Parallon Health Information Solutions, LLC
Parallon Holdings, LLC
Parallon Payroll Solutions, LLC
Parallon Physician Services, LLC
Parallon Revenue Cycle Services, Inc.
Pasadena Bayshore Hospital, Inc.
Pearland Partner, LLC
Plantation General Hospital, L.P.	*
Poinciana Medical Center, Inc.
Primary Health, Inc.
PTS Solutions, LLC
Pulaski Community Hospital, Inc.
Putnam Community Medical Center of North Florida, LLC
Reston Hospital Center, LLC
Retreat Hospital, LLC
Rio Grande Regional Hospital, Inc.
Riverside Healthcare System, L.P.	*
Riverside Hospital, Inc.
Samaritan, LLC
San Jose Healthcare System, LP	*
San Jose Hospital, L.P.	*
San Jose Medical Center, LLC
San Jose, LLC
Sarasota Doctors Hospital, Inc.
Savannah Health Services, LLC
Sebring Health Services, LLC
SJMC, LLC
Southern Hills Medical Center, LLC
Southeast Georgia Health Services, LLC
Southpoint, LLC
Spalding Rehabilitation L.L.C.		*
Spotsylvania Medical Center, Inc.
Spring Branch Medical Center, Inc.
Spring Hill Hospital, Inc.
Springfield Health Services, LLC
SSHR Holdco, LLC
Sun City Hospital, Inc.
Sunrise Mountainview Hospital, Inc.
Surgicare of Brandon, Inc.

Schedule B-5

Guarantor	By its General Partner or Managing Partner	By its Managing Member
Surgicare of Florida, Inc.
Surgicare of Houston Women’s, Inc.
Surgicare of Manatee, Inc.
Surgicare of Newport Richey, Inc.
Surgicare of Palms West, LLC
Surgicare of Riverside, LLC
Tallahassee Medical Center, Inc.
TCMC Madison-Portland, Inc.
Terre Haute Hospital GP, Inc.
Terre Haute Hospital Holdings, Inc.
Terre Haute MOB, L.P.	*
Terre Haute Regional Hospital, L.P.	*
The Regional Health System of Acadiana, LLC
Timpanogos Regional Medical Services, Inc.
Trident Medical Center, LLC
U.S. Collections, Inc.
Utah Medco, LLC
VH Holdco, Inc.
VH Holdings, Inc.
Virginia Psychiatric Company, Inc.
Vision Consulting Group LLC
Vision Holdings, LLC
Walterboro Community Hospital, Inc.
WCP Properties, LLC
Weatherford Health Services, LLC
Wesley Medical Center, LLC
West Florida – MHT, LLC
West Florida – PPH, LLC
West Florida Regional Medical Center, Inc.
West Valley Medical Center, Inc.
Western Plains Capital, Inc.
WHMC, Inc.
Woman’s Hospital of Texas, Incorporated

Schedule B-6

SCHEDULE B-II

TO RESTATEMENT AGREEMENT

CarePartners HHA Holdings, LLLP

CarePartners HHA, LLLP

CarePartners Rehabilitation Hospital, LLLP

MH Angel Medical Center, LLLP

MH Blue Ridge Medical Center, LLLP

MH Highlands-Cashiers Medical Center, LLLP

MH Mission Hospital McDowell, LLLP

MH Mission Hospital, LLLP

MH Mission Imaging, LLLP

MH Transylvania Regional Hospital, LLLP

EXHIBIT A

Execution Version

Published CUSIP No.: 404122BE2

CREDIT AGREEMENT

Dated as of November 17, 2006,

as amended and restated as of May 4, 2011, February 26, 2014, June 28, 2017,

June 30, 2021 and January 4, 2023

among

HCA INC.,

as the Borrower,

The Several Lenders

from Time to Time Parties Hereto,

BANK OF AMERICA, N.A.,

as Administrative Agent, Swingline Lender and Letter of Credit Issuer,

and

BANK OF AMERICA, N.A.,

WELLS FARGO SECURITIES, LLC,

CITIBANK, N.A.,

JPMORGAN CHASE BANK, N.A.,

BARCLAYS BANK PLC,

RBC CAPITAL MARKETS, LLC,

TRUIST SECURITIES, INC.,

CAPITAL ONE, N.A.,

GOLDMAN SACHS BANK USA,

MIZUHO BANK, LTD.,

MORGAN STANLEY SENIOR FUNDING, INC. and

SUMITOMO MITSUI BANKING CORPORATION,

as Joint Lead Arrangers and Bookrunners

WELLS FARGO SECURITIES, LLC,

CITIBANK, N.A.,

JPMORGAN CHASE BANK, N.A.,

BARCLAYS BANK PLC,

RBC CAPITAL MARKETS, LLC,

TRUIST BANK,

CAPITAL ONE, N.A.,

GOLDMAN SACHS BANK USA,

MIZUHO BANK, LTD.,

MORGAN STANLEY SENIOR FUNDING, INC. and

SUMITOMO MITSUI BANKING CORPORATION,

as Co-Syndication Agents,

THE BANK OF NOVA SCOTIA,

CRÉDIT AGRICOLE CORPORATE & INVESTMENT BANK and

FIFTH THIRD BANK, NATIONAL ASSOCIATION,

as Co-Documentation Agents

BNP PARIBAS,

DEUTSCHE BANK AG NEW YORK BRANCH,

MUFG BANK, LTD.,

PNC BANK, N.A. and

REGIONS BANK,

as Co-Senior Managing Agents

DNB CAPITAL LLC,

THE HUNTINGTON NATIONAL BANK,

SANTANDER BANK, N.A. and

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH,

as Co-Managing Agents

3.8.	Cash Collateral	108
3.9.	Applicability of ISP and UCP	108
3.10.	Conflict with Issuer Documents	108
3.11.	Letters of Credit Issued for Restricted Subsidiaries	108

SECTION 4. FEES; COMMITMENTS

4.1.	Fees	109
4.2.	Voluntary Reduction of Revolving Credit Commitments	110
4.3.	Mandatory Termination of Commitments	110

SECTION 5. PAYMENTS

5.1.	Voluntary Prepayments	111
5.2.	Mandatory Prepayments	111
5.3.	Method and Place of Payment	115
5.4.	Net Payments	116
5.5.	Computations of Interest and Fees	120
5.6.	Limit on Rate of Interest	120

SECTION 6. CONDITIONS PRECEDENT TO FIFTH RESTATEMENT EFFECTIVE DATE

6.1.	Fifth Restatement Agreement	121
6.2.	Legal Opinions	121
6.3.	Refinancing of Existing Revolving Credit Facility	121
6.4.	Upfront Fees	121
6.5.	Representations and Warranties and Absence of Default	121
6.6.	Flood Regulation Compliance	121

SECTION 7. CONDITIONS PRECEDENT TO ALL CREDIT EVENTS

7.1.	No Default; Representations and Warranties	122
7.2.	Notice of Borrowing; Letter of Credit Request	122

SECTION 8. REPRESENTATIONS, WARRANTIES AND AGREEMENTS

8.1.	Corporate Status	123
8.2.	Corporate Power and Authority	123
8.3.	No Violation	123
8.4.	Litigation	123
8.5.	Margin Regulations	123
8.6.	Governmental Approvals	123
8.7.	Investment Company Act.	124
8.8.	True and Complete Disclosure	124
8.9.	Financial Condition; Financial Statements	124

8.10.	Tax Matters	124
8.11.	Compliance with ERISA	124
8.12.	Subsidiaries	125
8.13.	Intellectual Property	125
8.14.	Environmental Laws	125
8.15.	Properties	125
8.16.	[Reserved]	126
8.17.	OFAC	126
8.18.	Anti-Corruption Laws	126
8.19.	Use of Proceeds	126

SECTION 9. AFFIRMATIVE COVENANTS

9.1.	Information Covenants	126
9.2.	Books, Records and Inspections	130
9.3.	Maintenance of Insurance	131
9.4.	Payment of Taxes	131
9.5.	Consolidated Corporate Franchises	131
9.6.	Compliance with Statutes, Regulations, Etc.	132
9.7.	ERISA	132
9.8.	Maintenance of Properties	132
9.9.	Transactions with Affiliates	132
9.10.	End of Fiscal Years; Fiscal Quarters	133
9.11.	Additional Guarantors and Grantors	134
9.12.	Pledge of Additional Stock and Evidence of Indebtedness	134
9.13.	Use of Proceeds	134
9.14.	Further Assurances	135

SECTION 10. NEGATIVE COVENANTS

10.1.	Limitation on Indebtedness	137
10.2.	Limitation on Liens	146
10.3.	Limitation on Fundamental Changes	150
10.4.	Limitation on Sale of Assets	152
10.5.	Limitation on Investments	155
10.6.	Limitation on Dividends	158
10.7.	[Reserved]	160
10.8.	Consolidated Total Debt to Consolidated EBITDA Ratio	160
10.9.	Changes in Business	160
10.10.	1993 Indenture Restricted Subsidiaries	161
10.11.	No Impairment of Mortgages on Principal Properties	161

SECTION 11. EVENTS OF DEFAULT

11.1.	Payments	161
11.2.	Representations, Etc.	161
11.3.	Covenants	161
11.4.	Default Under Other Agreements	162
11.5.	Bankruptcy, Etc.	162
11.6.	ERISA	163
11.7.	Guarantee	163
11.8.	Pledge Agreement	163
11.9.	Security Agreement	164
11.10.	Mortgages	164
11.11.	Judgments	164
11.12.	Change of Control	164

SECTION 12. EQUITY CURE

SECTION 13. THE AGENTS

13.1.	Appointment	166
13.2.	Delegation of Duties	167
13.3.	Exculpatory Provisions	167
13.4.	Reliance by Agents	168
13.5.	Notice of Default	168
13.6.	Non-Reliance on Administrative Agent, Collateral Agent and Other Lenders	168
13.7.	Indemnification	169
13.8.	Administrative Agent in its Individual Capacity	169
13.9.	Successor Agents	170
13.10.	Withholding Tax	170
13.11.	Certain ERISA Matters	171
13.12.	Recovery of Erroneous Payments	172

SECTION 14. MISCELLANEOUS

14.1.	Amendments and Waivers	173
14.2.	Notices	176
14.3.	No Waiver; Cumulative Remedies	177
14.4.	Survival of Representations and Warranties	177
14.5.	Payment of Expenses	177
14.6.	Successors and Assigns; Participations and Assignments	178
14.7.	Replacements of Lenders under Certain Circumstances	182
14.8.	Adjustments; Set-off	183
14.9.	Counterparts	184
14.10.	Severability	185
14.11.	Integration	185
14.12.	GOVERNING LAW	185
14.13.	Submission to Jurisdiction; Waivers	185
14.14.	Acknowledgments	186
14.15.	WAIVERS OF JURY TRIAL	187

14.16.	Confidentiality	187
14.17.	Direct Website Communications	188
14.18.	USA Patriot Act	189
14.19.	Judgment Currency	190
14.20.	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	190
14.21.	Acknowledgement Regarding Any Supported QFCs	191

SCHEDULES

Schedule 1.1(a)	[Reserved]
Schedule 1.1(b)	Consolidated Persons
Schedule 1.1(c)	Excluded Subsidiaries
Schedule 1.1(d)	Existing First Lien Notes
Schedule 1.1(e)	Mortgaged Properties
Schedule 1.1(f)	Retained Indebtedness
Schedule 1.1(g)	Unrestricted Subsidiaries
Schedule 1.1(h)	Existing Letters of Credit
Schedule 8.4	Litigation
Schedule 8.12	Subsidiaries
Schedule 9.9	Transactions with Affiliates
Schedule 10.1	Indebtedness
Schedule 10.2	Liens
Schedule 10.4	Dispositions
Schedule 10.5	Investments
Schedule 14.2	Notice Addresses

EXHIBITS

Exhibit A	Form of Letter of Credit Request
Exhibit B	Form of Assignment and Acceptance

CREDIT AGREEMENT, dated as of November 17, 2006, as amended and restated as of May 4, 2011, February 26, 2014, June 28, 2017, June 30, 2021 and January 4, 2023, among HCA Inc., a Delaware corporation (“HCA” or the “Borrower”), the lending institutions from time to time parties hereto (each a “Lender” and, collectively, the “Lenders”) and BANK OF AMERICA, N.A., as Administrative Agent, Swingline Lender and Letter of Credit Issuer (such terms and each other capitalized term used but not defined in this preamble having the meaning provided in Section 1).

WHEREAS, the Borrower, the Administrative Agent, Swingline Lender, Letter of Credit Issuer, the Lenders and the other parties thereto are party to that certain Credit Agreement, dated as of November 17, 2006 (the “Original Credit Agreement”) and as amended and restated as of May 4, 2011 (as amended and supplemented prior to the Second Restatement Effective Date, the “First Restated Credit Agreement”) and as amended and restated as of February 26, 2014 (as amended and supplemented prior to the Third Restatement Effective Date, the “Second Restated Credit Agreement”) and as amended and restated as of June 28, 2017 (as amended and supplemented prior to the Fourth Restatement Effective Date, the “Third Restated Credit Agreement”) and as amended and restated as of June 30, 2021 (the “Fourth Restated Credit Agreement” and, together with the Original Credit Agreement, the First Restated Credit Agreement, the Second Restated Credit Agreement and the Third Restated Credit Agreement, the “Previous Credit Agreements”), as amended and restated as of January 4, 2023 (the “Fifth Restated Credit Agreement”);

WHEREAS, the parties wish to amend and restate the Fourth Restated Credit Agreement in its entirety as set forth below;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

SECTION 1. Definitions and Certain Other Provisions

1.1. Defined Terms.

(a) As used herein, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural the singular):

“1993 Indenture” shall mean the Indenture dated as of December 16, 1993 between HCA and First National Bank of Chicago, as Trustee, as may be amended, supplemented or modified from time to time.

“1993 Indenture Restricted Subsidiary” shall mean any Subsidiary that on the Closing Date constituted a Restricted Subsidiary under (and as defined in) the 1993 Indenture, as in effect on the Closing Date.

“ABL Documents” shall mean the ABL Facility, any guarantees issued thereunder and the collateral and security documents (and intercreditor agreements) entered into in connection therewith.

“ABL Entity” shall mean a direct Restricted Subsidiary of a 1993 Indenture Restricted Subsidiary, substantially all of the business of which consists of financing the acquisition or disposition of accounts receivable and related assets.

“ABL Facility” shall mean the Amended and Restated Asset-Based Revolving Credit Agreement, dated as of the Fifth Restatement Effective Date, by and among the Borrower, the subsidiary borrowers party thereto, the lenders party thereto in their capacities as lenders thereunder, and Bank of America, as administrative agent and collateral agent thereunder, including any guarantees, collateral documents and account control agreements, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof.

“ABR” shall mean for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate”, (c) Term SOFR plus 1.00% and (d) 1.00%. The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the ABR due to a change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change or on the effective date of such change. If ABR is being used as an alternate rate of interest pursuant to Section 2.10 hereof, then ABR shall be the greater of clauses (a), (b) and (d) above and shall be determined without reference to clause (c) above.

“ABR Loan” shall mean each Loan bearing interest at the rate provided in Section 2.8(a) and, in any event, shall (i) include all Swingline Loans and (ii) exclude all Loans denominated in Alternative Currencies.

“Acquired EBITDA” shall mean, with respect to (i) any Acquired Entity or Business to the extent the aggregate consideration paid in connection with such acquisition was at least $150,000,000 (or, at the election of the Borrower, a lesser amount) or (ii) any Converted Restricted Subsidiary (any of the foregoing, a “Pro Forma Entity”) for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined using such definitions as if references to the Borrower and its Subsidiaries therein were to such Pro Forma Entity and its Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity in a manner not inconsistent with GAAP.

“Acquired Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA.”

“Additional Receivables Intercreditor Agreement” shall mean any additional receivables intercreditor agreement entered into by the Collateral Agent following the Fifth Restatement Effective Date with the Receivables Collateral Agent in connection with the issuance of Future Secured Debt constituting First Lien Obligations which intercreditor agreement is substantially similar to the Additional Receivables Intercreditor Agreements entered into prior to the Fifth Restatement Effective Date with such changes thereto as may be reasonably agreed to by the Collateral Agent.

“Administrative Agent” shall mean Bank of America (or any of its designated branch offices or affiliates), as the administrative agent for the Lenders under this Agreement and the other Credit Documents, or any successor administrative agent pursuant to Section 13.

“Administrative Agent’s Office” shall mean, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 14.2 with respect to such currency, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” shall have the meaning provided in Section 14.6(b)(ii)(D).

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

“Agent Parties” shall have the meaning provided in Section 14.17(c).

“Agents” shall mean the Administrative Agent, the Collateral Agent, each Co-Syndication Agent, each Co-Documentation Agent, each Co-Senior Managing Agent, each Co-Managing Agent and each Joint Lead Arranger and Bookrunner.

“Agreement Currency” shall have the meaning provided in Section 14.19.

“Aggregate Multicurrency Exposures” shall have the meaning provided in Section 5.2(b)(ii).

“Aggregate Revolving Credit Outstandings” shall have the meaning provided in Section 5.2(b)(i).

“Agreement” shall mean this Fifth Restated Credit Agreement, as the same may be further amended, restated, supplemented or otherwise modified from time to time.

“Alternative Currency” shall mean Euro or Sterling.

“Alternative Currency Daily Rate” shall mean, for any day, with respect to any Loan denominated in Sterling, the interest rate per annum equal to SONIA determined pursuant to the definition thereof; provided, that, if any Alternative Currency Daily Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. Any change in an Alternative Currency Daily Rate shall be effective from and including the effective date of such change without further notice.

“Alternative Currency Daily Rate Loan” shall mean a Loan that bears interest at a rate based on the definition of “Alternative Currency Daily Rate.” All Alternative Currency Daily Rate Loans must be denominated in Sterling.

“Alternative Currency Loan” shall mean an Alternative Currency Term Rate Loan or an Alternative Currency Daily Rate Loan, as applicable.

“Alternative Currency Term Rate” shall mean, for any Interest Period, with respect to any Loan denominated in Euros, the rate per annum equal to the EURO Interbank Offered Rate (“EURIBOR”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) on the day that is two TARGET Days preceding the first day of such Interest Period with a term equivalent to such Interest Period; provided, that, if any Alternative Currency Term Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Alternative Currency Term Rate Loan” shall mean a Loan that bears interest at a rate based on the definition of “Alternative Currency Term Rate.” All Alternative Currency Term Rate Loans must be denominated in Euros.

“Applicable ABR Margin” shall mean at any date, with respect to each ABR Loan that is a Tranche A Term Loan, Revolving Credit Loan or Swingline Loan, the applicable percentage per annum set forth below based upon the Status in effect on such date:

	Applicable ABR Margin
Status	Tranche A Term Loans	Revolving Credit Loans and Swingline Loans
Level I Status	1.125%	1.125%
Level II Status	0.875%	0.875%
Level III Status	0.625%	0.625%
Level IV Status	0.375%	0.375%
Level V Status	0.250%	0.250%

“Applicable Alternative Currency Margin” shall mean at any date, with respect to each Alternative Currency Daily Rate Loan or Alternative Currency Term Rate Loan that is a Revolving Credit Loan, the applicable percentage per annum set forth below based upon the Status in effect on such date:

	Applicable Alternative Currency Margin
Status	Alternative Currency Daily Rate Loans	Alternative Currency Term Rate Loans
Level I Status	2.125%	2.125%
Level II Status	1.875%	1.875%
Level III Status	1.625%	1.625%
Level IV Status	1.375%	1.375%
Level V Status	1.250%	1.250%

“Applicable Amount” shall mean, at any time (the “Reference Time”), an amount equal to the sum of (a) the Applicable Amount as of December 31, 2020 as set forth on Exhibit F of that certain officer’s certificate of the Borrower dated February 24, 2021 and delivered to the Administrative Agent pursuant to Section 9.1(d) and (b) the sum, without duplication, of:

(i) an amount equal to the greater of (x) zero and (y) 50% of Cumulative Consolidated Net Income for the period from January 1, 2021 until the last day of the then most recent fiscal quarter for which Section 9.1 Financials have been delivered; provided that, for purposes of Section 10.6(c)(ii) only, the amount in this clause (i) shall only be available if the Consolidated Total Debt to Consolidated EBITDA Ratio for the most recently ended Test Period for which Section 9.1 Financials have been delivered is less than 6.00:1.00, determined on a Pro Forma Basis after giving effect to any dividend or prepayment, repurchase or redemption actually made pursuant to Section 10.6(c)(ii);

(ii) the amount of any capital contributions (other than (A) the net cash proceeds from Cure Amounts, (B) any amount added back in the definition of “Consolidated EBITDA” pursuant to clause (a)(ix) thereof, (C) any contributions in respect of Disqualified Equity Interests, (D) any amount applied to redeem Stock or Stock Equivalents of the Borrower pursuant to Section 10.6(a) and (E) Excluded Contributions) made in cash to, or any proceeds of an equity issuance (including the fair market value of marketable securities or other property) received by, the Borrower from and including the Business Day immediately following January 1, 2021 through and including the Reference Time, including proceeds contributed to the Borrower from the issuance of Stock or Stock Equivalents of any direct or indirect parent of the Borrower and Indebtedness of the Borrower or a Restricted Subsidiary that has been converted into or exchanged for such Stock or Stock Equivalents of the Borrower or any direct or indirect parent company of the Borrower; and

(iii) without duplication of amounts that otherwise increased Investment capacity:

(A) the aggregate amount received in cash and the fair market value of marketable securities or any other property received by the Borrower or a Restricted Subsidiary from and including the Business Day immediately following January 1, 2021 by means of (A) the sale or other disposition (other than to the Borrower or a Restricted Subsidiary) of Investments made by the Borrower and the Restricted Subsidiaries using the Applicable Amount and repurchases and redemptions of such Investments from the Borrower and the Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, using the Applicable Amount, in each case from and including the Business Day immediately following January 1, 2021 through and including the Reference Time; (B) to the extent not included in clause (A) above, other returns (including proceeds upon sale, return of capital, dividends and distributions, repayment, interest, other profits and payments received in respect of any Investment) on any Investments made using the Applicable Amount; and (C) the sale or other disposition (other than to the Borrower or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary to the extent of any Investment in such Unrestricted Subsidiary made using the Applicable Amount; and

(B) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into the Borrower or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Borrower or a Restricted Subsidiary from and including the Business Day immediately following January 1, 2021, the fair market value of the Investment in such Unrestricted Subsidiary (or the assets transferred) made using the Applicable Amount, as determined in good faith by an Authorized Officer of the Borrower, at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, amalgamation or consolidation or transfer of assets (after taking into consideration any Indebtedness associated with the Unrestricted Subsidiary so designated or merged, amalgamated or consolidated or Indebtedness associated with the assets so transferred);

minus (c) the sum, without duplication, of:

(i) the aggregate amount of Investments made pursuant to Section 10.5(g)(ii)(y) or 10.5(i)(y) from and including the Business Day immediately following January 1, 2021 and prior to the Reference Time; and

(ii) the aggregate amount of dividends pursuant to Section 10.6(c)(ii) from and including the Business Day immediately following January 1, 2021 and prior to the Reference Time.

“Applicable Authority” shall mean (a) with respect to Dollars, a Relevant Governmental Body, and (b) with respect to any Alternative Currency, the applicable administrator for the Relevant Rate for such Alternative Currency or any Governmental Authority having jurisdiction over the Administrative Agent or such administrator.

“Applicable Percentage” shall mean, at any time, with respect to any Revolving Credit Lender, the percentage of the aggregate Revolving Credit Commitments represented by such Lender’s Revolving Credit Commitment at such time (or, if the Revolving Credit Commitments have terminated or expired, such Lender’s share of the total Revolving Credit Exposure at that time); provided that, at any time any Revolving Credit Lender shall be a Defaulting Lender, “Applicable Percentage” shall mean the percentage of the total Revolving Credit Commitments (disregarding any such Defaulting Lender’s Revolving Credit Commitment) represented by such Lender’s Revolving Credit Commitment. If the Revolving Credit Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the applicable Revolving Credit Commitments most recently in effect, giving effect to any assignments pursuant to this Agreement and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Term SOFR Margin” shall mean, at any date, with respect to each Term SOFR Loan that is a Tranche A Term Loan, Revolving Credit Loan or Swingline Loan, the applicable percentage per annum set forth below based upon the Status in effect on such date:

	Applicable Term SOFR Margin
Status	Tranche A Term Loans	Revolving Credit Loans and Swingline Loans
Level I Status	2.125%	2.125%
Level II Status	1.875%	1.875%
Level III Status	1.625%	1.625%
Level IV Status	1.375%	1.375%
Level V Status	1.250%	1.250%

“Approved Bank” shall have the meaning provided in the definition of “Permitted Investments.”

“Approved Foreign Bank” shall have the meaning provided in the definition of “Permitted Investments.”

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“ASC 715” shall have the meaning provided in the definition of “Unfunded Current Liability.”

“Asset Sale Prepayment Event” shall mean any Disposition of any business units, assets or other property of the Borrower or any of the Restricted Subsidiaries not in the ordinary course of business (including any Disposition of any Stock or Stock Equivalents of any Subsidiary of the Borrower owned by the Borrower or a Restricted Subsidiary and any issuance of Stock or Stock Equivalents by any Restricted Subsidiary). Notwithstanding the foregoing, the term “Asset Sale Prepayment Event” shall not include any transaction permitted by Section 10.4 (other than transactions permitted by Section 10.4(b)).

“Assignment and Acceptance” shall mean an assignment and acceptance substantially in the form of Exhibit B, or such other form as may be approved by the Administrative Agent.

“ASU” shall have the meaning provided in Section 1.3(a).

“Authorized Officer” shall mean the President, the Chief Financial Officer, the Treasurer, the Vice President-Finance, the Secretary or any other senior officer of the Borrower designated as such in writing to the Administrative Agent by the Borrower and, solely for purposes of notices given pursuant to Section 14.2, any other officer or employee of the applicable Credit Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Credit Party designated in or pursuant to an agreement between the applicable Credit Party and the Administrative Agent. Any document delivered hereunder that is signed by an Authorized Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Authorized Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

“Auto-Extension Letter of Credit” shall have the meaning provided in Section 3.2(d).

“Auto-Reinstatement Letter of Credit” shall have the meaning provided in Section 3.2(e).

“Available Commitment” shall mean an amount equal to the excess, if any, of (a) the amount of the Total Revolving Credit Commitment over (b) the sum of (i) the aggregate Dollar Equivalent principal amount of all Revolving Credit Loans (but not Swingline Loans) then outstanding and (ii) the aggregate Letters of Credit Outstanding at such time.

“Available Currency” shall mean Dollars and each Alternative Currency.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” shall mean Bank of America, N.A. and its successors.

“Bankruptcy Code” shall have the meaning provided in Section 11.5.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“benefited Lender” shall have the meaning provided in Section 14.8(a).

“BHC Act Affiliate” shall have the meaning provided in Section 14.21(b).

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower Materials” shall have the meaning provided in Section 14.17(b).

“Borrower” shall have the meaning provided in the preamble to this Agreement.

“Borrowing” shall mean a Revolving Credit Borrowing, a Swingline Borrowing or a Term Borrowing, as the context may require.

“Business Day” shall mean any day excluding Saturday, Sunday and any day that in the jurisdiction where the Administrative Agent’s Office for Loans in Dollars is located shall be a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close; provided, however,

(a) if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Alternative Currency Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Alternative Currency Loan, such day shall be a TARGET Day; and

(b) if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in Sterling, such day shall be a day other than a day banks are closed for general business in London because such day is a Saturday, Sunday or a legal holiday under the laws of the United Kingdom.

“Capital Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases) by the Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on a consolidated statement of cash flows of the Borrower and its Subsidiaries.

“Capital Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a financing or capital lease (and, for the avoidance of doubt, not a straight-line or operating lease) on the balance sheet of that Person; provided that for all purposes hereunder the amount of obligations under any Capital Lease shall be the amount thereof accounted for as a liability on a balance sheet in accordance with GAAP; provided that all obligations of any Person that are or would be characterized as operating lease obligations in accordance with GAAP prior to the issuance of ASU No. 2016-02, Leases (Topic 842), shall continue to be accounted for as operating leases (and not as Capital Leases) for purposes of this Agreement and the other Credit Documents (whether or not such operating lease obligations were in effect on such date) regardless of any change in GAAP following such date that would otherwise require such obligations to be recharacterized (on a prospective or retroactive basis or otherwise) as Capital Leases.

“Capitalized Lease Obligations” shall mean, as applied to any Person, at the time any determination thereof is to be made, all obligations under Capital Leases of such Person or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP; provided that all obligations of any Person that are or would be characterized as operating lease obligations in accordance with GAAP prior to the issuance of ASU No. 2016-02, Leases (Topic 842), shall continue to be accounted for as operating lease obligations (and not as Capitalized Lease Obligations) for purposes of this Agreement and the other Credit Documents (whether or not such operating lease obligations were in effect on such date) regardless of any change in GAAP following such date that would otherwise require such obligations to be recharacterized (on a prospective or retroactive basis or otherwise) as Capitalized Lease Obligations.

“Cash Collateralize” shall have the meaning provided in Section 3.8(d).

“Cash Management Agreement” shall mean any agreement or arrangement to provide cash management services, including treasury, depository, overdraft, credit or debit card, purchase card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” shall mean any Person that, either (x) at the time it enters into a Cash Management Agreement or (y) on the Fifth Restatement Effective Date, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.

“Casualty Event” shall mean, with respect to any property of any Person, any loss of or damage to, or any condemnation or other taking by a Governmental Authority of, such property for which such Person or any of its Restricted Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation.

“Change in Law” shall mean (a) the adoption of any law, treaty, order, policy, rule or regulation after the Fifth Restatement Effective Date, (b) any change in any law, treaty, order, policy, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Fifth Restatement Effective Date or (c) any guideline, request or directive issued or made after the Fifth Restatement Effective Date by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law) that requires compliance by a Lender; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a

“Change in Law”, regardless of the date enacted, adopted or issued and; provided, further, that the increased costs associated with a Change in Law based on the foregoing clauses (x) and (y) may only be imposed to the extent the applicable Lender imposes the same charges on other similarly situated borrowers under comparable credit facilities.

“Change of Control” shall mean and be deemed to have occurred if (a) any person or “group” (within the meaning of Rules 13d-3 and 13d-5 of the Securities Exchange Act of 1934, as amended), other than any combination of Holdings and one or more Investors, shall have acquired beneficial ownership of 35% or more on a fully diluted basis of the voting power of the Voting Stock of the Borrower and the Investors shall, in the aggregate, own, directly or indirectly, less than such person or “group” on a fully diluted basis of the Voting Stock of the Borrower; (b) at any time, a Change of Control (as defined in any agreement governing Subordinated Indebtedness with an aggregate principal amount in excess of $250,000,000) shall have occurred; or (c) the Borrower shall cease to directly own 100% of the Stock and Stock Equivalents of Healthtrust; provided that no Change of Control shall be deemed to have occurred under this clause (c) solely as a result of the preferred Stock of Healthtrust that is owned by Columbia—SDH and Epic Properties no longer being owned by such entities so long as the preferred Stock of Healthtrust is owned directly or indirectly by Borrower or Subsidiaries thereof.

“Claims” shall have the meaning provided in the definition of “Environmental Claims.”

“Class”, when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are Revolving Credit Loans, New Revolving Loans, Tranche A Term Loans, Tranche B Term Loans, New Term Loans (of the same Series), Extended Term Loans (of the same Extension Series), Replacement Revolving Credit Loans (made pursuant to the same Replacement Revolving Credit Series of Replacement Revolving Credit Commitments) or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment, a Replacement Revolving Credit Commitment (of the same Replacement Revolving Credit Series) or a New Term Loan Commitment (of the same Series).

“Closing Date” shall mean November 17, 2006.

“CME” shall mean CME Group Benchmark Administration Limited.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Co-Documentation Agents” shall mean (i) The Bank of Nova Scotia, Crédit Agricole Corporate & Investment Bank and Fifth Third Bank, National Association, together with their respective affiliates, as co-documentation agents for the Lenders under this Agreement and the other Credit Documents and (ii) each “Co-Documentation Agent” under any of the Previous Credit Agreements, each in its capacity as such.

“Collateral” shall mean all property pledged or purported to be pledged pursuant to the Security Documents.

“Collateral Agent” shall mean, with respect to references to such term in this Agreement, Bank of America, in its capacity as collateral agent for the Lenders under this Agreement in accordance with the terms of this Agreement, and with respect to references to such term in the Security Documents, Bank of America, in its capacity as collateral agent for the First Lien Secured Parties under the Security Documents in accordance with the terms of the Security Documents, or any successor collateral agent pursuant to any such document.

“Columbia—SDH” shall mean Columbia—SDH Holdings, Inc., a Delaware corporation.

“Co-Managing Agents” shall mean (i) DNB Capital, LLC, The Huntington National Bank, Santander Bank, N.A. and Canadian Imperial Bank of Commerce, New York Branch, together with their respective affiliates, as co-managing agents for the Lenders under this Agreement and the other Credit Documents and (ii) each “Co-Managing Agent” under any of the Previous Credit Agreements, each in its capacity as such.

“Commitment Fee” shall have the meaning provided in Section 4.1(a).

“Commitment Fee Rate” shall mean, with respect to the Available Commitment on any day, the rate per annum set forth below opposite the Status in effect on such day:

Status	Commitment Fee Rate
Level I Status	0.500%
Level II Status	0.375%
Level III Status	0.375%
Level IV Status	0.350%
Level V Status	0.300%

“Commitments” shall mean, with respect to each Lender (to the extent applicable), such Lender’s Revolving Credit Commitment, Replacement Revolving Credit Commitment, New Revolving Credit Commitment and New Term Loan Commitment.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” shall have the meaning provided in Section 14.17(a).

“Confidential Healthcare Information” shall have the meaning provided in Section 9.2.

“Confidential Information” shall have the meaning provided in Section 14.16.

“Conforming Changes” shall mean, with respect to the use, administration of or any conventions associated with SOFR, SONIA, EURIBOR or any proposed Successor Rate for an Alternative Currency, as applicable, any conforming changes to the definitions of “ABR”, “Daily Simple SOFR”, “SOFR”, “Term SOFR”, “SONIA”, “EURIBOR”, “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day,” timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent in consultation with the Borrower, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice for such Alternative Currency (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate for such Alternative Currency exists, in such other manner of administration as the Administrative Agent determines in consultation with the Borrower is reasonably necessary in connection with the administration of this Agreement and any other Credit Document).

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, plus:

(a) without duplication and to the extent deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for the Borrower and the Restricted Subsidiaries for such period:

(i) total interest expense and to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income (other than interest income of any Insurance Subsidiary) and gains on such hedging obligations, and costs of surety bonds in connection with financing activities,

(ii) provision for taxes based on income, profits, revenue or capital, including federal, foreign, state, franchise, excise and similar taxes and foreign withholding taxes paid or accrued during such period, including any penalties and interest relating to any tax examinations,

(iii) depreciation and amortization,

(iv) Non-Cash Charges,

(v) [reserved],

(vi) restructuring charges, accruals or reserves (including restructuring costs related to acquisitions and to closure and/or consolidation of facilities) and business optimization expenses, in each case, whether or not classified as restructuring expense on the consolidated financial statements,

(vii) the amount of any noncontrolling interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly-owned Subsidiary deducted (and not added back) in such period to Consolidated Net Income,

(viii) [reserved],

(ix) any costs or expenses pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, any severance agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are non-cash or otherwise funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of Stock or Stock Equivalents (other than Disqualified Equity Interests) of the Borrower (provided such capital contributions are not included in the Cure Amount and have not been applied to increase the “Applicable Amount” pursuant to clause (ii) of the definition thereof),

(x) the amount of “run rate” cost saving, operating expense reductions and cost synergies related to any Specified Transaction, any restructuring, cost saving initiative or other initiative projected by the Borrower in good faith to be realized as a result of actions committed to be taken or planned to be taken, in each case on or prior to the date that is 24 months after the end of the relevant period (including actions initiated prior to the Fifth Restatement Effective Date) (which cost savings, operating expense reductions and cost synergies shall be added to Consolidated EBITDA until fully realized and calculated on a Pro Forma Basis as though such cost savings, operating expense reductions and cost synergies had been realized on the first day of the relevant period), net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings, operating expense reductions and cost synergies are reasonably identifiable and quantifiable, (B) no cost savings, operating expense reductions and cost synergies shall be added pursuant to this clause (x) to the extent duplicative of any expenses or charges relating to such cost savings, operating expense reductions and cost synergies that are included in clause (vi) above with respect to such period (it being understood and agreed that “run rate” shall mean the full recurring benefit that is associated with any action taken) and (C) the aggregate amount of cost savings added pursuant to this clause (x) shall not exceed 20% of Consolidated EBITDA for such period,

(xi) [reserved], and

(xii) the amount of losses on Dispositions of receivables and related assets in connection with any Permitted Receivables Financing,

less

(b) without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i) [reserved],

(ii) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior period),

(iii) gains on asset sales (other than asset sales in the ordinary course of business), and

(iv) any net after-tax income from the early extinguishment of Indebtedness or hedging obligations or other derivative instruments,

in each case, as determined on a consolidated basis for the Borrower and the Restricted Subsidiaries in accordance with GAAP; provided that

(I) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA currency translation gains and losses related to currency remeasurements of Indebtedness or intercompany balances (including the net loss or gain resulting from Hedge Agreements for currency exchange risk),

(II) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of Statement of Financial Accounting Standards No. 133,

(III) there shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person, property, business or asset or attributable to any Person, property, business or asset acquired by the Borrower or any Restricted Subsidiary during such period (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) to the extent not subsequently sold, transferred, abandoned or otherwise disposed of by the Borrower or such Restricted Subsidiary (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”) and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), in each case based on the Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical Pro Forma Basis and (B) an adjustment in respect of each Acquired Entity or Business or Converted Restricted Subsidiary equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition or conversion), and

(IV) (A) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than an Unrestricted Subsidiary) sold, transferred, abandoned or otherwise disposed of, closed or classified as discontinued operations in accordance with GAAP (other than (x) if so classified on the basis that it is being held for sale unless such sale has actually occurred during such period and (y) for periods prior to the applicable sale, transfer, abandonment or other disposition) by the Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold, transferred, abandoned or otherwise disposed of, closed or classified, a “Sold Entity or Business”), and the Disposed EBITDA of any Restricted

Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), in each case, based on the Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, abandonment, disposition, closure, classification or conversion) determined on a historical Pro Forma Basis and (B) to the extent not included in Consolidated Net Income, there shall be included in determining Consolidated EBITDA for any period in which a Sold Entity or Business is disposed, an adjustment equal to the Pro Forma Disposal Adjustment with respect to such Sold Entity or Business (including the portion thereof occurring prior to such disposal).

Notwithstanding the foregoing, Consolidated EBITDA shall be deemed to equal (a) $2,972,455,088 for the fiscal quarter ended September 30, 2022, (b) $3,126,818,180 for the fiscal quarter ended June 30, 2022, (c) $3,026,484,710 for the fiscal quarter ended March 31, 2022 and (d) $3,254,803,991 for the fiscal quarter ended December 31, 2021 (it being understood that such amounts are subject to adjustments, as and to the extent otherwise contemplated in this Agreement, in connection with any Pro Forma Adjustment or any calculation on a Pro Forma Basis).

“Consolidated First Lien Debt” shall mean, as of any date of determination, the aggregate amount of Indebtedness of the types described in clause (a), clause (c) (but, in the case of clause (c), only to the extent of any unreimbursed drawings under any letter of credit) and clause (e) of the definition thereof secured by a Lien on any assets of the Borrower or any of its Restricted Subsidiaries (other than (i) a Lien ranking junior to the Lien securing the Obligations on terms at least as favorable as the General Intercreditor Agreement and (ii) Liens on assets not constituting Collateral permitted pursuant to Section 10.2) and that is actually owing by the Borrower and the Restricted Subsidiaries on such date to the extent appearing on the balance sheet of the Borrower determined on a consolidated basis in accordance with GAAP (provided that the amount of any Capitalized Lease Obligations or any such Indebtedness issued at a discount to its face value shall be determined in accordance with GAAP), minus (b) the aggregate cash and cash equivalents, excluding cash and cash equivalents that are listed as “restricted” on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries as of such date, but including, notwithstanding the foregoing, cash and cash equivalents so restricted by virtue of being subject to any Permitted Lien or to any Lien permitted under Section 10.2 that secures the Obligations (which Lien may also secure other Indebtedness secured on a pari passu basis with, or a junior lien basis to, the Obligations).

“Consolidated First Lien Debt to Consolidated EBITDA Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated First Lien Debt as of such date to (b) Consolidated EBITDA for the Test Period then last ended for which Section 9.1 Financials have been delivered.

“Consolidated Net Income” shall mean, for any period, the net income (loss) of the Borrower and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication,

(a) extraordinary, unusual or non-recurring gains or losses, expenses or charges (including any multi-year strategic cost-saving initiatives, any unusual or non-recurring operating expenses directly attributable to the implementation of cost savings initiatives and any accruals or reserves in respect of any extraordinary, non-recurring or unusual items), severance costs, relocation costs, integration and facilities’ opening costs and other business optimization expenses (including related to new product introductions), recruiting fees, restructuring charges, accruals or reserves (including restructuring and integration costs related to acquisitions after the Fifth Restatement Effective Date and adjustments to existing reserves), whether or not classified as restructuring expense on the consolidated financial statements, signing costs, retention or completion bonuses, transition costs, costs related to closure/consolidation of facilities, internal costs in respect of strategic initiatives and costs from curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities),

(b) the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income,

(c) [reserved],

(d) any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, investment, recapitalization, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Fifth Restatement Effective Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction,

(e) any income (loss) for such period attributable to the early extinguishment of Indebtedness or to hedging obligations or other derivative instruments,

(f) accruals and reserves that are established or adjusted as a result of an acquisition or similar Investment not prohibited under this Agreement in accordance with GAAP (including any adjustment of estimated payouts on earn-outs) or changes as a result of the adoption of or modification of accounting policies during such period,

(g) the income (loss) for such period of any Unrestricted Subsidiary, except to the extent distributed to the Borrower or any Restricted Subsidiary, and

(h) to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 day period), expenses, charges or losses with respect to liability or casualty events or business interruption.

There shall be excluded from Consolidated Net Income for any period the purchase accounting effects of adjustments to inventory, property, equipment and intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries), as a result of any consummated acquisition whether consummated before or after the Fifth Restatement Effective Date, or the amortization or write-off of any amounts thereof.

“Consolidated Persons” shall mean, at any time, each of the Persons listed on Schedule 1.1(b) so long as (i) such Person’s financial results are consolidated with the financial results of the Borrower in accordance with GAAP at such time and (ii) no Frist Shareholder (or any controlling affiliate of any Frist Shareholder) holds any Stock or Stock Equivalents of such Person at such time.

“Consolidated Total Assets” shall mean, as of any date of determination, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date.

“Consolidated Total Debt” shall mean, as of any date of determination, (a) the aggregate amount of Indebtedness of the types described in clause (a), clause (c) (but, in the case of clause (c), only to the extent of any unreimbursed drawings under any letter of credit) and clause (e) of the definition thereof actually owing by the Borrower and the Restricted Subsidiaries on such date to the extent appearing on the balance sheet of the Borrower determined on a consolidated basis in accordance with GAAP (provided that the amount of any Capitalized Lease Obligations or any such Indebtedness issued at a discount to its face value shall be determined in accordance with GAAP but excluding all cash of any Insurance Subsidiary) minus (b) the aggregate cash and cash equivalents, excluding cash and cash equivalents that are listed as “restricted” on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries as of such date, but including, notwithstanding the foregoing, cash and cash equivalents so restricted by virtue of being subject to any Permitted Lien or to any Lien permitted under Section 10.2 that secures the Obligations (which Lien may also secure other Indebtedness secured on a pari passu basis with, or a junior lien basis to, the Obligations).

“Consolidated Total Debt to Consolidated EBITDA Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Total Debt as of the last day of the relevant Test Period to (b) Consolidated EBITDA for such Test Period for which Section 9.1 Financials have been delivered.

“Consolidated Working Capital” shall mean, at any date, the excess of (a) the sum of all amounts (other than cash and Permitted Investments) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date, excluding the current portion of deferred income taxes over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries on such date, including deferred revenue but excluding, without duplication, (i) the current portion of any

Funded Debt, (ii) all Indebtedness consisting of Loans and Letter of Credit Exposure to the extent otherwise included therein, (iii) the current portion of interest, (iv) the current portion of right-of-use operating lease obligations and (v) the current portion of current and deferred income taxes; provided that, for purposes of calculating Excess Cash Flow, increases or decreases in working capital (A) arising from acquisitions or dispositions by the Borrower and the Restricted Subsidiaries shall be measured from the date on which such acquisition or disposition occurred until the first anniversary of such acquisition or disposition with respect to the Person subject to such acquisition or disposition and (B) shall exclude (I) the impact of non-cash adjustments contemplated in the Excess Cash Flow calculation, (II) the impact of adjusting items in the definition of “Consolidated Net Income” and (III) any changes in current assets or current liabilities as a result of (x) the effect of fluctuations in the amount of accrued or contingent obligations, assets or liabilities under hedging agreements or other derivative obligations, (y) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (z) the effects of acquisition method accounting.

“Contract Consideration” shall have the meaning provided in the definition of “Excess Cash Flow.”

“Contractual Requirement” shall have the meaning provided in Section 8.3.

“Converted Restricted Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDA.”

“Converted Unrestricted Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDA.”

“Co-Senior Managing Agents” shall mean (i) BNP Paribas, Deutsche Bank AG New York Branch, MUFG Bank, Ltd., PNC Bank, N.A. and Regions Bank, together with their respective affiliates, as co-senior managing agents for the Lenders under this Agreement and the other Credit Documents and (ii) each “Co-Senior Managing Agent” under any of the Previous Credit Agreements, each in its capacity as such.

“Co-Syndication Agents” shall mean (i) Wells Fargo Securities, LLC, Citibank, N.A., JPMorgan Chase Bank, N.A., Barclays Bank PLC, RBC Capital Markets, LLC, Truist Bank, Capital One, N.A., Goldman Sachs Bank USA, Mizuho Bank, Ltd., Morgan Stanley Senior Funding, Inc. and Sumitomo Mitsui Banking Corporation, together with their respective affiliates, as co-syndication agents for the Lenders under this Agreement and the other Credit Documents and (ii) each “Co-Syndication Agent” under any of the Previous Credit Agreements, each in its capacity as such.

“Covered Entity” shall have the meaning provided in Section 14.21(b).

“Covered Party” shall have the meaning provided in Section 14.21(a).

“Credit Documents” shall mean this Agreement, the Fifth Restatement Agreement, the Guarantees, the Security Documents, each Letter of Credit and any promissory notes issued by the Borrower hereunder, in each case, as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.

“Credit Event” shall mean and include the making (but not the conversion or continuation) of a Loan and the issuance of a Letter of Credit.

“Credit Facilities” shall mean, collectively, each category of Commitments and each extension of credit hereunder.

“Credit Facility” shall mean a category of Commitments and extensions of credit thereunder.

“Credit Party” shall mean the Borrower and the Guarantors.

“Cumulative Consolidated Net Income” shall mean, for any period, Consolidated Net Income for such period, taken as a single accounting period. Cumulative Consolidated Net Income may be a positive or negative amount.

“Cure Amount” shall have the meaning provided in Section 12.

“Cure Expiration Date” shall have the meaning provided in Section 12.

“Cure Right” shall have the meaning provided in Section 12.

“Daily Simple SOFR” shall mean, with respect to any applicable determination date, the SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source).

“Debt Incurrence Prepayment Event” shall mean any issuance or incurrence by the Borrower or any of the Restricted Subsidiaries of (x) any Indebtedness (excluding any Indebtedness permitted to be issued or incurred under Section 10.1 other than Section 10.1(o)(i)), (y) any Refinancing Term Loans and (z) any Refinancing Future Secured Debt.

“Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Default Rate” shall have the meaning provided in Section 2.8(d).

“Default Right” shall have the meaning provided in Section 14.21(b).

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Deferred Net Cash Proceeds” shall have the meaning provided such term in the definition of “Net Cash Proceeds.”

“Deferred Net Cash Proceeds Payment Date” shall have the meaning provided such term in the definition of “Net Cash Proceeds.”

“Designated Jurisdiction” shall mean any country or territory with which dealings are broadly and comprehensively prohibited pursuant to any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Syria, the so-called Donetsk People’s Republic of Ukraine, the so-called Luhansk People’s Republic of Ukraine and the Russian-controlled Kherson and Zaporizhzhia regions of Ukraine).

“Designated Non-Cash Consideration” shall mean the fair market value of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with a Disposition pursuant to Section 10.4(b) or Section 10.4(c) that is designated as Designated Non-Cash Consideration pursuant to a certificate of an Authorized Officer of the Borrower, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of the applicable Disposition).

“Designated Non-Guarantor Subsidiary” shall mean any Restricted Subsidiary of the Borrower that is designated as a Designated Non-Guarantor Subsidiary by the Borrower in a written notice to the Administrative Agent; provided that (a) each of (i) an amount equal to the Borrower’s direct or indirect equity ownership percentage of the net worth of such Restricted Subsidiary immediately prior to such designation (such net worth to be calculated without regard to any guarantee provided by such designated Restricted Subsidiary) and (ii) without duplication of any amount included in the preceding clause (i), the aggregate principal amount of any Indebtedness owed by such designated Restricted Subsidiary to the Borrower or any other Credit Party immediately prior to such designation, shall be deemed to be an Investment by the Borrower, on the date of such designation, in a Restricted Subsidiary that is not a Credit Party, all calculated, except as set forth in the parenthetical to clause (i) above, on a consolidated basis in accordance with GAAP; provided, further, that (1) a Subsidiary as of the Fifth Restatement Effective Date may not rely on Section 10.5(aa) with respect to any Investment made pursuant to the foregoing clause (a) and (2) amounts deemed to be Investments pursuant to the foregoing clause (a) shall no longer be deemed to be Investments upon such Designated Non-Guarantor Subsidiary becoming a Guarantor hereunder and (b) no Event of Default would occur and be continuing immediately after such designation after giving effect thereto on a Pro Forma Basis. The Borrower may, by written notice to the Administrative Agent, re-designate any Designated Non-Guarantor Subsidiary as a Guarantor, and thereafter, such Subsidiary shall no longer constitute a Designated Non-Guarantor Subsidiary, but only if (x) no Event of Default would occur and be continuing immediately after such re-designation and (y) such Subsidiary becomes a party to the Guarantee and Security Documents in order to become a Guarantor and grantor or pledgor, as applicable, thereunder. Restricted Subsidiaries previously designated as Designated Non-Guarantor Subsidiaries prior to the Fifth Restatement Effective Date shall continue to constitute Designated Non-Guarantor Subsidiaries until the Borrower re-designates such Designated Non-Guarantor Subsidiaries as Guarantors in accordance with the terms hereof, except that, as of the Fifth Restatement Effective Date, Columbia Medical Center of Plano Subsidiary, L.P. (“Medical Center of Plano”) shall no longer constitute a Designated Non-Guarantor Subsidiary without any further action by the Borrower; provided that the status of Medical Center of Plano as a Guarantor shall not prohibit or otherwise limit the pending release, pursuant to Section 14.1 of the Fourth Restated Credit Agreement, of the Mortgage previously granted by Medical Center of Plano.

“Disposed EBITDA” shall mean, with respect to (i) any Sold Entity or Business to the extent the aggregate consideration received in connection with such Disposition was at least $150,000,000 (or, at the election of the Borrower, a lesser amount) or (ii) any Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” (and in the component financial definitions used therein) were references to such Sold Entity or Business or to such Converted Unrestricted Subsidiary and its respective Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business or Converted Unrestricted Subsidiary, as the case may be.

“Disposition” shall have the meaning provided in Section 10.4.

“Disqualified Equity Interests” shall mean any Stock or Stock Equivalent which, by its terms (or by the terms of any security or other Stock or Stock Equivalent into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except (i) as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments or (ii) pursuant to any put option with respect to any Stock or Stock Equivalent of a Subsidiary granted in favor of any Facility Syndication Partner in connection with syndications of ambulatory surgery centers, outpatient diagnostic or imaging centers, hospitals or other healthcare businesses operated or conducted by such Subsidiary (collectively, “Syndications”)), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for scheduled payments of dividends in cash (other than, in the case of Stock or Stock Equivalents of a Subsidiary issued to a Facility Syndication Partner in connection with a Syndication or held by a Restricted Subsidiary, periodic distributions of available cash (determined in good faith by the Borrower) to the holders of such class of Stock or Stock Equivalents on a pro rata basis), or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Stock or Stock Equivalent that would constitute Disqualified Equity Interests, in each case, prior to the date that is 180 days after the Final Maturity Date (determined as of the date such Stock or Stock Equivalent was issued).

“Dividends” or “dividends” shall have the meaning provided in Section 10.6.

“Division” has the meaning assigned to such term in Section 1.9.

“Dollar Equivalent” shall mean, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with the Alternative Currency last provided (either by publication or otherwise provided to the Administrative Agent or the Letter of Credit Issuer, as applicable) by the applicable Bloomberg source (or such other publicly available source for displaying exchange rates) on the date that is two Business Days immediately preceding the date of determination (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent of the Letter of Credit Issuer, as applicable, using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent or the Letter of Credit Issuer, as applicable, using any method of determination it deems appropriate in its sole discretion. Any determination by the Administrative Agent or the Letter of Credit Issuer pursuant to clause (b) or (c) above shall be conclusive absent manifest error.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the laws of the United States, any state thereof, or the District of Columbia.

“Drawing” shall have the meaning provided in Section 3.4(b).

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Copy” shall have the meaning provided in Section 14.9.

“EMU” shall mean the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“EMU Legislation” shall mean the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Claims” shall mean any and all actions, suits, orders, decrees, demands, demand letters, claims, liens, notices of noncompliance, violation or potential responsibility or investigation (other than internal reports prepared by the Borrower or any of the Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief relating to the presence, release or threatened release of Hazardous Materials or arising from alleged injury or threat of injury to health or safety (to the extent relating to human exposure to Hazardous Materials), or the environment including ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands.

“Environmental Law” shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the protection of environment, including ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands, or human health or safety (to the extent relating to human exposure to Hazardous Materials), or Hazardous Materials.

“Epic Properties” shall mean Epic Properties, Inc., a Texas corporation.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA as in effect at the Fifth Restatement Effective Date and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) that together with the Borrower would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any Reportable Event with respect to a Plan; (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (e) the incurrence by a Credit Party or any ERISA Affiliate of any liability under Title IV of ERISA (other than premiums due and not delinquent under Section 4007 of ERISA) with respect to the termination of any Plan or by application of Section 4069 of ERISA with respect to any terminated plan; (f) the receipt by a Credit Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice to terminate any Plan or Plans or to appoint a trustee to administer any Plan, or to terminate or to appoint a trustee to administer any plan or plans in respect of which such Credit Party or ERISA Affiliate would be deemed to be an employer under Section 4069 of ERISA; (g) the receipt by a Credit Party or any ERISA Affiliate of any notice that a Multiemployer Plan contributed to by a Credit Party or any ERISA Affiliate is insolvent (within the meaning of Section 4245 of ERISA) or in endangered, critical or critical and declining status (within the meaning of Section 305 of ERISA or Section 432 of the Code); (h) the incurrence by a Credit Party or any ERISA Affiliate of any liability with respect to its withdrawal or partial withdrawal from any Multiemployer Plan; (i) the receipt by a Credit Party or any ERISA Affiliate from a Multiemployer Plan of any notice concerning the imposition of Withdrawal Liability on a Credit Party or ERISA Affiliate; (j) the failure of a Credit Party or any ERISA Affiliate to pay when due, after the expiration of any applicable grace period, any installment payment with respect to any Withdrawal Liability; or (k) the withdrawal of a Credit Party or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EURIBOR” shall have the meaning provided in the definition of “Alternative Currency Term Rate.”

“Euro” and “€” shall mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Event of Default” shall have the meaning provided in Section 11.

“Excess Cash Flow” shall mean, for any period, an amount equal to the excess of

(a) the sum, without duplication, of

(i) Consolidated Net Income for such period,

(ii) an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income,

(iii) an amount equal to the provision for taxes based on income, profits or capital of the Borrower and the Restricted Subsidiaries, including federal, foreign and state franchise, excise and similar taxes and foreign withholding taxes paid or accrued during such period to the extent deducted in arriving at such Consolidated Net Income;

(iv) decreases in Consolidated Working Capital for such period (other than any such decreases arising from acquisitions by the Borrower and the Restricted Subsidiaries completed during such period),

(v) an amount equal to the aggregate net non-cash loss on the sale, lease, transfer or other disposition of assets by the Borrower and the Restricted Subsidiaries during such period (other than sales, leases, transfers or other dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income, and

(vi) cash receipts in respect of Swap Contracts during such fiscal year to the extent not otherwise included in Consolidated Net Income;

over (b) the sum, without duplication, of

(i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and cash charges described in clauses (a) through (f) of the definition of “Consolidated Net Income” and included in arriving at such Consolidated Net Income,

(ii) without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Capital Expenditures made in cash or accrued during such period, except to the extent that such Capital Expenditures were financed with the proceeds of long-term Indebtedness (other than the Revolving Credit Loans, loans under the ABL Facility and intercompany loans),

(iii) the aggregate amount of all principal payments of Indebtedness of the Borrower and the Restricted Subsidiaries (including (A) the principal component of payments in respect of Capitalized Lease Obligations, (B) the amount of any repayment of Term Loans pursuant to Section 2.5 and (C) the amount of a mandatory prepayment of Term Loans pursuant to Section 5.2(a) to the extent required due to a Disposition that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase but excluding (x) all other prepayments of Term Loans and (y) all prepayments of Revolving Credit Loans, Swingline Loans and loans under the ABL Facility) made during such period (other than (A) in respect of any revolving credit facility except to the extent there is an equivalent permanent reduction in commitments thereunder and (B) to the extent financed with the proceeds of other long-term Indebtedness of the Borrower or the Restricted Subsidiaries (other than Revolving Credit Loans and loans under the ABL Facility)),

(iv) an amount equal to the aggregate net non-cash gain on the sale, lease, transfer or other disposition of assets by the Borrower and the Restricted Subsidiaries during such period (other than sales in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,

(v) increases in Consolidated Working Capital and long-term accounts receivable for such period (other than any such increases arising from acquisitions by the Borrower and the Restricted Subsidiaries completed during such period),

(vi) payments by the Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and the Restricted Subsidiaries other than Indebtedness,

(vii) without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the aggregate amount of cash consideration paid by the Borrower and the Restricted Subsidiaries (on a consolidated basis) in connection with Investments (other than Investments in Permitted Investments) (including acquisitions) made during such period, except to the extent that such Investments were financed with the proceeds of long-term Indebtedness of the Borrower and the Restricted Subsidiaries (other than the Revolving Credit Loans, loans under the ABL Facility and intercompany loans),

(viii) the amount of dividends paid during such period (on a consolidated basis) by the Borrower and the Restricted Subsidiaries except to the extent such dividends were financed with the proceeds of long-term Indebtedness of the Borrower or the Restricted Subsidiaries (other than the Revolving Credit Loans, loans under the ABL Facility and intercompany loans),

(ix) the aggregate amount of payments and expenditures actually made by the Borrower and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such payments and expenditures are not expensed during such period,

(x) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and the Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness,

(xi) at the option of the Borrower, and without duplication of amounts deducted from Excess Cash Flow in prior periods, (A) the aggregate consideration required to be paid in cash by the Borrower or any of the Restricted Subsidiaries pursuant to binding contracts, commitments, letters of intent or purchase orders (the “Contract Consideration”), in each case, entered into prior to or during such period and (B) the aggregate amount of cash that is expected to be paid in respect of planned cash expenditures by the Borrower or any of the Restricted Subsidiaries (the “Planned Expenditures”), in the case of each of clauses (A) and (B), relating to Permitted Acquisitions, Capital Expenditures, other Investments (other than Investments in Permitted Investments) or dividends to be consummated or made during a subsequent period; provided that to the extent the aggregate amount of cash actually utilized to finance such Permitted Acquisitions, Capital Expenditures, Investments (other than Investments in Permitted Investments) or dividends during such subsequent period (excluding any cash from the proceeds of long-term Indebtedness of the Borrower or the Restricted Subsidiaries (other than the Revolving Credit Loans, loans under the ABL Facility and intercompany loans)) is less than the Contract Consideration and Planned Expenditures, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such subsequent period,

(xii) the amount of taxes (including penalties and interest) paid in cash in such period,

(xiii) cash expenditures in respect of Swap Contracts during such fiscal year to the extent not deducted in arriving at such Consolidated Net Income, and

(xiv) cash payments during such period of non-cash charges included in the calculation of Consolidated Net Income in any prior period.

“Excluded Contribution” shall mean net cash proceeds, the fair market value of marketable securities, or the fair market value of assets that are used or useful in, or Stock of any Person engaged in, a Similar Business received by the Borrower from (i) contributions to its common equity capital, and (ii) the sale (other than to a Subsidiary or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Borrower) of Stock (other than Disqualified Equity Interests) of the Borrower, in each case designated as Excluded Contributions pursuant to an officer’s certificate executed by any Authorized Officer of the Borrower on the date such capital contributions are made or the date such Stock is sold, as the case may be, which are excluded from the calculation set forth in Applicable Amount and were not included in the Cure Amount.

“Excluded Stock and Stock Equivalents” shall mean (i) any Stock or Stock Equivalents subject to a Lien permitted by Section 10.2(h) or 10.2(i), (ii) any Stock or Stock Equivalents with respect to which, in the reasonable judgment of the Collateral Agent (confirmed in writing by notice to the Borrower), the cost or other consequences (including any adverse tax consequences) of doing so shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (iii) solely in the case of any pledge of Stock and Stock Equivalents of any Foreign Subsidiary to secure the Obligations, any Stock or Stock Equivalents of any class of such Foreign Subsidiary in excess of 65% of the outstanding Stock or Stock Equivalents of such class (such percentage to be adjusted upon any Change in Law as may be required to avoid adverse U.S. federal income tax consequences to the Borrower or any Subsidiary), (iv) any Stock or Stock Equivalents to the extent the pledge thereof would violate any applicable Requirement of Law, (v) in the case of Stock or Stock Equivalents of any Subsidiary that is not wholly-owned by the Borrower and its Subsidiaries at the time such Subsidiary becomes a Subsidiary, any Stock or Stock Equivalents of such Subsidiary to the extent (A) that a pledge thereof to secure the Obligations is prohibited by any applicable Contractual Requirement (other than customary non-assignment provisions which are ineffective under the Uniform Commercial Code or other applicable law), (B) any Contractual Requirement prohibits such a pledge without the consent of any other party; provided that this clause (B) shall not apply if (I) such other party is a Credit Party or wholly-owned Subsidiary or (II) such consent has been obtained (it being understood that the foregoing shall not be deemed to obligate the Borrower or any Subsidiary to obtain any such consent) and for so long as such Contractual Requirement or replacement or renewal thereof is in effect, (C) a pledge thereof to secure the Obligations would give any other party (other than a Credit Party or wholly-owned Subsidiary) to any contract, agreement, instrument or indenture governing such Stock or Stock Equivalents the right to terminate its obligations thereunder (other than customary non-assignment provisions which are ineffective under the Uniform Commercial Code or other applicable law) or (D) a pledge thereof to secure the Obligations would violate such Subsidiary’s organizational or joint venture documents that is binding on or relating to such Stock and Stock Equivalents after giving effect to the applicable law, (vi) any Stock or Stock Equivalents of any Subsidiary to the extent that (A) the pledge of such Stock or Stock Equivalents would result in adverse tax consequences to the Borrower or any Subsidiary as reasonably determined by the Borrower and (B) such Stock or Stock Equivalents have been identified in writing to the Collateral Agent by an Authorized Officer of the Borrower and (vii) the Stock and Stock Equivalents of any Immaterial Subsidiary except to the extent a security interest can be perfected with the filing of a UCC-1 financing statement.

“Excluded Subsidiary” shall mean (a) (i) each Domestic Subsidiary listed on Schedule 1.1(c) and (ii) each Domestic Subsidiary for so long as any such Subsidiary does not (on a consolidated basis with its Restricted Subsidiaries), have property, plant and equipment with a book value in excess of $50,000,000 or a contribution to Consolidated EBITDA for any four fiscal quarter period that includes any date on or after the Fifth Restatement Effective Date in excess of $50,000,000, (b) each Domestic Subsidiary that is not a wholly-owned Subsidiary on any date such Subsidiary would otherwise be required to become a Guarantor pursuant to the requirements of Section 9.11 (for so long as such Subsidiary remains a non-wholly-owned Restricted Subsidiary), (c) each Domestic Subsidiary that is prohibited by any applicable Contractual Requirement or Requirement of Law from guaranteeing or granting Liens to secure the Obligations at the time such Subsidiary becomes a Restricted Subsidiary (and for so long as such restriction or any replacement or renewal thereof is in effect), (d) each Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary, (e) each other Domestic Subsidiary acquired pursuant to a Permitted Acquisition or Investment not prohibited hereby financed with secured Indebtedness incurred pursuant to Section 10.1(j) or Section 10.1(k) and permitted by the proviso to subclause (y) of such Sections and each Restricted Subsidiary thereof that guarantees such Indebtedness to the extent and so long as the financing documentation relating to such Permitted Acquisition or Investment not prohibited hereby to which such Restricted Subsidiary is a party prohibits such Restricted Subsidiary from guaranteeing, or granting a Lien on any of its assets to secure, the Obligations, (f) any other Domestic Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrower), the cost or other consequences (including any adverse tax consequences) of providing a Guarantee of the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (g) each Unrestricted Subsidiary, (h) each 1993 Indenture Restricted Subsidiary for so long as the 1993 Indenture is in effect and such Subsidiary is a “Restricted Subsidiary” under the 1993 Indenture, (i) each ABL Entity, (j) any Designated Non-Guarantor Subsidiary, (k) HCA Health Services of New Hampshire, Inc., a New Hampshire corporation, (l) any Subsidiary that is (or, if it were a Credit Party, would be) an “investment company” under the Investment Company Act of 1940, as amended and (m) any not-for profit Subsidiaries, captive insurance companies, captive risk retention subsidiaries, special purpose securitization vehicle or other special purpose subsidiaries, or any broker dealer or trust companies.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, at any time, any Swap Obligation under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act, if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 23 of the Guarantee and any other “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Credit Parties) at the time the Guarantee of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps that are or would be rendered illegal due to such Guarantee or security interest.

“Excluded Taxes” shall mean, with respect to any Agent or any Lender, (a) net income taxes, franchise and branch profits Taxes (imposed in lieu of net income Taxes) imposed, in each case, on such Agent or Lender by any jurisdiction (i) as a result of such Agent or Lender being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office locating in, such jurisdiction or (ii) as a result of any other current or former connection between such Agent or Lender and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising from such Agent or Lender having executed, delivered or performed its obligations or received a payment under, or having been a party to, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced, this Agreement or any other Credit Document or sold or assigned an interest in any Loan or Credit Document), (b) in the case of a Non-U.S. Lender, any U.S. federal withholding Tax that is imposed on amounts payable to such Non-U.S. Lender under the law in effect on the date (i) such Non-U.S. Lender becomes a party to this Agreement (provided that this clause (i) shall not apply to an assignment to a Non-U.S. Lender pursuant to a request by the Borrower under Section 14.7) or (ii) designates a new lending office, except, in each case, to the extent such Non-U.S. Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts from the Borrower or any other Credit Party with respect to such withholding Tax pursuant to Section 5.4, (c) any Tax to the extent attributable to such Lender’s failure to comply with Section 5.4(d); and (d) any Taxes imposed pursuant to FATCA.

“Existing Class” shall have the meaning provided in Section 2.14(f)(i).

“Existing First Lien Notes” shall mean the notes as set forth on Schedule 1.1(d).

“Existing Letters of Credit” shall mean all Letters of Credit outstanding under the Fourth Restated Credit Agreement on the Fifth Restatement Effective Date and shall in any event include amendments, extensions and renewals thereof. Existing Letters of Credit as of the Fifth Restatement Effective Date are listed on Schedule 1.1(h).

“Extended Repayment Date” shall have the meaning provided in Section 2.5(d).

“Extended Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(d).

“Extended Term Loans” shall have the meaning provided in Section 2.14(f)(i).

“Extending Lender” shall have the meaning provided in Section 2.14(f)(ii).

“Extension Amendment” shall have the meaning provided in Section 2.14(f)(iii).

“Extension Election” shall have the meaning provided in Section 2.14(f)(ii).

“Extension Request” shall have the meaning provided in Section 2.14(f)(i).

“Extension Series” shall mean all Extended Term Loans that are established pursuant to the same Extension Amendment or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Term Loans provided for therein are intended to be a part of any previously established Extension Series (to the extent permitted by Section 2.14(f)) and that provide for the same interest margins, extension fees and amortization schedule.

“Facility Syndication Partners” shall mean, with respect to any Subsidiary, a Physician or employee performing services with respect to a facility operated by such Subsidiary or a not-for-profit entity.

“FATCA” shall mean Sections 1471 through 1474 of the Code as of the date hereof (and any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future Treasury regulations or official administrative interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code as of the date of hereof (or any amended or successor version described above), and any intergovernmental agreements (or related legislation or official administrative rules or pronouncements) implementing the foregoing.

“FCPA” shall have the meaning provided in Section 8.18.

“Federal Funds Rate” shall mean, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fees” shall mean all amounts payable pursuant to, or referred to in, Section 4.1.

“Fifth Restated Credit Agreement” shall have the meaning provided in the preamble.

“Fifth Restatement Agreement” shall mean the Restatement Agreement, dated as of January 4, 2023 by and among the Credit Parties, the Administrative Agent and the other parties thereto.

“Fifth Restatement Effective Date” shall mean January 4, 2023.

“Final Maturity Date” shall mean, on any date of determination, the later of (x) the final maturity date of any then outstanding Class of Term Loans and (y) the scheduled termination date of any then outstanding Class of Commitments.

“First Lien Intercreditor Agreement” shall mean (i) the First Lien Intercreditor Agreement, dated as of April 22, 2009 among the Administrative Agent, the Collateral Agent and the representatives for purposes thereof for any other First Lien Secured Parties, as supplemented prior to the Fifth Restatement Effective Date and as the same may be further amended, supplemented, restated, modified, or waived from time to time in accordance with the terms thereof or (ii) a pari passu intercreditor agreement substantially in the form of the intercreditor agreement described in clause (i) hereof with such changes thereto as may be mutually agreed between the Administrative Agent and the Borrower and as the same may be further amended, supplemented, restated, modified, or waived from time to time in accordance with the terms thereof.

“First Lien Obligations” shall mean the Obligations and the Future Secured Debt Obligations (other than any Future Secured Debt Obligations that are secured by a Lien ranking junior to the Lien securing the Obligations), collectively.

“First Lien Secured Parties” shall mean the Secured Parties and the Future Secured Debt Secured Parties and any representative on their behalf for such purposes, collectively (other than the holders (and any such representative on their behalf) of any Future Secured Debt Obligations that are secured by a Lien ranking junior to the Lien securing the Obligations).

“First Restated Credit Agreement” shall have the meaning provided in the preamble.

“First Restatement Agreement” shall mean the Restatement Agreement, dated as of May 4, 2011 by and among the Credit Parties, the Administrative Agent and the other parties thereto.

“First Restatement Effective Date” shall mean May 4, 2011.

“Fitch” shall mean Fitch Ratings, Inc. or any successor by merger or consolidation to its business.

“Flood Insurance Laws” shall have the meaning provided in Section 6.6.

“Foreign Asset Sale” shall have the meaning provided in Section 5.2(h)(i).

“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by the Borrower or any of its Subsidiaries with respect to employees employed outside the United States.

“Foreign Subsidiary” shall mean each Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Fourth Restated Credit Agreement” shall have the meaning provided in the preamble.

“Fourth Restatement Agreement” shall mean the Restatement Agreement, dated as of June 30, 2021 by and among the Credit Parties, the Administrative Agent and the other parties thereto.

“Fourth Restatement Effective Date” shall mean June 30, 2021.

“Free and Clear Amount” shall mean, at any time, an amount calculated on a Pro Forma Basis, if positive, equal to: (A) the greater of (I) $3,000,000,000 and (II) 30% of Consolidated EBITDA for the most recent Test Period for which Section 9.1 Financials have been delivered as of such time plus (B) the sum of (i) the aggregate principal amount of all voluntary prepayments or repurchases of Tranche A Term Loans and Tranche B Term Loans funded on the Fourth Restatement Effective Date, reductions in the Revolving Credit Commitments outstanding on the Fifth Restatement Effective Date (except, in each case, to the extent such repurchase, prepayment or reduction is (x) funded with proceeds of long-term Indebtedness or (y) in the case of such Revolving Credit Commitments, is in connection with the replacement of such Revolving Credit Commitments with new revolving credit commitments (such long-term Indebtedness and new revolving credit commitments in connection with a refinancing or replacement described in this clause (B) that resulted in the Indebtedness or commitments being refinanced or replaced, as applicable, being excluded as an increase to the Free and Clear Amount, “Refinanced Amounts”)) and (ii) the aggregate principal amount of all voluntary prepayments, repurchases, redemptions or other retirements of term loans and debt securities and reductions in the amount of revolving credit commitments, in each case, to the extent that any of the foregoing (x) were incurred in reliance on the Free and Clear Amount or (y) refinanced or replaced, as applicable, Refinanced Amounts (except to the extent such foregoing prepayments, repurchases, redemptions or other retirements of term loans and debt securities and reductions of revolving credit commitments were refinanced or replaced, as applicable with Refinanced Amounts) minus (C) without duplication, the aggregate principal amount of Indebtedness incurred and revolving credit commitments established in reliance on the Free and Clear Amount (other than Indebtedness and commitments in respect of any Permitted Receivables Financing, except to the extent such Indebtedness or commitments remain outstanding at such time).

“Frist Shareholders” shall mean (i) Thomas F. Frist, Jr. and any executor, administrator, guardian, conservator or similar legal representative thereof, (ii) any member of the immediate family of Thomas F. Frist, Jr., (iii) any Person directly or indirectly controlled by one or more of the immediate family members of Thomas F. Frist, Jr., (iv) any Person acting as agent for any Person described in clauses (i) through (iii) hereof and (v) the HCA Healthcare Foundation so long as a majority of the members of its board of directors consist of (a) Frist Shareholders, (b) members of the Board of Directors of Holdings, (c) Management Investors and/or (d) any other member of management of the Borrower.

“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, (a) with respect to any Letter of Credit Issuer, such Defaulting Lender’s Revolving Credit Commitment Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“Fronting Fee” shall have the meaning provided in Section 4.1(c).

“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Debt” shall mean all indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of the Borrower or any Restricted Subsidiary, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all amounts of Funded Debt required to be paid or prepaid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.

“Future Secured Debt” shall mean the Existing First Lien Notes and any senior secured notes or other secured Indebtedness (which notes or other Indebtedness may either be secured by Liens ranking pari passu with, or junior to, the Liens securing the Obligations), including revolving Indebtedness, in each case issued by the Borrower or a Guarantor (including any such Indebtedness of a Person that becomes a Guarantor in connection with a Permitted Acquisition or Investment not prohibited hereby to the extent the Borrower elects to secure such Indebtedness by a Lien on the assets of the Borrower and the Guarantors), so long as (a) after giving effect to the incurrence of such Future Secured Debt (or the granting of such Liens) the aggregate amount of Scheduled Inside Payments does not exceed the Permitted Scheduled Inside Payment Amount, (b) (i) if such Future Secured Debt includes any mandatory prepayment event that is not included for the benefit of the Tranche A Term Loan Lenders in this Agreement, then such additional mandatory prepayment may only apply after the Tranche A Term Loan Maturity Date unless the Required Tranche A Term Loan Lenders otherwise consent and (ii) if such Future Secured Debt includes any financial covenant that is more favorable to the creditors providing such Future Secured Debt than the financial covenant in Section 10.8 of this Agreement, then such more favorable financial covenant may only apply after the Tranche A Term Loan Maturity Date and the Revolving Credit Maturity Date unless the Required Pro Rata Lenders otherwise consent, and (c) of which no Subsidiary of the Borrower (other than a Guarantor) is an obligor and which are not secured by any collateral other than the Collateral.

“Future Secured Debt Documents” shall mean any document or instrument issued or executed and delivered with respect to any Future Secured Debt by any Credit Party.

“Future Secured Debt Obligations” shall mean all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Future Secured Debt Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Future Secured Debt Secured Parties” shall mean the holders from time to time of the Future Secured Debt Obligations.

“GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if there occurs after the Fifth Restatement Effective Date any change in GAAP that affects in any respect the calculation of any covenant contained in Section 10, the Lenders and the Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the Borrower after such change in GAAP conform as nearly as possible to their respective positions as of the Fifth Restatement Effective Date and, until any such amendments have been agreed upon, the covenants in Section 10 shall be calculated as if no such change in GAAP has occurred.

“General Intercreditor Agreement” shall mean one or more intercreditor agreements, in form reasonably satisfactory to the Collateral Agent and the Borrower, among the Collateral Agent and the trustee, agent or other representative for the holders of Indebtedness that is secured by Liens that are intended to be subordinated to the Liens securing the First Lien Obligations.

“Governmental Authority” shall mean any nation, sovereign or government, any state, province, territory or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including a central bank or stock exchange.

“Guarantee” shall mean (a) the Amended and Restated Guarantee, dated as of the Second Restatement Effective Date, made by the Borrower and each Guarantor in favor of the Administrative Agent for the benefit of the Secured Parties, and (b) any other guarantee of the Obligations made by a Restricted Subsidiary that is a Domestic Subsidiary in form and substance reasonably acceptable to the Administrative Agent, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Guarantee Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Fifth Restatement Effective Date or entered into in connection with any acquisition or disposition of assets not prohibited under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guarantors” shall mean (a) each Domestic Subsidiary that was party to the Guarantee on the Fifth Restatement Effective Date, (b) each Domestic Subsidiary that became or becomes a party to the Guarantee after the Fifth Restatement Effective Date pursuant to Section 9.11 or otherwise and (c) with respect to (i) Obligations owing by any Credit Party or any Subsidiary of a Credit Party (other than the Borrower) under any Hedge Agreement or any Cash Management Agreement and (ii) the payment and performance by each Specified Credit Party of its obligations under its Guarantee with respect to all Swap Obligations, the Borrower.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, which is prohibited, limited or regulated by any Environmental Law.

“HCA” shall have the meaning provided in the preamble to this Agreement.

“HCI” shall mean Health Care Indemnity, Inc., an insurance company formed under the laws of the State of Colorado.

“Healthtrust” shall mean Healthtrust, Inc. — The Hospital Company, a Delaware corporation, and its successors and assigns.

“Hedge Agreements” shall mean interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, cross-currency rate swap agreements, currency future or option contracts, commodity price protection agreements or other commodity price hedging agreements, and other similar agreements entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business (and not for speculative purposes) for the principal purpose of protecting the Borrower or any of the Restricted Subsidiaries against fluctuations in interest rates, currency exchange rates or commodity prices.

“Hedge Bank” shall mean any Person that either (x) at the time it enters into a Secured Hedge Agreement or (y) on the Fifth Restatement Effective Date, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Secured Hedge Agreement.

“HIPAA” shall have the meaning provided in Section 9.2.

“Historical Financial Statements” shall mean the audited consolidated balance sheets of Holdings as of December 31, 2021 and the audited consolidated statements of income, stockholders’ equity and cash flows of Holdings for the fiscal year ended on December 31, 2021.

“Holdings” shall mean HCA Healthcare, Inc., a Delaware corporation, and its successors.

“Immaterial Subsidiary” shall mean any Restricted Subsidiary other than a Material Subsidiary.

“Increased Amount” shall have the meaning provided in Section 10.2(s).

“Increased Amount Date” shall have the meaning provided in Section 2.14(a).

“Indebtedness” of any Person shall mean (a) all indebtedness of such Person for borrowed money, (b) representing the deferred and unpaid balance of the purchase price of any property that in accordance with GAAP would be included as a liability on the balance sheet (excluding the footnotes thereto) of such Person, (c) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (d) all Indebtedness of any other Person secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (e) the principal component of all Capitalized Lease Obligations of such Person, (f) all obligations of such Person under interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity price protection agreements or other commodity price hedging agreements and other similar agreements, (g) all obligations of such Person in respect of Disqualified Equity Interests and (h) without duplication, all Guarantee Obligations of such Person in respect of Indebtedness described in subclauses (a) through (g) hereof; provided that Indebtedness shall not include (i) trade payables, accrued expenses or similar obligation to a trade creditor, (ii) deferred or prepaid revenue, (iii) any earn-out or holdback obligations until, after 30 days of becoming due and payable, has not been paid and such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, (iv) all intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any roll over or extensions of terms) and other intercompany liabilities arising from their cash management, tax, and accounting operations, in each case, incurred in the ordinary course of business and (v) Indebtedness resulting from substantially concurrent interim transfers of creditor positions with respect to intercompany Indebtedness.

“indemnified liabilities” shall have the meaning provided in Section 14.5.

“Indemnified Taxes” shall mean (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in (a), all Other Taxes.

“Insurance Subsidiary” shall mean any Subsidiary that is an insurance company formed in accordance with applicable law, including HCI and Park View.

“Intercreditor Agreements” shall mean the First Lien Intercreditor Agreement, the Receivables Intercreditor Agreement and the General Intercreditor Agreement.

“Interest Period” shall mean, with respect to any Term Loan or Revolving Credit Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.

“Investment” shall mean, for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of Stock, Stock Equivalents (or any other capital contribution), bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit or capital contribution to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person), but excluding any such advance, loan or extension of credit having a term not exceeding 364 days (inclusive of any rollover or extension of terms) and other intercompany liabilities arising from their cash management, tax, and accounting operations, in each case, arising in the ordinary course of business; (c) the entering into of any guarantee of, or other contingent obligation with respect to, Indebtedness; or (d) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person; provided that, in the event that any Investment is made by the Borrower or any Restricted Subsidiary in any Person through substantially concurrent interim transfers of any amount through one or more other Restricted Subsidiaries, then such other substantially concurrent interim transfers shall be disregarded for purposes of Section 10.5.

“Investors” shall mean the Management Investors and the Frist Shareholders.

“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” shall mean with respect to any Letter of Credit, the Letter of Credit Request, and any other document, agreement and instrument entered into by the Letter of Credit Issuer and the Borrower (or any Restricted Subsidiary) or in favor of the Letter of Credit Issuer and relating to such Letter of Credit.

“Joinder Agreement” shall mean an agreement entered into pursuant to Section 2.14 in form reasonably satisfactory to the Borrower and the Administrative Agent.

“Joint Lead Arrangers and Bookrunners” shall mean (i) Bank of America, N.A., Wells Fargo Securities, LLC, Citibank, N.A., JPMorgan Chase Bank, N.A., Barclays Bank PLC, RBC Capital Markets, LLC, Truist Securities, Inc., Capital One, N.A., Goldman Sachs Bank USA, Mizuho Bank, Ltd., Morgan Stanley Senior Funding, Inc. and Sumitomo Mitsui Banking Corporation, (ii) each “Joint Lead Arranger and Bookrunner” under any of the Previous Credit Agreements, each in its capacity as such, and (iii) with respect to any New Revolving Credit Commitments, New Term Loans or Extended Term Loans, the Persons named as such in the applicable Joinder Agreement or Extension Amendment, as applicable.

“Judgment Currency” shall have the meaning provided in Section 14.19.

“JV Distribution Amount” shall mean, at any time, the aggregate amount of cash distributed to the Borrower or any Restricted Subsidiary by any joint venture that is not a Subsidiary (regardless of the form of legal entity) since the Closing Date and prior to such time (without duplication of any amount treated as a reduction in the outstanding amount of Investments by the Borrower or any Restricted Subsidiary pursuant to clause (d), (i) or (v) of Section 10.5) and only to the extent that neither the Borrower nor any Restricted Subsidiary is under any obligation to repay such amount to such joint venture.

“L/C Borrowing” shall mean an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing. All L/C Borrowings shall be denominated in Dollars.

“L/C Maturity Date” shall mean the date that is five Business Days prior to the Revolving Credit Maturity Date.

“L/C Obligations” shall mean, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unpaid Drawings, including all L/C Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Participant” shall have the meaning provided in Section 3.3(a).

“L/C Participation” shall have the meaning provided in Section 3.3(a).

“LCT Election” shall have the meaning provided in Section 1.8.

“LCT Test Date” shall have the meaning provided in Section 1.8.

“Lender” shall have the meaning provided in the preamble to this Agreement and shall include each Lender under the Fourth Restated Credit Agreement.

“Lender Default” shall mean (a) the failure (which has not been cured) of a Lender to make available its portion of any Borrowing or to fund its portion of any unreimbursed payment under Section 3.3 within two Business Days of the date required to be funded by it hereunder or (b) a Lender having notified the Administrative Agent and/or the Borrower that it does not intend to comply with the obligations under Section 2.1(a), 2.1(b), 2.1(d) or 3.3, in the case of either clause (a) or (b) above or (c) a Lender becoming the subject of a bankruptcy or insolvency proceeding or a Bail-In Action; provided that a Lender Default shall not result solely by virtue of any control of or ownership interest, or the acquisition of any ownership interest, in such Lender or the exercise of control over such Person by a governmental authority or instrumentality thereof if and for so long as such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such governmental authority or instrumentality) to reject, repudiate, disavow or disaffirm obligations such as those under this Agreement.

“Letter of Credit” shall have the meaning provided in Section 3.1(a) and shall include the Existing Letters of Credit.

“Letter of Credit Commitment” shall mean $500,000,000, as the same may be reduced from time to time pursuant to Section 3.1.

“Letter of Credit Exposure” shall mean, with respect to any Lender, at any time, the sum of (a) the Dollar Equivalent amount of the principal amount of any Unpaid Drawings in respect of which such Lender has made (or is required to have made) payments to the Letter of Credit Issuer pursuant to Section 3.4(a) at such time and (b) such Lender’s Revolving Credit Commitment Percentage of the Letters of Credit Outstanding at such time (excluding the portion thereof consisting of Unpaid Drawings in respect of which the Lenders have made (or are required to have made) payments to the Letter of Credit Issuer pursuant to Section 3.4(a)).

“Letter of Credit Fee” shall have the meaning provided in Section 4.1(b).

“Letter of Credit Issuer” shall mean each of Bank of America, JPMorgan Chase Bank, N.A. and Citibank, N.A. and any replacement or successor to any of them pursuant to Section 3.6. Any Letter of Credit Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Letter of Credit Issuer, and in each such case the term “Letter of Credit Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. In the event that there is more than one Letter of Credit Issuer at any time, references herein and in the other Credit Documents to the Letter of Credit Issuer shall be deemed to refer to the Letter of Credit Issuer in respect of the applicable Letter of Credit or to all Letter of Credit Issuers, as the context requires.

“Letter of Credit Request” shall have the meaning provided in Section 3.2(a).

“Letter of Credit Sublimit” shall mean, as to any Letter of Credit Issuer, the amount set forth under the heading “Letter of Credit Sublimit” on Schedule A to the Fifth Restatement Agreement or, in the case of a Letter of Credit Issuer that becomes a Letter of Credit Issuer after the Fifth Restatement Effective Date, the amount notified in writing to the Administrative Agent by the Borrower and such Letter of Credit Issuer; provided that the Letter of Credit Sublimit of any Letter of Credit Issuer may be increased or decreased if agreed in writing between the Borrower and such Letter of Credit Issuer (each acting in its sole discretion) and notified in writing to the Administrative Agent by such Persons.

“Letters of Credit Outstanding” shall mean, at any time, the sum of, without duplication, (a) the aggregate Stated Amount of all outstanding Letters of Credit and (b) the aggregate Dollar Equivalent amount of the principal amount of all Unpaid Drawings in respect of all Letters of Credit.

“Level I Status” shall mean, on any date, the circumstance that the Consolidated Total Debt to Consolidated EBITDA Ratio is greater than or equal to 5.50 to 1.00 as of such date.

“Level II Status” shall mean, on any date, the circumstance that Level I Status does not exist and the Consolidated Total Debt to Consolidated EBITDA Ratio is greater than or equal to 5.00 to 1.00 as of such date.

“Level III Status” shall mean, on any date, the circumstance that neither Level I Status nor Level II Status exists and the Consolidated Total Debt to Consolidated EBITDA Ratio is greater than or equal to 4.50 to 1.00 as of such date.

“Level IV Status” shall mean, on any date, the circumstance that neither Level I Status, Level II Status nor Level III Status exists and the Consolidated Total Debt to Consolidated EBITDA Ratio is greater than or equal to 2.00 to 1.00 as of such date.

“Level V Status” shall mean, on any date, the circumstance that the Consolidated Total Debt to Consolidated EBITDA Ratio is less than 2.00 to 1.00 as of such date.

“Lien” shall mean any mortgage, pledge, security interest, hypothecation, assignment, lien (statutory or other) or similar encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

“Limited Condition Transaction” shall mean (a) any acquisition (including by way of merger), Investment, Disposition, Dividend requiring declaration (as determined by Borrower) or other transaction that Borrower or one or more of the Restricted Subsidiaries not prohibited under this Agreement and whose consummation is not conditioned on the availability of, or on obtaining, third party financing (or, if such a condition does exist, the Borrower or any Restricted Subsidiary, as applicable, would be required to pay any fee, liquidated damages or other amount or be subject to any indemnity, claim or other liability as a result of such third party financing not having been available or obtained) and/or (b) any prepayment, repurchase or redemption of Indebtedness requiring irrevocable notice in advance of such prepayment, repurchase or redemption.

“Loan” shall mean any Revolving Credit Loan, Swingline Loan, Term Loan, New Revolving Loan or Replacement Revolving Credit Loan made by any Lender hereunder.

“Management Investors” shall mean the directors, management officers and employees of the Borrower and its Subsidiaries on the Fifth Restatement Effective Date.

“Mandatory Borrowing” shall have the meaning provided in Section 2.1(d).

“Master Agreement” shall have the meaning provided in the definition of “Swap Contract.”

“Material Adverse Effect” shall mean a circumstance or condition affecting the business, assets, operations, properties or financial condition of the Borrower and the Subsidiaries, taken as a whole, that would materially adversely affect (a) the ability of the Borrower and the other Credit Parties, taken as a whole, to perform their payment obligations under this Agreement or any of the other Credit Documents or (b) the rights and remedies of the Administrative Agent and the Lenders under this Agreement or any of the other Credit Documents.

“Material Subsidiary” shall mean, at any date of determination, (i) each Restricted Subsidiary of the Borrower (a) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 9.1 Financials have been delivered were equal to or greater than 1% of the consolidated total assets of the Borrower and the Restricted Subsidiaries at such date or (b) whose revenues during such Test Period were equal to or greater than 1% of the consolidated revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP and (ii) solely for purposes of Sections 11.5, 11.7, 11.8 and 11.9, each other Restricted Subsidiary that is the subject of an Event of Default under one or more of such Sections and that, when such Restricted Subsidiary’s total assets and revenues are aggregated with the total assets or revenues, as applicable, of each other Restricted Subsidiary that is the subject of an Event of Default under one or more of such Sections, would constitute a Material Subsidiary under clause (i) above using a 4% threshold in replacement of the 1% threshold in such clause (i).

“Maturity Date” shall mean the Tranche A Term Loan Maturity Date, the Tranche B Term Loan Maturity Date or the Revolving Credit Maturity Date.

“Minimum Borrowing Amount” shall mean (a) with respect to a Borrowing of Term SOFR Loans denominated in Dollars, $10,000,000 (or, if less, the entire remaining unfunded Commitments under the applicable Credit Facility at the time of such Borrowing), (b) with respect to a Borrowing of ABR Loans (other than Swingline Loans), $1,000,000 (or, if less, the entire remaining unfunded Commitments under the applicable Credit Facility at the time of such Borrowing), (c) with respect to a Borrowing of Revolving Credit Loans denominated in Sterling, £5,000,000 (or, if less, the Available Commitments at the time of such Borrowing) and (d) with respect to a Borrowing of Revolving Credit Loans denominated in Euro, €10,000,000 (or, if less, the Available Commitments at the time of such Borrowing).

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Mortgage” shall mean a Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing or other security document entered into by the owner of a Mortgaged Property and the Collateral Agent in respect of that Mortgaged Property to secure the Obligations, in customary form but no more restrictive from the perspective of Borrower and its Restricted Subsidiaries than the form of mortgages delivered under the Original Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Mortgage Amendment” shall have the meaning provided in Section 9.14(e)(ii)(1).

“Mortgaged Property” shall mean, initially, each parcel of real estate and the improvements thereto owned by a Credit Party and identified on Schedule 1.1(e), and includes each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 9.14.

“Multicurrency Exposure” shall mean, for any Revolving Credit Lender at any date, the sum of (a) the aggregate Dollar Equivalent amount of the principal amount of Revolving Credit Loans denominated in Alternative Currencies of such Lender then outstanding, and (b) such Lender’s Letter of Credit Exposure in respect of Letters of Credit denominated in Alternative Currencies at such time.

“Multicurrency Sublimit” shall mean, at any date, the lesser of (x) $400,000,000 and (y) the Total Revolving Credit Commitment at such date.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” shall mean, with respect to any Prepayment Event, (a) the gross cash proceeds (including payments from time to time in respect of installment obligations, if applicable) received by or on behalf of the Borrower or any of the Restricted Subsidiaries in respect of such Prepayment Event, as the case may be, less (b) the sum of:

(i) the amount, if any, of all taxes paid or estimated to be payable by the Borrower or any of the Restricted Subsidiaries in connection with such Prepayment Event,

(ii) the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) associated with the assets that are the subject of such Prepayment Event and (y) retained by the Borrower or any of the Restricted Subsidiaries; provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such a Prepayment Event occurring on the date of such reduction,

(iii) the amount of any Indebtedness secured by a Lien on the assets that are the subject of such Prepayment Event to the extent that the instrument creating or evidencing such Indebtedness requires that such Indebtedness be repaid upon consummation of such Prepayment Event (except that Net Cash Proceeds from an Asset Sale Prepayment Event shall not be reduced as a result of any repayment of any Indebtedness secured by a Lien ranking junior to the Liens securing the Obligations or First Lien Obligations),

(iv) in the case of any Asset Sale Prepayment Event or Casualty Event, the amount of any proceeds of such Prepayment Event that the Borrower or any Restricted Subsidiary has reinvested (or intends to reinvest within the Reinvestment Period or has entered into a binding commitment prior to the last day of the Reinvestment Period to reinvest) in the business of the Borrower or any of the Restricted Subsidiaries (subject to Section 9.14); provided that any portion of such proceeds that has not been so reinvested within such Reinvestment Period (with respect to such Prepayment Event, the “Deferred Net Cash Proceeds”) shall, unless the Borrower or a Restricted Subsidiary has entered into a binding commitment or letter of intent (to the extent such letter of intent remains effective) prior to the last day of such Reinvestment Period to reinvest such proceeds, (x) be deemed to be Net Cash Proceeds of an Asset Sale Prepayment Event or Casualty Event occurring on the last day of such Reinvestment Period or, if later, 180 days after the date the Borrower or such Restricted Subsidiary has entered into such binding commitment or letter of intent (to the extent such letter of intent remains effective), as applicable (such last day or 180th day, as applicable, the “Deferred Net Cash Proceeds Payment Date”), and (y) be applied to the repayment of Term Loans in accordance with Section 5.2(a)(i),

(v) [reserved],

(vi) in the case of any Asset Sale Prepayment Event or Casualty Event by a non-wholly-owned Restricted Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (vi)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a wholly-owned Restricted Subsidiary as a result thereof, and

(vii) reasonable and customary fees paid by the Borrower or a Restricted Subsidiary in connection with any of the foregoing, in each case only to the extent not already deducted in arriving at the amount referred to in clause (a) above.

“New Loan Commitments” shall have the meaning provided in Section 2.14(a)(y).

“New Repayment Date” shall have the meaning provided in Section 2.5(d).

“New Revolving Credit Commitments” shall have the meaning provided in Section 2.14(a)(y).

“New Revolving Loan” shall have the meaning provided in Section 2.14(b)(i)(b).

“New Revolving Loan Lender” shall have the meaning provided in Section 2.14(b)(i)(a).

“New Term Loan” shall have the meaning provided in Section 2.14(c)(i).

“New Term Loan Commitments” shall have the meaning provided in Section 2.14(a)(x).

“New Term Loan Lender” shall have the meaning provided in Section 2.14(c)(i).

“New Term Loan Maturity Date” shall mean the date on which a New Term Loan matures.

“New Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(d).

“Non-Cash Charges” shall mean (a) losses on asset sales, disposals or abandonments, (b) any impairment charge or asset write-off related to intangible assets (including goodwill), long-lived assets, and investments in debt and equity securities pursuant to GAAP, (c) all losses from investments recorded using the equity method, (d) stock-based awards compensation expense, including any such charges arising from stock options, restricted stock grants or other equity incentive grants, and (e) other non-cash charges (provided that if any non-cash charges referred to in this clause (e) represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent).

“Non-Consenting Lender” shall have the meaning provided in Section 14.7(b).

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Non-Extension Notice Date” shall have the meaning provided in Section 3.2(d).

“Non-Reinstatement Deadline” shall have the meaning provided in Section 3.2(e).

“Non-U.S. Lender” shall mean any Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Non-U.S. Participant” shall mean any Participant that if it were a Lender would qualify as a Non-U.S. Lender.

“Notice of Borrowing” shall have the meaning provided in Section 2.3(a).

“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6(a).

“Obligations” shall mean all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Credit Document or otherwise with respect to any Revolving Credit Commitment, Loan or Letter of Credit or under any Secured Cash Management Agreement or Secured Hedge Agreement, in each case, entered into with the Borrower or any of its Subsidiaries, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that the Obligations shall exclude any Excluded Swap Obligations.

“OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.

“Original Credit Agreement” shall have the meaning provided in the preamble.

“Other Taxes” shall mean any and all present or future stamp, registration, documentary or any other similar property or excise Taxes arising from any payment made or required to be made under this Agreement or any other Credit Document or from the execution or delivery of, registration or enforcement of, consummation or administration of, or otherwise with respect to, this Agreement or any other Credit Document.

“Overnight Rate” shall mean, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the Letter of Credit Issuer, or the Swingline Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in any Alternative Currency, an overnight rate determined by the Administrative Agent or Letter of Credit Issuer, as applicable, in accordance with banking industry rules on interbank compensation.

“Park View” shall mean Park View Insurance Company, an insurance company formed under the laws of the State of Tennessee.

“Participant” shall have the meaning provided in Section 14.6(c)(i).

“Participant Register” shall have the meaning provided in Section 14.6(c)(i).

“Participating Member State” shall mean each state so described in any EMU Legislation.

“Patriot Act” shall have the meaning provided in Section 14.18.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Perfection Certificate” shall mean the perfection certificate, dated as of the Closing Date, of the Credit Parties.

“Permitted Acquisition” shall mean the acquisition, by merger or otherwise, by the Borrower or any of the Restricted Subsidiaries of assets or Stock or Stock Equivalents, so long as (a) such acquisition and all transactions related thereto shall be consummated in accordance with applicable law; (b) such acquisition shall result in the issuer of such Stock or Stock Equivalents becoming a Restricted Subsidiary and a Subsidiary Guarantor, to the extent required by Section 9.11; (c) such acquisition shall result in the Administrative Agent, for the benefit of the applicable Lenders, being granted a security interest in any Stock, Stock Equivalent or any assets so acquired, to the extent required by Sections 9.11, 9.12 and/or 9.14; (d) after giving effect to such acquisition, no Event of Default shall have occurred and be continuing; (e) [reserved]; and (f) to the extent any Commitments or Loans included in the determination of Required Pro Rata Lenders are outstanding, the Borrower shall be in compliance, on a Pro Forma Basis after giving effect to such acquisition (including any Indebtedness assumed or permitted to exist or incurred pursuant to Sections 10.1(j) and 10.1(k), respectively, and any related Pro Forma Adjustment), with the covenant set forth in Section 10.8 for the most recently ended Test Period under such Section as if such acquisition had occurred on the first day of such Test Period.

“Permitted Additional Debt” shall mean senior unsecured or senior subordinated notes or other Indebtedness or, subject to compliance with Section 10.2, second lien secured notes or other junior lien secured Indebtedness, issued by the Borrower or a Guarantor, so long as (a) (i) after giving effect to the incurrence of such Permitted Additional Debt, the aggregate amount of Scheduled Inside Payments does not exceed the Permitted Scheduled Inside Payment Amount and (ii) to the extent the same are senior subordinated notes, provide for customary subordination to the Obligations under the Credit Documents, (b) (i) if such Permitted Additional Debt includes any mandatory prepayment event that is not included for the benefit of the Tranche A Term Loan Lenders in this Agreement, then such additional mandatory prepayment may only apply after the Tranche A Term Loan Maturity Date unless the Required Tranche A Term Loan Lenders otherwise consent and (ii) if such Permitted Additional Debt includes any financial covenant that is more favorable to the creditors providing such Permitted Additional Debt than the financial covenant in Section 10.8 of this Agreement, then such more favorable financial covenant may only apply after the Tranche A Term Loan Maturity Date and the Revolving Credit Maturity Date unless the Required Pro Rata Lenders otherwise consent, and (c) no Subsidiary of the Borrower (other than a Guarantor) is an obligor in respect of such Indebtedness.

“Permitted Intercompany Activities” shall mean any transactions between or among the Borrower and its Restricted Subsidiaries that are entered into in the ordinary course of business or consistent with past practice of the Borrower and its Restricted Subsidiaries and, in the reasonable determination of the Borrower are necessary or advisable in connection with the ownership or operation of the business of the Borrower and its Restricted Subsidiaries, including (i) payroll, cash management, purchasing, insurance and hedging arrangements and (ii) management, technology and licensing arrangements.

“Permitted Investments” shall mean:

(a) (i) Euros, Sterling, Yen, Canadian Dollars or any national currency of any Participating Member State or (ii) in the case of any Restricted Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(b) securities issued or unconditionally guaranteed by the United States government or any agency or instrumentality thereof, Canada, Switzerland, a member of the European Union rated “A” (or the equivalent thereof) or better by S&P or Fitch and A2 (or the equivalent thereof) or better by Moody’s, the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government, in each case having maturities of not more than 24 months from the date of acquisition thereof;

(c) readily marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than 24 months from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating generally obtainable from S&P, Moody’s or Fitch (or, if at any time none of S&P, Moody’s or Fitch shall be rating such obligations, then from another nationally recognized rating service);

(d) commercial paper issued by any Lender or any bank holding company owning any Lender;

(e) commercial paper maturing no more than 24 months after the date of creation thereof and, at the time of acquisition, having a rating of at least P-2 by Moody’s, at least A-2 by S&P or at least F2 by Fitch (or, if at any time none of Moody’s, S&P or Fitch shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(f) domestic and eurodollar certificates of deposit, time deposits, eurocurrency time deposits or bankers’ acceptances maturing no more than two years after the date of acquisition thereof issued by any Lender or any other bank having combined capital and surplus of not less than $250,000,000 in the case of domestic banks and $100,000,000 (or the Dollar Equivalent thereof) in the case of foreign banks (any such bank being an “Approved Bank”);

(g) repurchase agreements for underlying securities of the type described in clauses (b), (b) and (f) above entered into with any Approved Banks or securities dealers of recognized national standing;

(h) marketable short-term money market and similar funds (x) either having assets in excess of $250,000,000 or (y) having a rating of at least P-2 by Moody’s, at least A-2 by S&P or at least F2 by Fitch (or, if at any time none of Moody’s, S&P or Fitch shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(i) investment funds investing at least 90% of their assets in securities of the types described in clauses (a) through (h) above;

(j) in the case of Investments by any Restricted Foreign Subsidiary, other customarily utilized high-quality Investments in the country where such Restricted Foreign Subsidiary is located or in which such Investment is made;

(k) Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or Fitch or “A2” or higher from Moody’s (or, if at any time none of Moody’s, S&P or Fitch shall be rating such obligations, an equivalent rating from another rating agency) with maturities of 24 months or less from the date of acquisition;

(l) readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an investment grade rating from any of Moody’s, S&P or Fitch (or, if at any time none of Moody’s, S&P or Fitch shall be rating such obligations, an equivalent rating from another rating agency) with maturities of 24 months or less from the date of acquisition;

(m) repurchase agreements entered into by any Person with an Approved Bank, a bank or trust company or recognized securities dealer, in each case, having capital and surplus in excess of $250,000,000 or its equivalent for direct obligations issued by or fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States, (ii) Canada, (iii) Switzerland or (iv) any member nation of the European Union rated A (or the equivalent thereof) or better by S&P or Fitch and A2 (or the equivalent thereof) or better by Moody’s, in which such Person shall have a perfected first priority security interest (subject to no other Liens) or title to which shall have been transferred to such Person and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations;

(n) investments, classified in accordance with GAAP as current assets of the Borrower or any Subsidiary, in money market investment programs that are registered under the Investment Company Act of 1940 or that are administered by financial institutions having capital of at least $250,000,000 or its equivalent, and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (a) through (m) of this definition;

(o) with respect to any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, any State, commonwealth or territory thereof or the District of Columbia: (i) obligations of the national government of the country in which such Subsidiary maintains its chief executive office and principal place of business; provided that such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Subsidiary maintains its chief executive office and principal place of business; provided that such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-2” or the equivalent thereof, from Moody’s is at least “P-2” or the equivalent thereof or from Fitch is at least “F2” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 24 months from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank; and

(p) investments made by any Insurance Subsidiary that are permitted or required by any Requirement of Law or otherwise consistent with past practice, including without limitation investments in exchange-traded funds, common stock and bonds.

Notwithstanding the foregoing, Permitted Investments shall include amounts denominated in currencies other than U.S. Dollars or those set forth in clause (a) above; provided that such amounts are converted into U.S. Dollars or any currency listed in clause (a) above as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

In the case of Investments by any Restricted Foreign Subsidiary or Investments made in a country outside the United States of America, Permitted Investments shall also include (i) investments of the type and maturity described in clauses (a) through (k) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short term investments utilized by Restricted Foreign Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (a) through (k) above.

For purposes of determining the maximum permissible maturity of any investments described in this definition, the maturity of any obligation is deemed to be the shortest of the following: (i) the stated maturity date; (ii) the weighted average life (for amortizing securities); (iii) the next interest rate reset for variable rate and auction-rate obligations; or (iv) the next put exercise date (for obligations with put features).

“Permitted Liens” shall mean:

(a) Liens for taxes, assessments or governmental charges or claims (i) not yet delinquent or that are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established to the extent required by and in accordance with GAAP or (ii) so long as such Liens do not individually or in the aggregate have a Material Adverse Effect;

(b) Liens in respect of property or assets of the Borrower or any of the Subsidiaries arising or imposed by law, such as landlords’, carriers’, warehousemen’s, mechanics’ materialmen’s, repairmen’s or construction contractors’ Liens and other similar Liens arising in the ordinary course of business, in each case so long as such Liens arise in the ordinary course of business and do not individually or in the aggregate have a Material Adverse Effect;

(c) Liens arising from judgments or decrees in circumstances not constituting an Event of Default under Section 11.11;

(d) Liens incurred or pledges, deposits or security made (i) in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business or other insurance-related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) and (ii) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees or similar instrument for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Restricted Subsidiary or otherwise supporting the payment of items set forth in the foregoing clause (i) or (ii) good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(e) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located;

(f) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole;

(g) any interest or title of a lessor or secured by a lessor’s interest under any lease not prohibited by this Agreement;

(h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(i) Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Borrower or any of its Subsidiaries; provided that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such letter of credit to the extent not prohibited under Section 10.1;

(j) leases or subleases granted to others not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole;

(k) Liens arising from precautionary Uniform Commercial Code financing statement or similar filings made in respect of operating leases entered into by the Borrower or any of its Subsidiaries;

(l) Liens created in the ordinary course of business in favor of banks and other financial institutions over credit balances of any bank accounts of the Borrower and the Restricted Subsidiaries held at such banks or financial institutions, as the case may be, to facilitate the operation of cash pooling and/or interest set-off arrangements in respect of such bank accounts in the ordinary course of business; and

(m) Liens on accounts receivable and related assets incurred in connection with a Permitted Receivables Financing.

“Permitted Receivables Financing” shall mean any customary accounts receivable financing facility (including customary back-to-back intercompany arrangements in respect thereof) to the extent the amount thereof does not exceed the amount permitted by Section 10.1(a).

“Permitted Sale Leaseback” shall mean any Sale Leaseback consummated by the Borrower or any of the Restricted Subsidiaries after the Closing Date; provided that any such Sale Leaseback not between (i) a Credit Party and another Credit Party, (ii) a Restricted Subsidiary that is not a Credit Party or a 1993 Indenture Restricted Subsidiary to another Restricted Subsidiary that is not a Credit Party or a 1993 Indenture Restricted Subsidiary or (iii) a 1993 Indenture Restricted Subsidiary to another 1993 Indenture Restricted Subsidiary is consummated for fair value as determined at the time of consummation in good faith by the Borrower or such Restricted Subsidiary and, in the case of any Sale Leaseback (or series of related Sales Leasebacks) the aggregate proceeds of which exceed $250,000,000, the board of directors of the Borrower or such Restricted Subsidiary (which such determination may take into account any retained interest or other Investment of the Borrower or such Restricted Subsidiary in connection with, and any other material economic terms of, such Sale Leaseback).

“Permitted Scheduled Inside Payment Amount” shall mean the sum of (i) the greater of (I) $5,000,000,000 and (II) 50% of Consolidated EBITDA for the most recent Test Period for which Section 9.1 Financials have been delivered plus (ii) solely in the case of any Scheduled Inside Payments that would not constitute Scheduled Inside Payments in the event that no Class of Term Loans was outstanding that is excluded from the determination of Required Pro Rata Lenders, the greater of (I) $2,500,000,000 and (II) 25% of Consolidated EBITDA for the most recent Test Period for which Section 9.1 Financials have been delivered.

“Permitted Tax Restructuring” shall mean any reorganizations and other activities related to Tax planning and Tax reorganization entered into prior to, on or after the date hereof so long as such Permitted Tax Restructuring is not materially adverse to the Lenders (as determined by the Borrower in good faith).

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.

“Physician” shall mean a doctor of medicine or osteopathy, a doctor of dental surgery or dental medicine, a doctor of podiatric medicine, a doctor of optometry or a chiropractor.

“Plan” shall mean any multiemployer or single-employer plan, as defined in Section 4001 of ERISA and subject to Title IV of ERISA, that is or was within any of the preceding six plan years maintained or contributed to by (or to which there is or was an obligation to contribute or to make payments to) the Borrower or an ERISA Affiliate.

“Planned Expenditures” shall have the meaning provided in the definition of “Excess Cash Flow”

“Platform” shall have the meaning provided in Section 14.17(b).

“Pledge Agreement” shall mean (a) the Pledge Agreement, dated as of the Closing Date, by and among the Credit Parties party thereto and the Collateral Agent for the benefit of the Secured Parties, and (b) any other pledge agreement with respect to all of the Obligations delivered pursuant to Section 9.12, in each case, as the same may be amended, supplemented or otherwise modified from time to time.

“Post-Transaction Period” shall mean, with respect to any Specified Transaction (including any Permitted Acquisition), the period beginning on the date such Specified Transaction is consummated and ending on the last day of the eighth full consecutive fiscal quarter immediately following the date on which such Specified Transaction is consummated.

“Prepayment Event” shall mean any Asset Sale Prepayment Event, Debt Incurrence Prepayment Event, or any Casualty Event.

“Previous Credit Agreements” shall have the meaning provided in the preamble.

“Principal Properties” shall mean each acute care hospital providing general medical and surgical services (excluding equipment, personal property and hospitals that primarily provide specialty medical services, such as psychiatric and obstetrical and gynecological services) owned solely by the Borrower and/or one or more of its Subsidiaries (as defined in the 1993 Indenture as in effect on the Closing Date) and located in the United States of America for so long as the 1993 Indenture is in effect and such acute care hospital is a “Principal Property” under the 1993 Indenture.

“Principal Properties Certificate” shall mean a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent at the time of delivery of the financial statements set forth in Section 9.1(a), setting forth, as of the end of such fiscal year, a calculation of the Principal Properties Secured Amount.

“Principal Properties Permitted Amount” shall mean an amount equal to 10% of Consolidated Net Tangible Assets (as defined in the 1993 Indenture on the Closing Date) determined as of the Closing Date.

“Principal Properties Secured Amount” shall mean, as of any date of determination, the aggregate fair market value of the Principal Properties that are the subject of Mortgages securing the Obligations, determined by the Borrower acting reasonably and in good faith using a multiple of five (5) times EBITDA of such Principal Properties for the most recent four fiscal quarter period as to which Section 9.1 Financials shall have been delivered.

“Pro Forma Adjustment” shall mean, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Transaction Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or the Consolidated EBITDA of the Borrower, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Borrower in good faith as a result of (a) actions taken prior to or during such Post-Transaction Period, for the purposes of realizing reasonably identifiable and quantifiable cost savings, or (b) any additional costs incurred prior to or during such Post-Transaction Period, in each case in connection with the combination of the operations of such Acquired Entity or Business with the operations of the Borrower and the Restricted Subsidiaries; provided that (i) at the election of the Borrower, such Pro Forma Adjustment shall not be required to be determined for any Acquired Entity or Business to the extent the aggregate consideration paid in connection with such acquisition was less than $150,000,000 and (ii) so long as such actions are taken prior to or during such Post-Transaction Period or such costs are incurred prior to or during such Post-Transaction Period, as applicable, it may be assumed, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that the applicable amount of such cost savings will be realizable during the entirety of such Test Period, or the applicable amount of such additional costs, as applicable, will be incurred during the entirety of such Test Period; provided, further, that any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such Test Period.

“Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” shall mean, with respect to compliance with any test, financial ratio or covenant hereunder required by the terms of this Agreement to be made on a Pro Forma Basis or after giving Pro Forma Effect thereto, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith that have been made during the applicable period of measurement or, except for purposes of determining actual compliance with Section 10.8, subsequent to such period and prior to or simultaneously with the event for which the calculation is made shall be deemed to have occurred as of the first day of the applicable period of measurement in such test, financial ratio or covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a sale, transfer or other disposition of all or substantially all Stock in any Subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any of its Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction”, shall be included, (b) any retirement of Indebtedness, and (c) any incurrence or assumption of Indebtedness by the Borrower or any of the Restricted Subsidiaries in connection therewith (it being agreed that if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination and interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period); provided that, without limiting the application of the Pro Forma Adjustment pursuant to (A) above (but without duplication thereof), the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of “Consolidated EBITDA” and give effect to events (including operating expense reductions) that are (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Borrower and the Restricted Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of “Pro Forma Adjustment.”

“Pro Forma Disposal Adjustment” shall mean, for any relevant period that includes all or a portion of a fiscal quarter included in any Post-Transaction Period with respect to any Sold Entity or Business, the pro forma increase or decrease in Consolidated EBITDA projected by the Borrower in good faith as a result of contractual arrangements between the Borrower or any Restricted Subsidiary entered into with such Sold Entity or Business at the time of its disposal or within the Post-Transaction Period and which represents an increase or decrease in Consolidated EBITDA which is incremental to the Disposed EBITDA of such Sold Entity or Business for such period.

“Pro Forma Entity” shall have the meaning provided in the definition of “Acquired EBITDA.”

“Pro Rata Lenders” shall mean, at any date, Non-Defaulting Lenders holding Revolving Credit Commitments, the Revolving Credit Exposure on such date and the Tranche A Term Loans at such date; provided that (i) Commitments, Revolving Credit Exposure and Tranche A Term Loans of Defaulting Lenders shall be excluded for all purposes of this definition and (ii) to the extent provided in the applicable Joinder Agreement, additional extensions of credit pursuant to Section 2.14 hereof may be included in any determination of the Pro Rata Lenders.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” shall have the meaning provided in Section 14.17(b).

“QFC” shall have the meaning provided in Section 14.21(b).

“QFC Credit Support” shall have the meaning provided in Section 14.21.

“Qualified Equity Interest” shall mean any Stock or Stock Equivalent that does not constitute a Disqualified Equity Interest.

“Ratio First Lien Indebtedness” shall mean New Revolving Credit Commitments, Replacement Revolving Credit Commitments, New Term Loans or Future Secured Debt constituting First Lien Obligations, in each case, that are designated by the Borrower as “Ratio First Lien Indebtedness”; provided that, immediately after giving effect to the establishment of such New Revolving Credit Commitments or Replacement Revolving Credit Commitments and

the borrowing of such New Term Loans or incurrence of Future Secured Debt (including the establishment of any such commitments) and the application of proceeds therefrom on a Pro Forma Basis, the Consolidated First Lien Debt to Consolidated EBITDA Ratio as of the last day of the most recent Test Period for which Section 9.1 Financials have been delivered (calculated assuming any New Revolving Credit Commitments, Replacement Revolving Credit Commitments or revolving credit commitments constituting Future Secured Debt being established at such time were fully drawn and without netting the cash proceeds from such New Revolving Credit Commitments, Replacement Revolving Credit Commitments, New Term Loans or Future Secured Debt in determining the Consolidated First Lien Debt to Consolidated EBITDA Ratio) is not greater than 4.0 to 1.0; provided, however, that such ratio requirement shall not apply to the incurrence of any Indebtedness incurred pursuant to unfunded revolving commitments established as Ratio First Lien Indebtedness (and such Indebtedness shall be deemed to be Ratio First Lien Indebtedness).

“Real Estate” shall have the meaning provided in Section 9.1(f).

“Receivables Collateral” shall have the meaning provided in the Receivables Intercreditor Agreement.

“Receivables Collateral Agent” shall mean the collateral agent under the ABL Facility.

“Receivables Intercreditor Agreement” shall mean the Receivables Intercreditor Agreement, dated as of November 17, 2006, among the Collateral Agent, the Receivables Collateral Agent and the Trustee under the Initial Senior Second Lien Notes Indenture (as defined in the First Restated Credit Agreement), as the same may be amended, restated, modified or waived from time to time.

“Reference Time” shall have the meaning provided in the definition of the term “Applicable Amount.”

“Refinanced Amounts” shall have the meaning provided in the definition of the term “Free and Clear Amount.”

“Refinanced Indebtedness” shall have the meaning provided in the definition of “Scheduled Inside Payments.”

“Refinanced Term Loans” shall have the meaning provided in Section 14.1.

“Refinancing Future Secured Debt” shall mean Future Secured Debt that is issued for cash consideration, designated by the Borrower as “Refinancing Future Secured Debt”.

“Refinancing Term Loans” shall mean any New Term Loans designated as “Refinancing Term Loans” in the applicable Joinder Agreement.

“Register” shall have the meaning provided in Section 14.6(b)(iv).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Reimbursement Date” shall have the meaning provided in Section 3.4(a).

“Reinvestment Period” shall mean 18 months following the date of receipt of Net Cash Proceeds of an Asset Sale Prepayment Event or Casualty Event.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees, advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Relevant Governmental Body” shall mean the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Relevant Rate” initially shall mean with respect to any Loan denominated in (a) Dollars, SOFR, (b) Sterling, SONIA or (c) Euros, EURIBOR, as applicable, and in each case, if such rate is replaced pursuant to Section 2.10, any replacement rate in respect thereof.

“Repayment Amount” shall mean a Tranche A Repayment Amount, a Tranche B Repayment Amount, a New Term Loan Repayment Amount with respect to any Series or an Extended Term Loan Repayment Amount with respect to any Extension Series, as applicable.

“Replacement Revolving Credit Commitments” shall have the meaning provided in Section 2.14(b)(ii).

“Replacement Revolving Credit Loan” shall have the meaning provided in Section 2.14(b)(ii).

“Replacement Revolving Credit Series” shall have the meaning provided in Section 2.14(b)(ii).

“Replacement Term Loans” shall have the meaning provided in Section 14.1.

“Reportable Event” shall mean an event described in Section 4043 of ERISA and the regulations thereunder, other than any event as to which the thirty day notice period has been waived.

“Required Lenders” shall mean, at any date, Non-Defaulting Lenders holding a majority of the Dollar Equivalent of the sum of (i) the undrawn Commitments on such date and (ii) the outstanding principal amount of the Loans and Letter of Credit Exposure in the aggregate at such date; provided that Commitments, Loans and Letter of Credit Exposure of Defaulting Lenders shall be excluded for all purposes of this definition.

“Required Pro Rata Lenders” shall mean, at any date, Non-Defaulting Lenders holding a majority of the Dollar Equivalent of the sum of (a) the Total Revolving Credit Commitment at such date, (b) the Revolving Credit Exposure on such date and (c) the Tranche A Term Loans at such date; provided that (i) Commitments, Revolving Credit Exposure and Tranche A Term Loans of Defaulting Lenders shall be excluded for all purposes of this definition and (ii) to the extent provided in the applicable Joinder Agreement, additional extensions of credit pursuant to Section 2.14 hereof may be included in any determination of the Required Pro Rata Lenders.

“Required Revolving Credit Lenders” shall mean, at any date, Non-Defaulting Lenders holding a majority of the Total Revolving Credit Commitment at such date or, if the Total Revolving Credit Commitment has been terminated at such time, a majority of the Revolving Credit Exposure at such date; provided that Revolving Credit Commitments of Defaulting Lenders shall be excluded for all purposes of this definition.

“Required Tranche A Term Loan Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the aggregate outstanding principal amount of the Tranche A Term Loans (excluding Tranche A Term Loans held by Defaulting Lenders for all purposes of this definition) at such date.

“Required Tranche B Term Loan Lenders” shall mean, at any date, Lenders holding a majority of the aggregate outstanding principal amount of the Tranche B Term Loans (excluding Tranche B Term Loans held by Defaulting Lenders for all purposes of this definition) at such date.

“Requirement of Law” shall mean, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, official administrative pronouncement or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Rescindable Amount” shall have the meaning provided in Section 5.3(c).

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Foreign Subsidiary” shall mean a Foreign Subsidiary that is a Restricted Subsidiary.

“Restricted Subsidiary” shall mean any Subsidiary of the Borrower other than an Unrestricted Subsidiary; provided that, solely for purposes of calculating any financial definition set forth in this agreement for the Borrower and its Restricted Subsidiaries on a consolidated basis and clauses (a), (b) and (d) of Section 9.1, each Consolidated Person shall be deemed to be a Restricted Subsidiary.

“Retained Indebtedness” shall mean the debt securities issued under the 1993 Indenture that are identified on Schedule 1.1(f).

“Revaluation Date” shall mean (a) with respect to any Revolving Credit Loan, each of the following: (i) each date of a Borrowing of a Revolving Credit Loan or Swingline Loan, (ii) each date of a continuation of a Revolving Credit Loan pursuant to Section 2.6, and (iii) such additional dates as the Administrative Agent shall determine or the Required Revolving Credit Lenders shall require; (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of any such Letter of Credit, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the Letter of Credit Issuer under any Letter of Credit, and (iv) such additional dates as the Administrative Agent or the Letter of Credit Issuer shall determine or the Required Revolving Credit Lenders shall require; and (c) in the case of Term Loans, (i) any date of prepayment of Term Loans pursuant to Section 5.2 and (ii) such other dates as the Administrative Agent may determine.

“Revolving Credit Borrowing” shall mean a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Term SOFR Revolving Credit Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.1(b).

“Revolving Credit Commitment” shall mean, (a) with respect to each Lender that is a Lender on the Fifth Restatement Effective Date, the amount of such Lender’s Revolving Credit Commitment set forth on Schedule A to the Fifth Restatement Agreement and (b) in the case of any Lender that becomes a Lender after the Fifth Restatement Effective Date, the amount specified as such Lender’s “Revolving Credit Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Revolving Credit Commitment, in each case of the same may be changed from time to time pursuant to terms hereof. The aggregate amount of the Revolving Credit Commitment as of the Fifth Restatement Effective Date is $3,500,000,000. For the avoidance of doubt, all “Revolving Credit Commitments” under and as defined in the Fourth Restated Credit Agreement will terminate on the Fifth Restatement Effective Date.

“Revolving Credit Commitment Percentage” shall mean at any time, for each Lender, the percentage obtained by dividing (a) such Lender’s Revolving Credit Commitment at such time by (b) the amount of the Total Revolving Credit Commitment at such time; provided that at any time when the Total Revolving Credit Commitment shall have been terminated, each Lender’s Revolving Credit Commitment Percentage shall be the percentage obtained by dividing (a) such Lender’s Revolving Credit Exposure at such time by (b) the Revolving Credit Exposure of all Lenders at such time.

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of (a) the aggregate Dollar Equivalent amount of the principal amount of Revolving Credit Loans of such Lender then outstanding, (b) such Lender’s Letter of Credit Exposure at such time and (c) such Lender’s Revolving Credit Commitment Percentage of the aggregate principal amount of all outstanding Swingline Loans at such time.

“Revolving Credit Facility” shall mean the Credit Facility consisting of the Revolving Credit Commitments and the extensions of credit thereunder.

“Revolving Credit Lender” shall mean, at any time, any Lender that has a Revolving Credit Commitment at such time.

“Revolving Credit Loans” shall have the meaning provided in Section 2.1(b).

“Revolving Credit Maturity Date” shall mean June 30, 2026 or, if such date is not a Business Day, the next preceding Business Day.

“Revolving Credit Termination Date” shall mean the date on which the Revolving Credit Commitments shall have terminated, no Revolving Credit Loans shall be outstanding and the Letters of Credit Outstanding shall have been reduced to zero or Cash Collateralized.

“S&P” shall mean Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.

“Sale Leaseback” shall mean any transaction or series of related transactions pursuant to which the Borrower or any of the Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“Sanction(s)” shall mean any sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union or His Majesty’s Treasury.

“Sanctioned Person” shall have the meaning provided in Section 8.17.

“Scheduled Inside Payments” shall mean, at any time, all then remaining scheduled payments of principal (other than nominal amortization not in excess of 1% per annum) with respect to any New Term Loans, Future Secured Debt, Permitted Additional Debt or Indebtedness incurred pursuant to Section 10.1(k), in each case, incurred after the Fifth Restatement Effective Date required to be made prior to the Final Maturity Date (determined as of the date any such New Term Loan, Future Secured Debt, Permitted Additional Debt or other Indebtedness is incurred); provided that in the case of any modification, replacement, refinancing, refunding or extension of any Indebtedness (“Refinanced Indebtedness”) that results in the new or modified Indebtedness having a weighted average life to maturity that is as long or longer than the weighted average life to maturity of the Refinanced Indebtedness, the amount of Scheduled Inside Payments on such new or modified Indebtedness shall be deemed to be the lesser of (x) the amount of Scheduled Inside Payments with respect to the Refinanced Indebtedness immediately prior to the incurrence or modification of such new Indebtedness and (y) the amount of Scheduled Inside Payments on such new or modified Indebtedness determined without regard to this proviso.

“Scheduled Unavailability Date” shall have the meaning provided in Section 2.10(b)(ii).

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“SEC Reports” shall mean any filings (including Annual Report on Form 10-K, or Quarterly Report on Form 10-Q, or Current Report on Form 8-K) and reports filed or furnished by Holdings to the SEC prior to the Fifth Restatement Effective Date (but excluding any disclosure contained in any such reports, schedules, forms, statements and other documents under the heading “Risk Factors” or “Cautionary Statement Regarding Forward-Looking Statements” or disclosures that are predictive or forward-looking in nature).

“Second Restated Credit Agreement” shall have the meaning provided in the preamble.

“Second Restatement Agreement” shall mean the Restatement Agreement, dated as of February 26, 2014 by and among the Credit Parties, the Administrative Agent and the other parties thereto.

“Second Restatement Effective Date” shall mean February 26, 2014.

“Section 2.14(e) Additional Amendment” shall have the meaning provided in Section 2.14(e).

“Section 2.14(f) Additional Amendment” shall have the meaning provided in Section 2.14(f)(iii).

“Section 9.1 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 9.1(a) or (b) together with the accompanying officer’s certificate delivered, or required to be delivered, pursuant to Section 9.1(d).

“Secured Cash Management Agreement” shall mean any Cash Management Agreement that is entered into by and between the Borrower or any of its Subsidiaries and any Cash Management Bank.

“Secured Hedge Agreement” shall mean any Hedge Agreement that is entered into by and between the Borrower or any of its Subsidiaries and any Hedge Bank.

“Secured Parties” shall mean the Administrative Agent, the Collateral Agent, the Letter of Credit Issuer and each Lender, each Hedge Bank that is party to any Secured Hedge Agreement with the Borrower or any Subsidiary, each Cash Management Bank that is party to a Secured Cash Management Agreement with the Borrower or any Domestic Subsidiary and each sub-agent pursuant to Section 13 appointed by the Administrative Agent or the Collateral Agent.

“Securitization” shall mean a public or private offering by a Lender or any of its Affiliates or their respective successors and assigns of securities or notes which represent an interest in, or which are collateralized, in whole or in part, by the Loans and the Lender’s rights under the Credit Documents.

“Security Agreement” shall mean the Security Agreement, dated as of the Closing Date, by and among the Borrower, the other grantors party thereto and the Collateral Agent for the benefit of the Secured Parties, as the same may be amended, supplemented or otherwise modified from time to time.

“Security Documents” shall mean, collectively, (a) the Guarantee, (b) the Pledge Agreement, (c) the Security Agreement, (d) the Mortgages, (e) the Intercreditor Agreements, (f) the First Lien Intercreditor Agreement and (g) each other security agreement or other instrument or document executed and delivered pursuant to Section 9.11, 9.12 or 9.14 or pursuant to any other such Security Documents or Future Secured Debt Documents to secure all of the Obligations.

“Series” shall have the meaning provided in Section 2.14(a).

“Significant Subsidiary” shall mean, at any date of determination, (a) any Material Subsidiary (a) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 9.1 Financials have been delivered were equal to or greater than 10.0% of the consolidated total assets of the Borrower and the Restricted Subsidiaries at such date or (b) whose revenues during such Test Period were equal to or greater than 10.0% of the consolidated revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP.

“Similar Business” shall mean any business conducted or proposed to be conducted by the Borrower and the Restricted Subsidiaries on the Fifth Restatement Effective Date or any business that is similar, reasonably related, synergistic, incidental, or ancillary thereto.

“SOFR” shall mean the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

“SOFR Adjustment” shall mean 0.10% (10 basis points) per annum.

“SOFR Administrator” shall mean the Federal Reserve Bank of New York, as the administrator of SOFR, or any successor administrator of SOFR designated by the Federal Reserve Bank of New York or other Person acting as the SOFR Administrator at such time that is satisfactory to the Administrative Agent.

“Sold Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA.”

“SONIA” shall mean, with respect to any applicable determination date, the Sterling Overnight Index Average Reference Rate published on the fifth Business Day preceding such date on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time); provided however that if such determination date is not a Business Day, SONIA shall mean such rate that applied on the first Business Day immediately prior thereto.

“Specified Credit Party” shall mean any Credit Party that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 23 of the Guarantee).

“Specified Event of Default” shall mean an Event of Default under Section 11.1 or 11.5.

“Specified Transaction” shall mean, with respect to any period, any Investment, sale, transfer or other disposition of assets, incurrence or repayment of Indebtedness, Dividend, Subsidiary designation, New Term Loan, New Revolving Credit Commitment or other event that by the terms of this Agreement requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis” or after giving Pro Forma Effect thereto.

“Stated Amount” of any Letter of Credit shall mean the Dollar Equivalent of the maximum amount from time to time available to be drawn thereunder, determined without regard to whether any conditions to drawing could then be met; provided, however, that with respect to any Letter of Credit that by its terms or the terms of any Issuer Document provides for one or more automatic increases in the stated amount thereof, the Stated Amount shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“Status” shall mean, as to the Borrower as of any date, the existence of Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status, as the case may be, on such date. Changes in Status resulting from changes in the Consolidated Total Debt to Consolidated EBITDA Ratio shall become effective as of the first day following each date that (a) Section 9.1 Financials are delivered to the Lenders under Section 9.1 and (b) an officer’s certificate is delivered by the Borrower to the Lenders setting forth, with respect to such Section 9.1 Financials, the then-applicable Status, and shall remain in effect until the next change to be effected pursuant to this definition; provided that each determination of the Consolidated Total Debt to Consolidated EBITDA Ratio pursuant to this definition shall be made as of the end of the most recently ended Test Period and (ii) the initial Status on the Fifth Restatement Effective Date shall be Level IV Status.

“Sterling” or “£” shall mean lawful currency of the United Kingdom.

“Stock” shall mean shares of capital stock or shares in the capital, as the case may be (whether denominated as common stock or preferred stock or ordinary shares or preferred shares, as the case may be), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.

“Stock Equivalents” shall mean all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.

“Subordinated Indebtedness” shall mean Indebtedness of the Borrower or any Guarantor that is by its terms subordinated in right of payment to the obligations of the Borrower and such Guarantor, as applicable, under this Agreement.

“Subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time Stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any limited liability company, partnership, association, joint venture or other entity of which such Person (i) directly or indirectly through Subsidiaries owns or controls more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partner interests and (ii) is a controlling general partner or otherwise controls such entity at such time. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Successor Borrower” shall have the meaning provided in Section 10.3(a).

“Successor Rate” shall have the meaning provided in Section 2.10(b).

“Supported QFC” shall have the meaning provided in Section 14.21.

“Survey” shall mean a survey of any Mortgaged Property (and all improvements thereon) that is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Property is located, (ii) dated (or redated) not earlier than five years prior to the date of delivery thereof unless there shall have occurred within five years prior to such date of delivery any exterior construction on the site of such Mortgaged Property or any material easement, material right of way or other interest in the Mortgaged Property shall have been granted or become effective through operation of law or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the Mortgaged Property, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent (Administrative Agent shall provide at least 45 days advance notice to the Credit Parties of its certification requirements), but excluding any Table A certification items that individually or in the aggregate increase the cost of the survey by more than 5% or add more than two weeks of delay to the survey delivery date) to the Administrative Agent, the Collateral Agent and the title insurance company issuing the corresponding Mortgage, (iv) complying in all material respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (v) sufficient (together with any no-change or similar title affidavit delivered by a Credit Party to the title insurance company) for the title insurance company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue such endorsements as the Collateral Agent may reasonably request or (b) otherwise reasonably acceptable to the Collateral Agent.

“Swap Contract” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” shall mean with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Borrowing” shall mean a borrowing of a Swingline Loan pursuant to Section 2.1(c).

“Swingline Commitment” shall mean $125,000,000.

“Swingline Lender” shall mean Bank of America, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loans” shall have the meaning provided in Section 2.1(c).

“Swingline Maturity Date” shall mean, with respect to any Swingline Loan, the date that is five Business Days prior to the Revolving Credit Maturity Date.

“Syndications” shall have the meaning provided in the definition of “Disqualified Equity Interests.”

“TARGET2” shall mean the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” shall mean any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges imposed by any Governmental Authority whether computed on a separate, consolidated, unitary, combined or other basis and any interest, fines, penalties or additions to tax with respect to the foregoing.

“Term Borrowing” shall mean a borrowing consisting of Term Loans of the same Class and Type and, in the case of Term SOFR Term Loans, having the same Interest Period made by each of the Term Loan Lenders of the applicable Class.

“Term Loans” shall mean the Tranche A Term Loans, the Tranche B Term Loans, any New Term Loans (including Refinancing Term Loans) and any Extended Term Loans, collectively.

“Term SOFR” shall mean:

(a) for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. (New York City time) on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment for such Interest Period; and

(b) for any interest calculation with respect to an ABR Loan on any date, the rate per annum equal to the Term SOFR Screen Rate with a term of one month commencing that day;

provided that if Term SOFR determined in accordance with either of the foregoing clause (a) or (b) of this definition would otherwise be less than zero, Term SOFR shall be deemed zero for purposes of this Agreement.

“Term SOFR Loan” shall mean a Loan bearing interest at a rate determined by reference to Term SOFR (other than a Loan bearing interest at a rate determined by reference to Term SOFR pursuant to clause (c) of the definition of “ABR”).

“Term SOFR Replacement Date” shall have the meaning provided in Section 2.10(b).

“Term SOFR Revolving Credit Loans” shall mean any Revolving Credit Loan bearing interest at a rate determined by reference to Term SOFR (other than a Revolving Credit Loan bearing interest at a rate determined by reference to Term SOFR pursuant to clause (c) of the definition of “ABR”).

“Term SOFR Screen Rate” shall mean the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Term SOFR Term Loans” shall mean any Term Loan bearing interest at a rate determined by reference to Term SOFR (other than a Term Loan bearing interest at a rate determined by reference to Term SOFR pursuant to clause (c) of the definition of “ABR”).

“Test Period” shall mean, for any determination under this Agreement, the four consecutive fiscal quarters of the Borrower then last ended.

“Third Restated Credit Agreement” shall have the meaning provided in the preamble.

“Third Restatement Agreement” shall mean the Restatement Agreement, dated as of June 28, 2017 by and among the Credit Parties, the Administrative Agent and the other parties thereto.

“Third Restatement Effective Date” shall mean June 28, 2017.

“Total Credit Exposure” shall mean, at any date, the sum, without duplication, of (a) the Total Revolving Credit Commitment at such date (or, if the Total Revolving Credit Commitment shall have terminated on such date, the aggregate Revolving Credit Exposure of all Lenders at such date) and (b) the Dollar Equivalent of the aggregate outstanding principal amount of all Term Loans at such date.

“Total Revolving Credit Commitment” shall mean the sum of the Revolving Credit Commitments of all the Lenders.

“Tranche A Repayment Amount” shall have the meaning provided in Section 2.5(b).

“Tranche A Repayment Date” shall have the meaning provided in Section 2.5(b).

“Tranche A Term Loan” shall have the meaning provided in Section 2.1(a)(i).

“Tranche A Term Loan Commitment” shall mean, with respect to each Lender that was a Lender on the Fourth Restatement Effective Date, the amount of such Lender’s Tranche A Term Loan Commitment set forth on Schedule A to the Fourth Restatement Agreement, as the same may be changed from time to time pursuant to terms hereof. The aggregate amount of the Tranche A Term Loan Commitments as of the Fourth Restatement Effective Date was $1,500,000,000.

“Tranche A Term Loan Facility” shall mean the Credit Facility consisting of the Tranche A Term Loan Commitments and the Tranche A Term Loans.

“Tranche A Term Loan Lender” shall mean each Lender with a Tranche A Term Loan Commitment or a Tranche A Term Loan.

“Tranche A Term Loan Maturity Date” shall mean June 30, 2026, or, if such date is not a Business Day, the next preceding Business Day.

“Tranche B Repayment Amount” shall have the meaning provided in Section 2.5(c).

“Tranche B Repayment Date” shall have the meaning provided in Section 2.5(c).

“Tranche B Term Loan” shall have the meaning provided in Section 2.1(a)(ii).

“Tranche B Term Loan Commitment” shall mean, with respect to each Lender that is a Lender on the Fifth Restatement Effective Date, the amount of such Lender’s Tranche B Term Loan Commitment set forth on Schedule A to the Fifth Restatement Agreement, as the same may be changed from time to time pursuant to terms hereof. The aggregate amount of the Tranche B Term Loan Commitments as of the Fifth Restatement Effective Date is $500,000,000.

“Tranche B Term Loan Facility” shall mean the Credit Facility consisting of the Tranche B Term Loan Commitments and the Tranche B Term Loans.

“Tranche B Term Loan Lender” shall mean each Lender with a Tranche B Term Loan Commitments or a Tranche B Term Loan.

“Tranche B Term Loan Maturity Date” shall mean June 30, 2028, or, if such date is not a Business Day, the next preceding Business Day.

“Transferee” shall have the meaning provided in Section 14.6(e).

“Type” shall mean (a) as to any Term Loan, its nature as an ABR Loan or a Term SOFR Term Loan and (b) as to any Revolving Credit Loan, its nature as an ABR Loan, a Term SOFR Revolving Credit Loan, an Alternative Currency Daily Rate Loan or an Alternative Currency Term Rate Loan.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the Accumulated Benefit Obligation (as defined under Accounting Standards Codification Topic 715 (“ASC 715”)) under the Plan as of the close of its most recent plan year, determined in accordance with ASC 715 as in effect on the Fifth Restatement Effective Date, exceeds the fair market value of the assets allocable thereto.

“United States Tax Compliance Certificate” shall have the meaning provided in Section 5.4(d)(2)(C).

“Unpaid Drawing” shall have the meaning provided in Section 3.4(a).

“Unrestricted Subsidiary” shall mean (a) each Subsidiary set forth on Schedule 1.1(g), (b) any Subsidiary of the Borrower that is formed or acquired after the Fifth Restatement Effective Date; provided that at such time (or promptly thereafter) the Borrower designates such Subsidiary an Unrestricted Subsidiary in a written notice to the Administrative Agent, (c) any Restricted Subsidiary subsequently designated as an Unrestricted Subsidiary by the Borrower in a written notice to the Administrative Agent; provided that in the case of clauses (b) and (c), (x) such designation shall be deemed to be an Investment (or reduction in an outstanding Investment, in the case of a designation of an Unrestricted Subsidiary as a Restricted Subsidiary), on the date of such designation in an amount equal to the sum of (i) the Borrower’s direct or indirect equity ownership percentage of the net worth of such designated Restricted Subsidiary immediately prior to such designation (such net worth to be calculated without regard to any guarantee provided by such designated Restricted Subsidiary) and (ii) without duplication, the aggregate principal amount of any Indebtedness owed by such designated Restricted Subsidiary to the Borrower or any other Restricted Subsidiary immediately prior to such designation, all calculated, except as set forth in the parenthetical to clause (i), on a consolidated basis in accordance with GAAP and (y) no Event of Default would occur and be continuing immediately after such designation after giving Pro Forma Effect thereto and, to the extent any Commitments or Loans included in the determination of Required Pro Rata Lenders are outstanding, the Borrower shall be in compliance with the covenant set forth in Section 10.8 determined on a Pro Forma Basis after giving effect to such designation and (d) each Subsidiary of an Unrestricted Subsidiary. The Borrower may, by written notice to the Administrative Agent, re-designate any Unrestricted Subsidiary as a Restricted Subsidiary, and thereafter, such Subsidiary shall no longer constitute an Unrestricted Subsidiary, but only if no Event of Default would occur and be continuing immediately after such re-designation. On or promptly after the date of its formation, acquisition, designation or re-designation, as applicable, each Unrestricted Subsidiary (other than an Unrestricted Subsidiary that is a Foreign Subsidiary) shall have entered into a tax sharing agreement containing terms that, in the reasonable judgment of the Administrative Agent, provide for an appropriate allocation of tax liabilities and benefits.

“U.S. Government Securities Business Day” shall mean any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

“U.S. Special Resolution Regimes” shall have the meaning provided in Section 14.21.

“Voting Stock” shall mean, with respect to any Person, such Person’s Stock or Stock Equivalents having the right to vote for the election of directors of such Person under ordinary circumstances.

“Withdrawal Liability” shall mean the liability to any Multiemployer Plan as the result of a “complete” or “partial” withdrawal by a Credit Party (or any ERISA Affiliate of a Credit Party) from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” shall mean any Credit Party, the Administrative Agent and, in the case of any U.S. federal withholding Tax, any other applicable withholding agent.

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2. Other Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

(c) Article, Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.

(d) The term “including” is by way of example and not limitation.

(e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(g) Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.

(h) Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.3. Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, all obligations of the Borrower and its Subsidiaries that are or would have been treated as operating leases for purposes of GAAP prior to the issuance on February 25, 2016 of the Accounting Standards Update 2016-02, Leases (Topic 842) by the Financial Accounting Standards Board (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purposes of this Agreement(whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in the financial statements to be delivered pursuant to this Agreement.

(b) Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant contained in this Agreement, the Consolidated Total Debt to Consolidated EBITDA Ratio or any other financial ratio or test shall be calculated on a Pro Forma Basis, including to give effect to all Specified Transactions that have been made during the applicable period of measurement or, except for purposes of Section 10.8, subsequent to such period and prior to or simultaneously with the event for which the calculation is made, and in making any determination on a Pro Forma Basis, such calculations shall be conclusive absent manifest error.

1.4. Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.5. References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to organizational documents, agreements (including the Credit Documents) and other Contractual Requirements shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are not prohibited by any Credit Document; and (b) references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirement of Law.

1.6. Exchange Rates. For purposes of determining compliance under Sections 10.4, 10.5 and 10.6 with respect to any amount in a currency other than Dollars (other than with respect to (x) any amount derived from the financial statements of Holdings, the Borrower or its Subsidiaries or (y) any Indebtedness denominated in a currency other than Dollars), such amount shall be deemed to equal the Dollar Equivalent thereof. For purposes of determining compliance with Sections 10.1, 10.2 and 10.5, with respect to any amount of Indebtedness denominated in a currency other than Dollars, compliance will be determined at the time of incurrence or advancing thereof using the Dollar Equivalent thereof.

1.7. Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Term SOFR”, “SOFR”, “SONIA”, “EURIBOR”, “Alternative Currency Daily Rate”, “Alternative Currency Term Rate” or with respect to any rate that is an alternative or replacement for or successor to any of such rates or the effect of any of the foregoing, or of any Conforming Changes.

1.8. Limited Condition Transactions. Notwithstanding anything in this Agreement or any Credit Document to the contrary, when calculating any applicable ratio, the amount or availability of any basket, or determining other compliance with this Agreement (including, except for purposes of extensions of credit under the Revolving Credit Commitments, the determination of compliance with any provision of this Agreement which requires that no Default or Event of Default has occurred, is continuing or would result therefrom, or the accuracy of any representations or warranties) in connection with the consummation of a Limited Condition Transaction, the date of determination of such ratio, the amount or availability of any basket and, except for any extension of credit under the Revolving Credit Commitments, determination of whether any Default or Event of Default has occurred, is continuing or would result therefrom or any representation or warranty shall be true and correct or other applicable covenant shall, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (or, in respect of any transaction described in clause (b) of the definition of “Limited Condition Transaction,” delivery of irrevocable notice or similar event) (the “LCT Test Date”). If after such ratios and other provisions are measured on a Pro Forma Basis after giving effect to such Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the applicable Test Period ending prior to the LCT Test Date, the Borrower could have taken such action on the relevant LCT Test Date in compliance with such ratios and provisions, such provisions shall be deemed to have been complied with; provided that at the option of the Borrower, the relevant ratios and baskets may be recalculated at the time of consummation of such Limited Condition Transaction. For the avoidance of doubt, (i) if any of such ratios or baskets are exceeded or breached as a result of fluctuations in such ratio or basket (including due to fluctuations in Consolidated EBITDA of the Borrower and its Restricted Subsidiaries or fluctuations of the target of any Limited Condition Transaction) at or prior to the consummation of the relevant Limited Condition Transaction, such ratios and other provisions will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Transaction is not prohibited hereunder and (ii) such ratios and other provisions shall not be tested at the time of consummation of such Limited Condition Transaction or related Specified Transactions. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket availability with respect to any other Specified Transaction on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction (or, if applicable, the irrevocable notice or similar event is terminated or expires), any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated until such time as the applicable Limited Condition Transaction has actually closed or the definitive agreement with respect thereto has been terminated or expires (or, if applicable, the irrevocable notice or similar event is terminated or expires).

1.9. Divisions.

Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company or other Person, or an allocation of assets to a series of a limited liability company or other Person (or, in the case of a merger, consolidation or amalgamation, the unwinding of such a division or allocation) (any such transaction, a “Division”), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any Division of a limited liability company or other Person shall constitute a separate Person hereunder (and each Division of any limited liability company or other Person that is a Subsidiary, Restricted Subsidiary, Unrestricted Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.10. Certain Determinations.

(a) For purposes of determining compliance with any of the covenants set forth in Article IX or Article X (including in connection with any New Term Loan Commitments or New Term Loans) at any time (whether at the time of incurrence or thereafter), any Lien, Investment, Indebtedness, Dividend or Disposition meets the criteria of one, or more than one, of the categories permitted under Article IX or Article X (including in connection with any New Term Loan Commitments or New Term Loans), the Borrower (i) shall in its sole discretion determine under which category such Lien (other than Liens securing the Obligations and the Liens securing the obligations under the ABL Facility as of the Fifth Restatement Effective Date), Investment, Indebtedness (other than Indebtedness incurred under the Credit Documents), Dividend or Disposition (or, in each case, any portion there) is permitted and (ii) shall be permitted, in its sole discretion, to make any redetermination and/or to divide, classify or reclassify under which category or categories such Lien, Investment, Indebtedness, Dividend or Disposition is permitted from time to time as it may determine and without notice to the Administrative Agent or any Lender, so long as at the time of such redesignation the Borrower would be permitted to incur such Lien, Investment, Indebtedness, Dividend or Disposition under such category or categories, as applicable.

(b) Notwithstanding anything to the contrary herein, any ratio calculated for purposes of determining the amount available to incur New Loan Commitments, Future Secured Debt, Ratio First Lien Indebtedness or Permitted Additional Debt shall be calculated on a Pro Forma Basis after giving effect to the incurrence of any New Loan Commitments, Future Secured Debt, Ratio First Lien Indebtedness or Permitted Additional Debt and the use of proceeds thereof (but without giving effect to any simultaneous incurrence of any New Loan Commitments, Future Secured Debt, Permitted Additional Debt or Ratio First Lien Indebtedness made in reliance on the Free and Clear Amount) and the calculation of any such ratio for purposes of determining the amount of any such Indebtedness that may be incurred shall be made without including any such Indebtedness incurred substantially concurrently in reliance on the Free and Clear Amount.

(c) If any Lien, Indebtedness, Disqualified Equity Interests, Disposition, Investment, Dividend, or other transaction, action, judgment or amount (any of the foregoing in concurrent transactions, a single transaction or a series of related transactions) is incurred, issued, taken or consummated in reliance on categories of baskets measured by reference to a percentage of

Consolidated EBITDA, and any Lien, Indebtedness, Disqualified Equity Interests, Disposition, Investment, Dividend, or other transaction, action, judgment or amount (including in connection with refinancing thereof) would subsequently exceed the applicable percentage of Consolidated EBITDA if calculated based on the Consolidated EBITDA on a later date (including the date of any refinancing or reclassification), such percentage of Consolidated EBITDA will not be deemed to be exceeded (so long as, in the case of refinancing any Indebtedness or Disqualified Equity Interests (and any related Lien), the principal amount or the liquidation preference of such newly incurred or issued Indebtedness or Disqualified Equity Interests does not exceed the maximum principal amount or liquidation preference in respect of the Indebtedness or Disqualified Equity Interests being refinanced, extended, replaced, refunded, renewed or defeased).

(d) For the avoidance of doubt, except as otherwise provided herein, if the applicable date for meeting any requirement hereunder or under any other Credit Document falls on a day that is not a Business Day, compliance with such requirement shall not be required until the first Business Day following such applicable date.

SECTION 2. Amount and Terms of Credit

2.1. Loans.

(a) Term Loans.

(i) Subject to and upon the terms and conditions herein set forth, each Lender having a Tranche A Term Loan Commitment agrees to make a loan denominated in Dollars (each a “Tranche A Term Loan” and, collectively, the “Tranche A Term Loans”) to the Borrower in an amount equal to its Tranche A Term Loan Commitment, which Tranche A Term Loans (A) were made on the Fourth Restatement Effective Date, (B) may, at the option of the Borrower be maintained as, and/or converted into, ABR Loans or Term SOFR Loans and (C) may be repaid and prepaid in accordance with the provisions hereof; and

(ii) Subject to and upon the terms and conditions herein set forth, each Lender having a Tranche B Term Loan Commitment agrees to make a loan denominated in Dollars (each a “Tranche B Term Loan” and, collectively, the “Tranche B Term Loans”) to the Borrower in an amount equal to its Tranche B Term Loan Commitment, which Tranche B Term Loans (A) were made on the Fourth Restatement Effective Date, (B) may, at the option of the Borrower be maintained as, and/or converted into, ABR Loans or LIBOR Loans (as defined in the Fourth Restated Credit Agreement) and (C) may be repaid and prepaid in accordance with the provisions hereof.

Any Term Loans (i) may at the option of the Borrower be maintained as, and/or converted into, ABR Loans or Term SOFR Term Loans; provided that all Term Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Term Loans of the same Type and (ii) may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid, may not be reborrowed.

(b) (1) Subject to and upon the terms and conditions herein set forth, each Lender having a Revolving Credit Commitment severally agrees to make a loan or loans denominated in Dollars or Alternative Currencies (each a “Revolving Credit Loan” and, collectively, the “Revolving Credit Loans”) to the Borrower, which Revolving Credit Loans (A) shall be made at any time and from time to time prior to the Revolving Credit Maturity Date, (B) may, at the option of the Borrower be incurred and maintained as, and/or converted into, ABR Loans or Term SOFR Revolving Credit Loans (each in the case of Revolving Credit Loans denominated in Dollars only), Alternative Currency Daily Rate Loans or Alternative Currency Term Rate Loans; provided that all Revolving Credit Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Revolving Credit Loans of the same Type, (C) may be repaid and reborrowed in accordance with the provisions hereof, (D) shall not, for any Lender at any time, after giving effect thereto and to the application of the proceeds thereof, result in such Lender’s Revolving Credit Exposure plus, without duplication, the amount of Swingline Loans outstanding that are held by such Lender and the face amount of Letters of Credit outstanding at such time issued by such Lender at such time exceeding such Lender’s Revolving Credit Commitment at such time, (E) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of the Lenders’ Revolving Credit Exposures at such time exceeding the Total Revolving Credit Commitment then in effect and (F) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the Aggregate Multicurrency Exposures at such time exceeding the Multicurrency Sublimit then in effect.

(2) Each Lender may at its option make any Term SOFR Loan, Alternative Currency Term Rate Loan or Alternative Currency Daily Rate Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (A) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan and (B) in exercising such option, such Lender shall use its reasonable efforts to minimize any increased costs to the Borrower resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.10 shall apply). On the Revolving Credit Maturity Date, all Revolving Credit Loans shall be repaid in full.

(c) Subject to and upon the terms and conditions herein set forth, the Swingline Lender in its individual capacity agrees, at any time and from time to time prior to the Swingline Maturity Date, to make a loan or loans (each a “Swingline Loan” and, collectively, the “Swingline Loans”) to the Borrower in Dollars, which Swingline Loans (i) shall be ABR Loans, (ii) shall have the benefit of the provisions of Section 2.1(d), (iii) shall not exceed at any time outstanding the Swingline Commitment, (iv) shall not, after giving pro forma effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of the Lenders’ Revolving Credit Exposures at such time exceeding the Total Revolving Credit Commitment then in effect and (v) may be repaid and reborrowed in accordance with the provisions hereof. Each outstanding Swingline Loan shall be repaid in full on the earlier of (a) fifteen (15) Business Days after such Swingline Loan is initially borrowed and (b) the Swingline Maturity Date. The Swingline Lender shall not make any Swingline Loan after receiving a written notice from the Borrower or the Administrative Agent stating that a Default or Event of Default exists and is continuing until such time as the Swingline Lender shall have received written notice (i) of rescission of all such notices from the party or parties originally delivering such notice, (ii) the waiver of such Default or Event of Default in accordance with the provisions of Section 14.1 or (iii) from the Administrative Agent that such Default or Event of Default is no longer continuing.

(d) On any Business Day, the Swingline Lender may, in its sole discretion, give notice to each Revolving Credit Lender, with a copy to the Borrower, that all then-outstanding Swingline Loans shall be funded with a Borrowing of Revolving Credit Loans denominated in Dollars, in which case Revolving Credit Loans denominated in Dollars constituting ABR Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by each Revolving Credit Lender pro rata based on each Lender’s Revolving Credit Commitment Percentage, and the proceeds thereof shall be applied directly to the Swingline Lender to repay the Swingline Lender for such outstanding Swingline Loans. Each Revolving Credit Lender hereby irrevocably agrees to make such Revolving Credit Loans upon one Business Day’s notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified to it in writing by the Swingline Lender notwithstanding (i) that the amount of the Mandatory Borrowing may not comply with the minimum amount for each Borrowing specified in Section 2.2, (ii) whether any conditions specified in Section 7 are then satisfied, (iii) whether a Default or an Event of Default has occurred and is continuing, (iv) the date of such Mandatory Borrowing or (v) any reduction in the Total Revolving Credit Commitment after any such Swingline Loans were made. In the event that, in the sole judgment of the Swingline Lender, any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including as a result of the commencement of a proceeding under the Bankruptcy Code in respect of the Borrower), each Revolving Credit Lender hereby agrees that it shall forthwith purchase from the Swingline Lender (without recourse or warranty) such participation of the outstanding Swingline Loans as shall be necessary to cause the Lenders to share in such Swingline Loans ratably based upon their respective Revolving Credit Commitment Percentages; provided that all principal and interest payable on such Swingline Loans shall be for the account of the Swingline Lender until the date the respective participation is purchased and, to the extent attributable to the purchased participation, shall be payable to such Lender purchasing same from and after such date of purchase.

2.2. Minimum Amount of Each Borrowing; Maximum Number of Borrowings. The aggregate principal amount of each Borrowing of Term Loans or Revolving Credit Loans shall be in a minimum amount of at least the Minimum Borrowing Amount for such Type of Loans and Swingline Loans shall be in a minimum amount of $500,000 (except that Mandatory Borrowings shall be made in the amounts required by Section 2.1(d) and Revolving Credit Loans to reimburse the Letter of Credit Issuer with respect to any Unpaid Drawing shall be made in the amounts required by Section 3.3 or Section 3.4, as applicable). More than one Borrowing may be incurred on any date; provided that at no time shall there be outstanding more than 30 Borrowings of Term SOFR Loans or Alternative Currency Term Rate Loans under this Agreement.

2.3. Notice of Borrowing.

(a) The Borrower shall give the Administrative Agent at the Administrative Agent’s Office (i) prior to 1:00 p.m. (New York City time) at least two Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of the Borrowing of Term Loans if such Term Loans are to be initially Term SOFR Term Loans denominated in Dollars and (ii) written notice (or telephonic notice promptly confirmed in writing) prior to 12:00 Noon (New York City time) on the date of the Borrowing of Term Loans if such Term Loans are to be ABR Loans. Such notice (together with each notice of a Borrowing of Revolving Credit Loans pursuant to Section 2.3(b) and each notice of a Borrowing of Swingline Loans pursuant to Section 2.3(c), a “Notice of Borrowing”) shall specify the Class of Term Loans to be borrowed and (i) the aggregate principal amount of the Term Loans to be made, (ii) the date of the Borrowing and (iii) whether the Term Loans shall consist of ABR Term Loans and/or Term SOFR Term Loans and, if the Term Loans are to include Term SOFR Term Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of the proposed Borrowing of Term Loans, of such Lender’s proportionate share thereof and of the other matters covered by the related Notice of Borrowing.

(b) Whenever the Borrower desires to incur Revolving Credit Loans (other than Mandatory Borrowings or borrowings to repay Unpaid Drawings), it shall give the Administrative Agent at the Administrative Agent’s Office, (i) prior to 1:00 p.m. (New York City time) at least two Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Term SOFR Revolving Credit Loans denominated in Dollars, (ii) prior to 12:00 Noon (New York City time) at least four Business Days’ prior written notice (or telephone notice promptly confirmed in writing) of the Borrowing of Revolving Credit Loans that are Alternative Currency Daily Rate Loans or Alternative Currency Term Rate Loans and (iii) prior to 12:00 Noon (New York City time) on the date of such Borrowing prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Revolving Credit Loans that are ABR Loans. Each such Notice of Borrowing, except as otherwise expressly provided in Section 2.10, shall specify (i) the aggregate principal amount of the Revolving Credit Loans to be made pursuant to such Borrowing, (ii) the date of Borrowing (which shall be a Business Day) and (iii) whether the respective Borrowing shall consist of ABR Loans (in the case of Revolving Credit Loans denominated in Dollars), Term SOFR Revolving Credit Loans, Alternative Currency Daily Rate Loans or Alternative Currency Term Rate Loans and, if Term SOFR Revolving Credit Loans or Alternative Currency Term Rate Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall promptly give each Revolving Credit Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Revolving Credit Loans, of such Lender’s Revolving Credit Commitment Percentage thereof and of the other matters covered by the related Notice of Borrowing.

(c) Whenever the Borrower desires to incur Swingline Loans hereunder, it shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Swingline Loans prior to 2:30 p.m. (New York City time) on the date of such Borrowing. Each such notice shall specify (i) the aggregate principal amount of the Swingline Loans to be made pursuant to such Borrowing and (ii) the date of Borrowing (which shall be a Business Day). The Administrative Agent shall promptly give the Swingline Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Swingline Loans and of the other matters covered by the related Notice of Borrowing.

(d) Mandatory Borrowings shall be made upon the notice specified in Section 2.1(d), with the Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of Mandatory Borrowings as set forth in such Section.

(e) Borrowings to reimburse Unpaid Drawings shall be made upon the notice specified in Section 3.4(a).

(f) Without in any way limiting the obligation of the Borrower to confirm in writing any notice it may give hereunder by telephone, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower.

(g) Any written notice to be given hereunder may be given in any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent.

2.4. Disbursement of Funds.

(a) No later than 2:00 p.m. (New York City time) on the date specified in each Notice of Borrowing (including Mandatory Borrowings), each Lender will make available its pro rata portion, if any, of each Borrowing requested to be made on such date in the manner provided below; provided that all Swingline Loans shall be made available in the full amount thereof by the Swingline Lender no later than 3:00 p.m. (New York City time) on the date requested.

(b) Each Lender shall make available all amounts it is to fund to the Borrower under any Borrowing for its applicable Commitments, and in immediately available funds to the Administrative Agent at the Administrative Agent’s Office in the applicable currency and the Administrative Agent will (except in the case of Mandatory Borrowings and Borrowings to repay Unpaid Drawings) make available to the Borrower, by depositing to an account designated by the Borrower to the Administrative Agent the aggregate of the amounts so made available in the applicable currency. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available such amount to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent in the applicable currency. The

Administrative Agent shall also be entitled to recover from such Lender or the Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Overnight Rate or (ii) if paid by the Borrower, the then-applicable rate of interest or fees, calculated in accordance with Section 2.8, for the respective Loans.

(c) Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

2.5. Repayment of Loans; Evidence of Debt; Notes.

(a) The Borrower shall repay to the Administrative Agent, for the benefit of the applicable Lenders, (i) on the Tranche A Term Loan Maturity Date, the then-outstanding Tranche A Term Loans, in Dollars and (ii) on the Tranche B Term Loan Maturity Date, the then-outstanding Tranche B Term Loans in Dollars. The Borrower shall repay to the Administrative Agent for the benefit of the Revolving Credit Lenders, on the Revolving Credit Maturity Date, the then outstanding Revolving Credit Loans made to the Borrower in the currencies in which such Revolving Credit Loans are denominated. The Borrower shall repay to the Administrative Agent, in Dollars, for the account of the Swingline Lender, on the Swingline Maturity Date, the then-outstanding Swingline Loans.

(b) Subject to adjustment pursuant to paragraph (i) of this Section 2.5 and as provided in Section 5.1, Section 5.2 and Section 14.6 and increases in connection with fungible increases to the Tranche A Term Loans to reflect the equivalent amortization for such fungible increase, the Borrower shall repay to the Administrative Agent, in Dollars, for the benefit of the Tranche A Term Loan Lenders, on each date set forth below (or, if not a Business Day, the immediately preceding Business Day) (each, a “Tranche A Repayment Date”), a principal amount in respect of the Tranche A Term Loans equal to (x) the aggregate principal amount of the Tranche A Term Loans outstanding on the Fourth Restatement Effective Date multiplied by (y) the percentage set forth below opposite such Tranche A Repayment Date (or the entire remaining outstanding amount in the case of the Tranche A Term Loan Maturity Date) (each, a “Tranche A Repayment Amount”):

Date	Tranche A Repayment Amount
September 30, 2021	1.25%
December 31, 2021	1.25%
March 31, 2022	1.25%
June 30, 2022	1.25%
September 30, 2022	1.25%
December 31, 2022	1.25%
March 31, 2023	1.25%

Date	Tranche A Repayment Amount
June 30, 2023	1.25%
September 30, 2023	1.25%
December 31, 2023	1.25%
March 31, 2024	1.25%
June 30, 2024	1.25%
September 30, 2024	1.25%
December 31, 2024	1.25%
March 31, 2025	1.25%
June 30, 2025	1.25%
September 30, 2025	1.25%
December 31, 2025	1.25%
March 31, 2026	1.25%
Tranche A Term Loan Maturity Date	76.25%

(c) Subject to adjustment pursuant to paragraph (i) of this Section 2.5 and as provided in Section 5.1, Section 5.2 and Section 14.6 and to increases in connection with fungible increases to the Tranche B Term Loans to reflect the equivalent amortization for such fungible increase, the Borrower shall repay to the Administrative Agent, in Dollars, for the benefit of the Tranche B Term Loan Lenders, on each date set forth below (or, if not a Business Day, the immediately preceding Business Day) (each, a “Tranche B Repayment Date”), a principal amount in respect of the Tranche B Term Loans equal to (x) the aggregate principal amount of Tranche B Term Loans outstanding on the Fourth Restatement Effective Date multiplied by (y) the percentage set forth below opposite such Tranche B Repayment Date (or the entire remaining outstanding amount in the case of the Tranche B Term Loan Maturity Date) (each, a “Tranche B Repayment Amount”):

Date	Tranche B Repayment Amount
September 30, 2021	0.25%
December 31, 2021	0.25%
March 31, 2022	0.25%
June 30, 2022	0.25%
September 30, 2022	0.25%
December 31, 2022	0.25%
March 31, 2023	0.25%
June 30, 2023	0.25%
September 30, 2023	0.25%
December 31, 2023	0.25%
March 31, 2024	0.25%
June 30, 2024	0.25%
September 30, 2024	0.25%

Date	Tranche B Repayment Amount
December 31, 2024	0.25%
March 31, 2025	0.25%
June 30, 2025	0.25%
September 30, 2025	0.25%
December 31, 2025	0.25%
March 31, 2026	0.25%
June 30, 2026	0.25%
September 30, 2026	0.25%
December 31, 2026	0.25%
March 31, 2027	0.25%
June 30, 2027	0.25%
September 30, 2027	0.25%
December 31, 2027	0.25%
March 31, 2028	0.25%
Tranche B Term Loan Maturity Date	93.25%

(d) In the event that any New Term Loans are made, such New Term Loans shall, subject to Section 2.14(d), be repaid by the Borrower in the amounts (each, a “New Term Loan Repayment Amount”) and on the dates (each a “New Repayment Date”) set forth in the applicable Joinder Agreement. In the event that any Extended Term Loans are established following the Fifth Restatement Effective Date, such Extended Term Loans shall, subject to Section 2.14(f), be repaid by the Borrower in the amounts (each such amount with respect to any Extended Repayment Date, an “Extended Term Loan Repayment Amount”) and on the dates (each an “Extended Repayment Date”) set forth in the applicable Extension Amendment.

(e) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(f) The Administrative Agent shall maintain the Register pursuant to Section 14.6(b), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount and Class of each Loan made hereunder, the Type of each Loan made, the currency in which made and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender or the Swingline Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(g) The entries made in the Register and accounts and subaccounts maintained pursuant to clauses (e) and (f) of this Section 2.5 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(h) If so requested by any Lender by written notice to the Borrower (with a copy to the Administrative Agent) the Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 14.6) promptly after the Borrower’s receipt of such notice a note or notes (in customary form) to evidence such Lender’s Loan.

(i) Any prepayment of Term Loans of any Class (i) pursuant to Section 5.1 shall be applied to reduce the subsequent scheduled and outstanding repayments of the Term Borrowings of such Class to be made pursuant to this Section 2.5 as directed by the Borrower (and absent such direction, in direct order of maturity) and (ii) pursuant to Section 5.2(a)(i) or 5.2(a)(ii) shall be applied to reduce the subsequent scheduled and outstanding repayments of the Term Borrowings of such Class to be made pursuant to this Section 2.5, or, except as otherwise provided in any Joinder Agreement, pursuant to the corresponding section of such Joinder Agreement, as applicable, as directed by the Borrower (and absent such direction, in direct order of maturity).

(j) The Borrower shall repay all Revolving Credit Loans outstanding under the Fourth Restated Credit Agreement on the Fifth Restatement Effective Date, together with all accrued interest and fees under the Fourth Restated Credit Agreement.

2.6. Conversions and Continuations.

(a) Subject to the penultimate sentence of this clause (a), (x) the Borrower shall have the option on any Business Day to convert all or a portion equal to at least $10,000,000 of the outstanding principal amount of Term Loans or Revolving Credit Loans denominated in Dollars of one Type into a Borrowing or Borrowings of another Type and (y) the Borrower shall have the option on any Business Day to continue the outstanding principal amount of any Term SOFR Loans or Alternative Currency Term Rate Loans as Term SOFR Loans or Alternative Currency Term Rate Loans, as applicable, for an additional Interest Period; provided that (i) no partial conversion of Term SOFR Loans or Alternative Currency Term Rate Loans shall reduce the outstanding principal amount of Term SOFR Loans or Alternative Currency Term Rate Loans, as applicable, made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (ii) ABR Loans or Alternative Currency Daily Rate Loans may not be converted into Term SOFR Loans or Alternative Currency Term Rate Loans, as applicable, if a Default or Event of Default is in existence on the date of the conversion and the Administrative Agent has or the Required Lenders have determined in its or their, as applicable, sole discretion not to permit such conversion, (iii) Term SOFR Loans or Alternative Currency Term Rate Loans may not be continued as Term SOFR Loans or Alternative Currency Term Rate Loans, as applicable, for an additional Interest Period if a Default or Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation and (iv) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in

Section 2.2. Each such conversion or continuation shall be effected by the Borrower by giving the Administrative Agent at the Administrative Agent’s Office prior to 1:00 p.m. (New York City time) at least (i) two Business Days’ notice, in the case of a continuation of or conversion to Term SOFR Loans denominated in Dollars, (ii) four Business Days’ notice, in the case of a continuation or conversion to Alternative Currency Daily Rate Loans or Alternative Currency Term Rate Loans denominated in the applicable Alternative Currency or (iii) one Business Day’s notice in the case of a conversion into ABR Loans prior written notice (or telephonic notice promptly confirmed in writing) (each, a “Notice of Conversion or Continuation”) specifying the Loans to be so converted or continued, the Type of Loans to be converted or continued into and, if such Loans are to be converted into or continued as Term SOFR Loans or Alternative Currency Term Rate Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each applicable Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Loans. Any written notice to be given hereunder may be given in any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent.

(b) If any Default or Event of Default is in existence at the time of any proposed continuation of any Term SOFR Loans and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, such Term SOFR Loans shall be automatically converted on the last day of the current Interest Period into ABR Loans. If upon the expiration of any Interest Period in respect of Term SOFR Loans, the Borrower has failed to elect a new Interest Period to be applicable thereto as provided in clause (a), the Borrower shall be deemed to have elected to convert such Borrowing of Term SOFR Loans into a Borrowing of ABR Loans, effective as of the expiration date of such current Interest Period. Notwithstanding the foregoing, with respect to Borrowings of Alternative Currency Term Rate Loans, in connection with the occurrence of any of the events described in the preceding two sentences, at the expiration of the then current Interest Period, each such Borrowing shall be automatically continued as a Borrowing of Alternative Currency Term Rate Loans with an Interest Period of one month.

(c) No Loan may be converted into or continued as a Loan denominated in a different currency.

(d) With respect to any Alternative Currency Daily Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

2.7. Pro Rata Borrowings. Each Borrowing of Revolving Credit Loans under this Agreement shall be made by the Revolving Credit Lenders pro rata on the basis of their then-applicable Revolving Credit Commitment Percentages. Each Borrowing of New Term Loans under this Agreement shall be made by the Lenders pro rata on the basis of their then-applicable New Term Loan Commitments. It is understood that (a) no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender severally but not jointly shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder and (b) other than as expressly provided herein with respect to a Defaulting Lender, failure by a Lender to perform any of its obligations under any of the Credit Documents shall not release any Person from performance of its obligation under any Credit Document.

2.8. Interest.

(a) The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable ABR Margin plus the ABR, in each case, in effect from time to time.

(b) The unpaid principal amount of each Term SOFR Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Term SOFR Margin plus the Term SOFR, in each case, in effect from time to time.

(c) The unpaid principal amount of each Alternative Currency Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Alternative Currency Margin plus the applicable Relevant Rate in effect from time to time.

(d) If all or a portion of (i) the principal amount of any Loan or (ii) any interest payable thereon shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum that is (the “Default Rate”) (x) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2.00% or (y) in the case of any overdue interest, to the extent permitted by applicable law, the rate described in Section 2.8(a) plus 2.00% from the date of such non-payment to the date on which such amount is paid in full (after as well as before judgment).

(e) Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable in the same currency in which such Loan is denominated. Except as provided below, interest shall be payable (i) in respect of each ABR Loan, quarterly in arrears on the last Business Day of each March, June, September and December, (ii) in respect of each Alternative Currency Daily Rate Loan, on each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan, (iii) in respect of each Term SOFR Loan or Alternative Currency Term Rate Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period and (iv) in respect of each Loan (A) on any prepayment (on the amount prepaid but excluding in any event prepayments of ABR Loans or Alternative Currency Daily Rate Loan), (B) at maturity (whether by acceleration or otherwise) and (C) after such maturity, on demand.

(f) All computations of interest hereunder shall be made in accordance with Section 5.5.

(g) The Administrative Agent, upon determining the interest rate for any Borrowing of Term SOFR Loans or Alternative Currency Term Rate Loans, shall promptly notify the Borrower and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

2.9. Interest Periods. At the time the Borrower gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of Term SOFR Loans or Alternative Currency Term Rate Loans in accordance with Section 2.6(a), the Borrower shall have the right to elect by giving the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower be a one, three or six month period (in each case, subject to availability for the interest rate applicable to the relevant currency pursuant to Section 2.10).

Notwithstanding anything to the contrary contained above:

(a) the initial Interest Period for any Borrowing of Term SOFR Loans or Alternative Currency Term Rate Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(b) if any Interest Period relating to a Borrowing of Term SOFR Loans or Alternative Currency Term Rate Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period in respect of a Term SOFR Loan or Alternative Currency Term Rate Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; and

(d) the Borrower shall not be entitled to elect any Interest Period in respect of any Term SOFR Loan or Alternative Currency Term Rate Loan if such Interest Period would extend beyond the Maturity Date of such Loan.

2.10. Inability to Determine Rate; Illegality.

(a) Inability to Determine Rate. If in connection with any request for a Term SOFR Loan or an Alternative Currency Loan or a conversion to or continuation thereof, as applicable, (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) no Successor Rate has been determined in accordance with Section 2.10(b), and the circumstances under Section 2.10(b)(i) or the Scheduled Unavailability Date has occurred (as applicable), or (ii) adequate and reasonable means do not otherwise exist for determining Term SOFR or the Relevant Rate for such Alternative Currency, as applicable, for any requested Interest Period with respect to a proposed Term SOFR Loan, in connection with an existing or proposed ABR Loan or with respect to a proposed Alternative Currency Loan, as applicable, or (b) the Administrative Agent or Required Lenders determine that for any reason Term SOFR or the Relevant Rate for such Alternative Currency, as applicable, for any requested Interest Period with respect to a proposed Term SOFR Loan or Alternative Currency Loan, as applicable, does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and the Lenders. Thereafter, (x) the obligation of the Lenders to make, maintain, or convert ABR Loans to, Term SOFR Loans shall be suspended (to the extent of the affected Term SOFR Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of ABR, the utilization of such component in determining ABR shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described above, until the Administrative Agent upon instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (I) the Borrower may revoke any pending request for a Borrowing, conversion or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for ABR Loans, and (II) any outstanding Term SOFR Loans shall convert to ABR Loans at the end of their respective Interest Periods.

(b) Successor Rates. Notwithstanding anything to the contrary in any Credit Document, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or the Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or the Required Lenders (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining one, three and six month interest periods of Term SOFR, including because the Term SOFR Screen Rate is not available or published on a current basis, and such circumstances are unlikely to be temporary; or

(ii) CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent, CME or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one, three and six month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be made available or permitted to be used for determining the interest rate of U.S. Dollar denominated syndicated loans, or shall or will otherwise cease, provided, that at the time of such statement, there is no successor administrator satisfactory to the Administrative Agent that will continue to provide such interest periods of Term SOFR after such specific date (the latest date on which one, three and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer available permanently or indefinitely, “Scheduled Unavailability Date”);

then, on a date and time determined by the Administrative Agent (any such date, a “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (b)(ii) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any other applicable Credit Document with Daily Simple SOFR plus the SOFR Adjustment, for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, any Credit Document (the “Successor Rate”). If the Successor Rate is Daily Simple SOFR plus the SOFR Adjustment, all interest will be payable on a monthly basis.

Notwithstanding anything to the contrary herein, (x) if the Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, (y) if the Administrative Agent determines that the Relevant Rate for an Alternative Currency is not available or (z) if the events or circumstances of the type described in clauses (b)(i) or (b)(ii) above have occurred with respect to the Successor Rate then in effect, then in each case, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing Term SOFR or any then current Successor Rate in accordance with this Section 2.10 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for such alternative benchmarks in similar syndicated credit facilities syndicated and agented in the United States and denominated in U.S. Dollars or in such Alternative Currency for such alternative benchmarks, as applicable, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for such benchmarks in similar credit facilities syndicated and agented in the United States and denominated in U.S. Dollars or in such Alternative Currency for such alternative benchmarks, as applicable. For the avoidance of doubt, any such proposed rate and adjustments shall constitute a Successor Rate. Any such amendment shall become effective at 5:00 p.m. (New York City time) on the fifth Business Day after the Administrative Agent posts such proposed amendment to all Lenders and the Borrower unless, prior to such time, the Required Lenders deliver to the Administrative Agent written notice that the Required Lenders object to the amendment.

(c) The Administrative Agent will promptly (in one or more notices) notify the Borrower and the Lenders of the implementation of any Successor Rate. A Successor Rate shall be applied in a manner consistent with market practice; provided, that to the extent market practice is not administratively feasible for the Administrative Agent, the Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent (in consultation with the Borrower). Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero, the Successor Rate will be deemed to be zero for all purposes of the Credit Documents.

(d) With respect to SOFR or Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

(e) Illegality. If, after the Fifth Restatement Effective Date, any Change in Law relating to capital or liquidity adequacy requirements of any Lender or compliance by any Lender or its parent with any Change in Law relating to capital or liquidity adequacy requirements occurring after the Fifth Restatement Effective Date, has the effect of reducing the rate of return on such Lender’s or its parent’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent could have achieved but for such Change in Law (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy), then from time to time, promptly after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reasonably determined reduction; provided that to the extent any increased costs or reductions are incurred by any Lender as a result of (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III after the Fifth Restatement Effective Date, then such Lender shall be compensated pursuant to this Section 2.10(e) only if such Lender imposes such charges under other syndicated credit facilities containing provisions similar to this Section 2.10(e) involving similarly situated borrowers that such Lender is a lender under. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(e), will give prompt written notice thereof to the Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(e) upon receipt of such notice.

2.11. Compensation. If (a) any payment of principal of any Term SOFR Loan or Alternative Currency Term Rate Loan is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Term SOFR Loan or Alternative Currency Term Rate Loan as a result of a payment or conversion pursuant to Section 2.5, 2.6, 2.10, 5.1, 5.2 or 14.7, as a result of acceleration of the maturity of the Loans pursuant to Section 11 or for any other reason, (b) any Borrowing of Term SOFR Loans or Alternative Currency Term Rate Loans is not made as a result of a withdrawn Notice of Borrowing, (c) any ABR Loan is not converted into a Term SOFR Loan as a result of a withdrawn Notice of Conversion or Continuation, (d) any Term SOFR Loan or Alternative Currency Term Rate Loan is not continued as a Term SOFR Loan or Alternative Currency Term Rate Loan, as the case may be, as a result of a withdrawn Notice of Conversion or Continuation or (e) any prepayment of principal of any Term SOFR Loan or Alternative Currency Term Rate Loan is not made as a result of a withdrawn notice of prepayment pursuant to Section 5.1 or 5.2, the Borrower shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Term SOFR Loan.

2.12. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a), 3.5 or 5.4 with respect to such Lender, it will, if requested by the Borrower use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 2.10, 3.5 or 5.4.

2.13. Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.10, 2.11, 3.5 or 5.4 is given by any Lender more than 120 days after such Lender has knowledge of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.10, 2.11, 3.5 or 5.4, as the case may be, for any such amounts incurred or accruing prior to the 121st day prior to the giving of such notice to the Borrower.

2.14. Incremental Facilities.

(a) At any time following the Fifth Restatement Effective Date, the Borrower may by written notice to Administrative Agent elect to request the establishment of one or more (x) additional tranches of term loans or increases in Term Loans of any Series (the commitments thereto, the “New Term Loan Commitments”) and/or (y) increases in or replacement classes of Revolving Credit Commitments (the “New Revolving Credit Commitments” and, together with the New Term Loan Commitments, the “New Loan Commitments”), by an aggregate principal amount (which amount for purposes of this limitation shall be calculated exclusive of (A) the amount any New Term Loan Commitments in respect of Refinancing Term Loans and Ratio First Lien Indebtedness and (B) the amount of any Replacement Revolving Credit Commitments) not in excess of the Free and Clear Amount at such time and not less than $100,000,000 individually (or such lesser amount as (x) may be approved by the Administrative Agent or (y) shall constitute the entire Free and Clear Amount at such time). Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that the New Loan Commitments shall be effective, which shall be a date not less than ten Business Days (or such shorter period as the Administrative Agent may reasonably agree) after the date on which such notice is delivered to the Administrative Agent. The Borrower may approach any Lender or any Person (other than a natural person) to provide all or a portion of the New Loan Commitments; provided that any Lender offered or approached to provide all or a portion of the New Loan Commitments may elect or decline, in its sole discretion, to provide a New Loan Commitment. In each case, such New Loan Commitments shall become effective as of the applicable Increased Amount Date; provided that, except as provided in Section 1.8, (i) no Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Loan Commitments, as applicable; (ii) each of the conditions set forth in Section 7 shall be satisfied; (iii) to the extent any Commitments or Loans included in the determination of Required

Pro Rata Lenders are outstanding, the Borrower shall be in Pro Forma Compliance with the covenant set forth in Section 10.8; (iv) the New Loan Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrower and Administrative Agent, and each of which shall be recorded in the Register and shall be subject to the requirements set forth in Section 5.4(d); (v) the Borrower shall make any payments required pursuant to Section 2.11 in connection with the New Loan Commitments, as applicable; and (vi) the Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with such transaction. Any New Term Loans made on an Increased Amount Date shall be designated, a separate series (a “Series”) of New Term Loans for all purposes of this Agreement unless they are specified to be an increase in any previously established class of Term Loans.

(b) (i) On any Increased Amount Date on which New Revolving Credit Commitments (other than Replacement Revolving Credit Commitments) are effected, subject to the satisfaction of the foregoing terms and conditions, (a) each of the Lenders with Revolving Credit Commitments shall assign to each Lender with a New Revolving Credit Commitment (each, a “New Revolving Loan Lender”) and each of the New Revolving Loan Lenders shall purchase from each of the Lenders with Revolving Credit Commitments, at the principal amount thereof and in the applicable currencies (together with accrued interest), such interests in the Revolving Credit Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, the Revolving Credit Loans will be held by existing Revolving Credit Lenders and New Revolving Loan Lenders ratably in accordance with their Revolving Credit Commitments after giving effect to the addition of such New Revolving Credit Commitments to the Revolving Credit Commitments, (b) each New Revolving Credit Commitment shall be deemed for all purposes a Revolving Credit Commitment and each Loan made thereunder (a “New Revolving Loan”) shall be deemed, for all purposes, a Revolving Credit Loan and (c) each New Revolving Loan Lender shall become a Lender with respect to the New Revolving Credit Commitment and all matters relating thereto.

(ii) At any time following the Fifth Restatement Effective Date, at the option of the Borrower and the New Revolving Loan Lenders providing such New Revolving Credit Commitments, any New Revolving Credit Commitments may be in the form of one or more separate classes of revolving credit commitments (the “Replacement Revolving Credit Commitments”) which shall constitute a separate Class of Commitments from the Revolving Credit Commitments (each such separate Class of Replacement Revolving Credit Commitments, a “Replacement Revolving Credit Series” and each Loan thereunder, a “Replacement Revolving Credit Loan”) shall constitute a separate Class of Loans from the Revolving Credit Loans (it being understood that Replacement Revolving Credit Commitments of a single Replacement Revolving Credit Series may be established on more than one date); provided that:

(1) immediately after giving effect to the establishment of such Replacement Revolving Credit Commitments and any reduction in the amount of Revolving Credit Commitments or New Revolving Credit Commitments in connection therewith, the aggregate amount, without duplication, of Replacement Revolving Credit Commitments, Revolving Credit Commitments and New Revolving Credit Commitments in effect shall not exceed the aggregate principal amount of Replacement Revolving Credit Commitments, Revolving Credit Commitments and New Revolving Credit Commitments in effect immediately prior to the establishment of such Replacement Revolving Credit Commitments;

(2) there shall be no more than three Classes, in the aggregate, of Revolving Credit Commitments and Replacement Revolving Credit Commitments outstanding at any time;

(3) the terms of such Replacement Revolving Credit Commitments, except for the tenor of the Replacement Revolving Credit Commitments (which shall have a scheduled expiration date no earlier than the Revolving Credit Maturity Date), the size of any swingline loan and/or letter of credit subfacilities under such Replacement Revolving Credit Commitments and the applicable interest rates and Fees payable with respect to such Replacement Revolving Credit Commitments (which shall be as specified in the applicable Joinder Agreement), shall be substantially identical to the terms of the Revolving Credit Commitments or Replacement Revolving Credit Commitments being replaced thereby (unless otherwise consented to by the Administrative Agent); and

(4) in connection with the establishment of any Replacement Revolving Credit Commitments that will include swingline loan and/or letter of credit subfacilities, any amendment to this Agreement pursuant to Section 2.14(e) may include provisions relating to swingline loans and/or letters of credit, as applicable, issued thereunder, which issuances shall be on terms substantially identical (except for the overall size of such subfacilities, which shall be specified in the applicable Joinder Agreement) to the terms relating to Swingline Loans and Letters of Credit with respect to the Revolving Credit Commitments or otherwise reasonably acceptable to the Administrative Agent and any applicable swingline lender or letter of credit issuer thereunder.

On any Increased Amount Date on which Replacement Revolving Credit Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (a) the Revolving Credit Loans or Replacement Revolving Credit Loans, as applicable, of any existing Revolving Credit Lender who is providing a new Replacement Revolving Credit Commitment on such date and whose existing Revolving Credit Commitment or Replacement Revolving Credit Commitment, as applicable, is being reduced on such date pursuant to clause (a) of the first proviso to Section 4.2 (or the corresponding provision in any Joinder Agreement with respect to Replacement Revolving Credit Commitments) in connection therewith shall be converted into Replacement Revolving Credit Loans under such Lender’s new Replacement Revolving Credit Commitment being provided on such date in the same ratio as (x) the amount of such Lender’s new Replacement Revolving Credit Commitment bears to (y) the aggregate amount of such Lender’s existing Revolving Credit Commitment or Replacement Revolving Credit Commitment of such Class prior to any reduction of such Lender’s Revolving Credit Commitment or Replacement Revolving Credit Commitment pursuant to clause (a) of the first proviso to Section 4.2 (or the corresponding provision in any Joinder Agreement with respect to Replacement Revolving Credit Commitments) in connection therewith and (b) each of the New Revolving Loan Lenders with Replacement Revolving Credit Commitments of the applicable Class shall purchase from each of the other Lenders with Replacement Revolving Credit Commitments of such Class, at the principal amount thereof and in the applicable currencies, such interests in the Replacement Revolving Credit Loans under such Class of Replacement Revolving Credit Commitments so converted or outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, the Replacement Revolving Credit Loans of such Class will be held by New Revolving Loan Lenders with such Class of Replacement Revolving Credit Commitments ratably in accordance with their respective Replacement Revolving Credit Commitments of such Class.

(c) On any Increased Amount Date on which any New Term Loan Commitments of any Series are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each Lender with a New Term Loan Commitment (each, a “New Term Loan Lender”) of any Series shall make a Loan to the Borrower (a “New Term Loan”) in an amount equal to its New Term Loan Commitment of such Series, and (ii) each New Term Loan Lender of any Series shall become a Lender hereunder with respect to the New Term Loan Commitment of such Series and the New Term Loans of such Series made pursuant thereto.

(d) The terms and provisions of the New Term Loans and New Term Loan Commitments of any Series shall be, except as otherwise set forth herein or in the applicable Joinder Agreement, identical to the existing Term Loans of any Class specified by the Borrower (if any); provided that:

(i) the applicable New Term Loan Maturity Date of each Series shall be no earlier than the Final Maturity Date (as of the date of incurrence of such New Term Loans) (except in the case of customary bridge facility so long as the long-term debt into which such customary bridge facility is to be converted satisfies the provisions of this subclause (1)), and (2) the mandatory prepayment and other payment rights of the New Term Loans and the existing Term Loans (other than with respect to any scheduled amortization and premiums) shall be identical (as of the date of incurrence of such New Term Loans), except (A) to the extent that after giving effect to the incurrence or assumption of such New Term Loans, the aggregate amount of Scheduled Inside Payments does not exceed the Permitted Scheduled Inside Payment Amount and (B) in lieu of the foregoing requirement, Refinancing Term Loans shall be subject to the requirement that the New Term Loan Maturity Date therefor shall not be earlier than the final maturity date of the Class of Term Loans refinanced thereby,

(ii) the rate of interest and the amortization schedule applicable to the New Term Loans of each Series, and the rights thereof (if any) to participate in any Debt Incurrence Prepayment Event, shall be determined by the Borrower and the applicable new Lenders and set forth in the applicable Joinder Agreement; provided, that the weighted average life to maturity of all New Term Loans shall be no shorter than the remaining weighted average life to maturity of any then-existing Class of Term Loans (except to the extent of nominal amortization that is not in excess of 1% per annum) except (A) to the extent that, after giving effect to the incurrence or assumption of such New Term Loans, the aggregate amount of Scheduled Inside Payments does not exceed the Permitted Scheduled Inside Payment Amount, (B) in the case of customary bridge facility so long as the long-term debt into which such customary bridge facility is to be converted satisfied the provisions of this clause (ii) and (C) in lieu of the foregoing requirement, Refinancing Term Loans shall be subject to the requirement that the weighted average life to maturity thereof shall not be shorter than the remaining weighted average life to maturity of the Term Loans refinanced thereby (except to the extent of nominal amortization that is not in excess of 1% per annum),

(iii) all other terms applicable to the New Term Loans of each Series that differ from the then existing Class of Term Loans specified by the Borrower (if any) shall be reasonably acceptable to the Administrative Agent (as evidenced by its execution of the applicable Joinder Agreement),

(iv) the Joinder Agreement for any New Term Loans may, but shall not be required to, impose additional requirements (not inconsistent with the provisions of this Agreement in effect at such time) with respect to the final maturity and weighted average life to maturity of New Term Loans incurred following the date of the applicable Joinder Agreement; provided that clauses (i) and (ii) shall not apply to any customary bridge facility so long as the long-term debt into which any such customary bridge facility is to be converted satisfies clauses (i) and (ii).

(e) Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provision of this Section 2.14. In addition to any terms and provisions in any Joinder Agreement, and any changes or amendments to this Agreement or any other Credit Document provided for therein, in each case, that are required or contemplated by the foregoing provisions of this Section 2.14, notwithstanding anything to the contrary in this Section 2.14 and without limiting the generality or applicability of the provisions of Section 14.1 to any Section 2.14(e) Additional Amendments, any Joinder Agreement may provide for additional terms and/or additional amendments to this Agreement and the other Credit Documents (any such amendment a “Section 2.14(e) Additional Amendment”); provided that such Section 2.14(e) Additional Amendments do not become effective prior to the time that such Section 2.14(e) Additional Amendments have been consented to (including pursuant to (1) consents applicable to holders of New Term Loans and New Revolving Credit Commitments provided for in any Joinder Agreement and (2) consents applicable to holders of any Extended Term Loans provided for in any Extension Amendment) by such of the Lenders, Credit Parties and other parties (if any) as may be required in order for such Section 2.14(e) Additional Amendments to become effective at such time in accordance with Section 14.1.

(f) (i) The Borrower may at any time and from time to time following the Fifth Restatement Effective Date request that all or a portion of the Term Loans of any Class (an “Existing Class”) be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so converted, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.14(f). In order to establish any Extended Term Loans, the Borrower shall provide a notice to the Administrative Agent (an “Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established which shall be identical to the Term Loans of the Existing Class from which they are to be converted except (x) all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization of principal of the Term Loans of such Existing Class (with any such delay resulting in a corresponding adjustment to the scheduled amortization payments reflected in Section 2.5 or in the Joinder Agreement, as the case may be, with respect to the Existing Class of Term Loans from which such Extended Term Loans were converted, in each case as more particularly set forth in paragraph (iii) of this Section 2.14(f) below), (y) (A) the interest margins with respect to the Extended Term Loans may be higher or lower than the interest margins for the Term Loans of such Existing Class and/or (B) additional fees may be payable to the Lenders providing such Extended Term Loans in addition to or in lieu of any increased margins contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment and (z) the mandatory prepayment rights of the Extended Term Loans and such Existing Class with respect to any Debt Incurrence Prepayment Event may be different so long as the proportion (if any) of the proceeds thereof to which such Extended Term Loans are entitled is no greater than the proportion of such proceeds to which the Existing Class is entitled for so long as such Existing Class is outstanding. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Class converted into Extended Term Loans pursuant to any Extension Request. Any Extended Term Loans of any Extension Series shall constitute a separate Class of Term Loans from the Existing Class of Term Loans from which they were converted (except to the extent that the Extension Amendment relating thereto provides that such Extended Term Loans shall constitute an increase in a previously established Class of Term Loans or any previously established Extension Series of the Borrower, in which case each Repayment Amount remaining for the existing Class of Term Loans shall be increased in proportion to the increase in the principal amount of such Class of Term Loans resulting therefrom).

(ii) The Borrower shall provide the applicable Extension Request at least three (3) Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the date on which Lenders under the Existing Class are requested to respond. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Term Loans of the Existing Class subject to such Extension Request converted into Extended Term Loans shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans of the Existing Class which it has elected to convert into Extended Term Loans. In the event that the aggregate amount of Term Loans of the Existing Class subject to Extension Elections exceeds the amount of Extended Term Loans requested pursuant to the Extension Request, Term Loans subject to Extension Elections shall be converted to Extended Term Loans on a pro rata basis based on the amount of Term Loans included in each such Extension Election.

(iii) Extended Term Loans shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which, except to the extent expressly contemplated by the penultimate sentence of this Section 2.14(f)(iii) and notwithstanding anything to the contrary set forth in Section 14.1, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Term Loans established thereby) executed by the Credit Parties, the Administrative Agent and the Extending Lenders. In addition to any provisions in any Joinder Agreement and terms and changes required or permitted by Section 2.14(f)(i), each Extension Amendment (x) shall amend the scheduled amortization payments pursuant to Section 2.5 or the applicable Joinder Agreement with respect to the

Existing Class of Term Loans from which the Extended Term Loans were converted to reduce each scheduled Repayment Amount for the Existing Class in the same proportion as the amount of Term Loans of the Existing Class is to be reduced pursuant to such Extension Amendment (it being understood that the amount of any Repayment Amount payable with respect to any individual Term Loan of such Existing Class that is not an Extended Term Loan shall not be reduced as a result thereof) and (y) may, but shall not be required to, impose additional requirements (not inconsistent with the provisions of this Agreement in effect at such time) with respect to the final maturity and weighted average life to maturity of New Term Loans incurred following the date of such Extension Amendment. Notwithstanding anything to the contrary in this Section 2.14(f) and without limiting the generality or applicability of Section 14.1 to any Section 2.14(f) Additional Amendments, any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 2.14(f) Additional Amendment”) to this Agreement and the other Credit Documents; provided that such Section 2.14(f) Additional Amendments do not become effective prior to the time that such Section 2.14(f) Additional Amendments have been consented to (including pursuant to (1) consents applicable to holders of New Term Loans and New Revolving Credit Commitments provided for in any Joinder Agreement and (2) consents applicable to holders of any Extended Term Loans provided for in any Extension Amendment) by such of the Lenders, Credit Parties and other parties (if any) as may be required in order for such Section 2.14(f) Additional Amendments to become effective at such time in accordance with Section 14.1. In connection with any Extension Amendment, the Borrower shall deliver an opinion of counsel reasonably acceptable to the Administrative Agent (i) as to the enforceability of such Extension Amendment, this Agreement as amended thereby, and such of the other Credit Documents (if any) as may be amended thereby (in the case of such other Credit Documents as contemplated by the immediately preceding sentence) and (ii) to the effect that such Extension Amendment, including without limitation, the Extended Term Loans provided for therein, does not conflict with or violate the terms and provisions of Section 14.1 of this Agreement.

(g) Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction not prohibited by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent, and such Lender; provided that for the avoidance of doubt, Section 14.8 of this Agreement does not apply to any such cashless settlement mechanism contemplated hereof and such Lender hereunder shall not constitute a “benefited Lender” under Section 14.8 of this Agreement for purposes thereof in connection with any such cashless settlement mechanism contemplated herein or implemented pursuant to this Section 2.14(g).

2.15. MIRE Event. Notwithstanding anything to the contrary herein, the increasing, extension or renewal of any Loans pursuant to this Agreement shall be subject to flood insurance due diligence and flood insurance compliance in accordance with Section 9.3 hereto and shall otherwise be reasonably satisfactory to the Administrative Agent.

2.16. Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of “Required Lenders”, “Required Pro Rata Lenders”, “Required Revolving Credit Lenders”, “Required Tranche A Term Loan Lenders”, “Required Tranche B Term Loan Lenders” and Section 14.1.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 11 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 14.8 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Letter of Credit Issuer or the Swingline Lender hereunder; third, to Cash Collateralize the Letter of Credit Issuers’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 3.8; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Letter of Credit Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 3.8; sixth, to the payment of any amounts owing to the Lenders, the Letter of Credit Issuers or Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Letter of Credit Issuer or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 7 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.16(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any fee payable under Sections 4.1(a) through (d) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided cash collateral pursuant to Section 2.16.

(C) With respect to any fee payable under Sections 4.1(a) through (d) not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Letter of Credit Issuer and the Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Letter of Credit Issuer’s or such Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. Subject to Section 14.20, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize the Letter of Credit Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 3.8.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swingline Lender and each Letter of Credit Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the applicable Loans previously held by such Lender and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to Section 2.16(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is reasonably satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no Letter of Credit Issuer shall be required to issue, extend, increase, reinstate or renew any Letter of Credit unless it is reasonably satisfied that it will have no Fronting Exposure after giving effect thereto.

SECTION 3. Letters of Credit

3.1. Letters of Credit.

(a) Subject to and upon the terms and conditions herein set forth, at any time and from time to time prior to the L/C Maturity Date, each Letter of Credit Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 3, to issue from time to time from the Closing Date through the L/C Maturity Date upon the request of, and for the direct or indirect benefit of, the Borrower and/or the Restricted Subsidiaries, a letter of credit or letters of credit (the “Letters of Credit” and each, a “Letter of Credit”) in such form as may be approved by the Letter of Credit Issuer in its reasonable discretion; provided that the Borrower shall be a co-applicant, and jointly and severally liable with respect to, each Letter of Credit issued for the account of a Restricted Subsidiary. Each of the Existing Letters of Credit shall remain outstanding under this Agreement on the Fifth Restatement Effective Date as Letters of Credit.

(b) Notwithstanding the foregoing, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letters of Credit Outstanding at such time, would exceed the Letter of Credit Commitment then in effect; (ii) no Letter of Credit shall be issued the Stated Amount of which would cause (x) the aggregate amount of the Lenders’ Revolving Credit Exposures at the time of the issuance thereof to exceed the Total Revolving Credit Commitment then in effect or (y) the Revolving Credit Loans of any Lender plus, without duplication, the amount of Swingline Loans outstanding that are held by such Lender and the face amount of Letters of Credit outstanding at such time issued by such Lender to exceed such Lender’s Revolving Credit Commitment; (iii) no Letter of Credit in an Alternative Currency shall be issued the Stated Amount of which would cause the Aggregate Multicurrency Exposures at the time of the issuance thereof to exceed the Multicurrency Sublimit then in effect; (iv) each Letter of Credit shall have an expiration date occurring no later than one year after the date of issuance thereof, unless otherwise agreed upon by the Administrative Agent and the Letter of Credit Issuer; provided that, in no event shall such expiration date occur later than the L/C Maturity Date; (v) each Letter of Credit shall be denominated in Dollars or an Alternative Currency; (vi) no Letter of Credit shall be issued if it would be illegal under any applicable law for the beneficiary of the Letter of Credit to have a Letter of Credit issued in its favor; (vii) no Letter of Credit shall be issued by a Letter of Credit Issuer after it has received a written notice from any Credit Party or the Administrative Agent or the Required Lenders stating that a Default or Event of Default has occurred and is continuing until such time as the Letter of Credit Issuer shall have received a written notice of (x) rescission of such notice from the party or parties originally delivering such notice or (y) the waiver of such Default or Event of Default in accordance with the provisions of Section 14.1; (viii) each commercial Letter of Credit shall be a sight letter of credit; and (ix) unless otherwise agreed by such Letter of Credit Issuer in its sole discretion, no Letter of Credit Issuer shall be required to issue any Letter of Credit if the Stated Amount of such Letter of Credit, when added to the Letter of Credit Outstandings at such time in respect of Letters of Credit previously issued by such Letter of Credit Issuer, would exceed the amount of such Letter of Credit Issuer’s Letter of Credit Sublimit.

(c) Upon at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent and the Letter of Credit Issuer (which notice the Administrative Agent shall promptly transmit to each of the applicable Lenders), the Borrower shall have the right, on any day, permanently to terminate or reduce the Letter of Credit Commitment in whole or in part; provided that, after giving effect to such termination or reduction, the Letters of Credit Outstanding shall not exceed the Letter of Credit Commitment.

(d) The parties hereto agree that the Existing Letters of Credit shall be deemed to be Letters of Credit for all purposes under this Agreement, without any further action by the Borrower, the Letter of Credit Issuer or any other Person.

(e) The Letter of Credit Issuer shall not be under any obligation to issue any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Letter of Credit Issuer from issuing such Letter of Credit, or any law applicable to the Letter of Credit Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Letter of Credit Issuer shall prohibit, or request that the Letter of Credit Issuer refrain from, the issuance of letters of credit generally or such Letter of

Credit in particular or shall impose upon the Letter of Credit Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Letter of Credit Issuer is not otherwise compensated hereunder) not in effect on the Fifth Restatement Effective Date, or shall impose upon the Letter of Credit Issuer any unreimbursed loss, cost or expense which was not applicable on the Fifth Restatement Effective Date and which the Letter of Credit Issuer in good faith deems material to it;

(ii) the issuance of such Letter of Credit would violate one or more policies of the Letter of Credit Issuer applicable to letters of credit generally;

(iii) except as otherwise agreed by the Administrative Agent and the Letter of Credit Issuer, such Letter of Credit is in an initial Stated Amount less than the Dollar Equivalent of $100,000, in the case of a commercial Letter of Credit, or $10,000, in the case of a standby Letter of Credit;

(iv) such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;

(v) the Letter of Credit Issuer does not as of the issuance date of such requested Letter of Credit issue letters of credit in the requested currency;

(vi) such Letter of Credit contains any provisions for automatic reinstatement of the Stated Amount after any drawing thereunder; or

(vii) a default of any Revolving Credit Lender’s obligations to fund under Section 3.3 exists or any Revolving Credit Lender is at such time a Defaulting Lender hereunder, unless, in each case, the Letter of Credit Issuer has entered into satisfactory arrangements with the Borrower or such Revolving Credit Lender to eliminate the Letter of Credit Issuer’s risk with respect to such Revolving Credit Lender.

(f) The Letter of Credit Issuer shall not amend any Letter of Credit if the Letter of Credit Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(g) The Letter of Credit Issuer shall be under no obligation to amend any Letter of Credit if (A) the Letter of Credit Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(h) The Letter of Credit Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith and the Letter of Credit Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Section 13 with respect to any acts taken or omissions suffered by the Letter of Credit Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Section 13 included the Letter of Credit Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Letter of Credit Issuer.

3.2. Letter of Credit Requests.

(a) Whenever the Borrower desires that a Letter of Credit be issued for its account or amended, it shall give the Administrative Agent and the Letter of Credit Issuer a Letter of Credit Request by no later than 11:00 a.m. (New York City time) at least two (or such lesser number as may be agreed upon by the Administrative Agent and the Letter of Credit Issuer) Business Days prior to the proposed date of issuance or amendment. Each notice shall be executed by the Borrower and shall be in the form of either (x) Exhibit A or (y) the standard form of Citibank, N.A. as provided by Citibank, N.A. to the Borrower prior to the Fifth Restatement Effective Date (each a “Letter of Credit Request”).

(b) In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Request shall specify in form and detail satisfactory to the Letter of Credit Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the Stated Amount thereof and the currency thereof (which shall be Dollars or an Alternative Currency); (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the Letter of Credit Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Request shall specify in form and detail satisfactory to the Letter of Credit Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the Letter of Credit Issuer may reasonably require. Additionally, the Borrower shall furnish to the Letter of Credit Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the Letter of Credit Issuer or the Administrative Agent may require.

(c) Promptly after receipt of any Letter of Credit Request, the Letter of Credit Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Request from the Borrower and, if not, the Letter of Credit Issuer will provide the Administrative Agent with a copy thereof. Unless the Letter of Credit Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Credit Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Sections 6 and 7 shall not then be satisfied, then, subject to the terms and conditions hereof, the Letter of Credit Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Restricted Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the Letter of Credit Issuer’s usual and customary business practices.

(d) If the Borrower so requests in any applicable Letter of Credit Request, the Letter of Credit Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Letter of Credit Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the

“Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Letter of Credit Issuer, the Borrower shall not be required to make a specific request to the Letter of Credit Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Letter of Credit Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the L/C Maturity Date; provided, however, that the Letter of Credit Issuer shall not permit any such extension if (A) the Letter of Credit Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (b) or (e) of Section 3.1 or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Credit Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Sections 6 and 7 are not then satisfied, and in each such case directing the Letter of Credit Issuer not to permit such extension.

(e) If the Borrower so requests in any applicable Letter of Credit Request, the Letter of Credit Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). Unless otherwise directed by the Letter of Credit Issuer, the Borrower shall not be required to make a specific request to the Letter of Credit Issuer to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Lenders shall be deemed to have authorized (but may not require) the Letter of Credit Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the Letter of Credit Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), the Letter of Credit Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Reinstatement Deadline (A) from the Administrative Agent that the Required Revolving Credit Lenders have elected not to permit such reinstatement or (B) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Sections 6 and 7 are not then satisfied (treating such reinstatement as the issuance of a Letter of Credit for purposes of this clause (B)) and, in each case, directing the Letter of Credit Issuer not to permit such reinstatement.

(f) Promptly after issuance of any Letter of Credit or any amendment to a Letter of Credit (including any Existing Letter of Credit), the Letter of Credit Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment. On the last Business Day of each March, June, September and December, each Letter of Credit Issuer shall provide the Administrative Agent a list of all Letters of Credit (including any Existing Letter of Credit) issued by it that are outstanding at such time.

(g) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower that the Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.1(b).

3.3. Letter of Credit Participations.

(a) Immediately upon the issuance by the Letter of Credit Issuer of any Letter of Credit, the Letter of Credit Issuer shall be deemed to have sold and transferred to each Revolving Credit Lender (each such Revolving Credit Lender, in its capacity under this Section 3.3, an “L/C Participant”), and each such L/C Participant shall be deemed irrevocably and unconditionally to have purchased and received from the Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation (each an “L/C Participation”), to the extent of such L/C Participant’s Revolving Credit Commitment Percentage in each Letter of Credit, each substitute therefor, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto; provided that the Letter of Credit Fees will be paid directly to the Administrative Agent for the ratable account of the L/C Participants as provided in Section 4.1(b) and the L/C Participants shall have no right to receive any portion of any Fronting Fees.

(b) In determining whether to pay under any Letter of Credit, the relevant Letter of Credit Issuer shall have no obligation relative to the L/C Participants other than to confirm that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the relevant Letter of Credit Issuer under or in connection with any Letter of Credit issued by it, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for the Letter of Credit Issuer any resulting liability.

(c) In the event that the Letter of Credit Issuer makes any payment under any Letter of Credit issued by it and the Borrower shall not have repaid such amount in full to the respective Letter of Credit Issuer pursuant to Section 3.4(a), the Letter of Credit Issuer shall promptly notify the Administrative Agent and each L/C Participant of such failure, and each L/C Participant shall promptly and unconditionally pay to the Administrative Agent for the account of the Letter of Credit Issuer, the amount of such L/C Participant’s Revolving Credit Commitment Percentage of the Dollar Equivalent of such unreimbursed payment in Dollars and in immediately available funds; provided, however, that no L/C Participant shall be obligated to pay to the Administrative Agent for the account of the Letter of Credit Issuer its Revolving Credit Commitment Percentage of such unreimbursed amount arising from any wrongful payment made by the Letter of Credit Issuer under any such Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer. If the Letter of Credit Issuer so notifies, prior to 11:00 a.m. (New York City time) on any Business Day, any L/C Participant required to fund a payment under a Letter of Credit, such L/C Participant shall make available to the Administrative Agent for the account of the Letter of Credit Issuer such L/C Participant’s Revolving Credit Commitment Percentage of the amount of such payment no later than 1:00 p.m. (New York City time) on such Business Day in Dollars and in immediately available funds. If and to the extent such L/C Participant shall not have so made its Revolving Credit Commitment Percentage of the amount of such payment available to the Administrative Agent for the account of the Letter of Credit Issuer, such L/C Participant agrees to pay to the

Administrative Agent for the account of the Letter of Credit Issuer, forthwith on demand, such amount, together with interest thereon for each day from such date until the date such amount is paid to the Administrative Agent for the account of the Letter of Credit Issuer at a rate per annum equal to the Overnight Rate from time to time then in effect, plus any administrative, processing or similar fees customarily charged by the Letter of Credit Issuer in connection with the foregoing. The failure of any L/C Participant to make available to the Administrative Agent for the account of the Letter of Credit Issuer its Revolving Credit Commitment Percentage of any payment under any Letter of Credit shall not relieve any other L/C Participant of its obligation hereunder to make available to the Administrative Agent for the account of the Letter of Credit Issuer its Revolving Credit Commitment Percentage of any payment under such Letter of Credit on the date required, as specified above, but no L/C Participant shall be responsible for the failure of any other L/C Participant to make available to the Administrative Agent such other L/C Participant’s Revolving Credit Commitment Percentage of any such payment.

(d) Whenever the Letter of Credit Issuer receives a payment in respect of an unpaid reimbursement obligation as to which the Administrative Agent has received for the account of the Letter of Credit Issuer any payments from the L/C Participants pursuant to clause (c) above, the Letter of Credit Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each L/C Participant that has paid its Revolving Credit Commitment Percentage of such reimbursement obligation, in Dollars and in immediately available funds, an amount equal to such L/C Participant’s share (based upon the proportionate aggregate amount originally funded by such L/C Participant to the aggregate amount funded by all L/C Participants) of the Dollar Equivalent of the amount so paid in respect of such reimbursement obligation and interest thereon accruing after the purchase of the respective L/C Participations at the Overnight Rate.

(e) The obligations of the L/C Participants to make payments to the Administrative Agent for the account of a Letter of Credit Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including under any of the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Letter of Credit Issuer, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);

(iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v) the occurrence of any Default or Event of Default;

provided, however, that no L/C Participant shall be obligated to pay to the Administrative Agent for the account of the Letter of Credit Issuer its Revolving Credit Commitment Percentage of any unreimbursed amount arising from any wrongful payment made by the Letter of Credit Issuer under any such Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer.

3.4. Agreement to Repay Letter of Credit Drawings.

(a) The Borrower hereby agrees to reimburse the Letter of Credit Issuer, by making payment in with respect to any drawing under any Letter of Credit in the same currency in which such drawing was made unless (A) the Letter of Credit Issuer (at its option) shall have specified in the notice of drawing that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Borrower shall have notified the Letter of Credit Issuer promptly following receipt of the notice of drawing that the Borrower will reimburse the Letter of Credit Issuer in Dollars. In the case of any reimbursement in Dollars of a drawing of a Letter of Credit denominated in an Alternative Currency, the Letter of Credit Issuer shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Any such reimbursement shall be made by the Borrower to the Administrative Agent in immediately available funds for any payment or disbursement made by the Letter of Credit Issuer under any Letter of Credit (each such amount so paid until reimbursed, an “Unpaid Drawing”) no later than the date that is one Business Day after the date on which the Borrower receives notice of such payment or disbursement (the “Reimbursement Date”), with interest on the amount so paid or disbursed by the Letter of Credit Issuer, to the extent not reimbursed prior to 5:00 p.m. (New York City time) on the Reimbursement Date, from the Reimbursement Date to the date the Letter of Credit Issuer is reimbursed therefor at a rate per annum that shall at all times be the Applicable ABR Margin plus the ABR as in effect from time to time; provided that, notwithstanding anything contained in this Agreement to the contrary, (i) unless the Borrower shall have notified the Administrative Agent and the relevant Letter of Credit Issuer prior to 12:00 noon (New York City time) on the Reimbursement Date that the Borrower intends to reimburse the relevant Letter of Credit Issuer for the amount of such drawing with funds other than the proceeds of Loans, the Borrower shall be deemed to have given a Notice of Borrowing requesting that, with respect to Letters of Credit, the Revolving Credit Lenders make Revolving Credit Loans (which shall be denominated in Dollars and which shall be ABR Loans) on the Reimbursement Date in the amount, or Dollar Equivalent of the amount, as applicable, of such drawing and (ii) the Administrative Agent shall promptly notify each L/C Participant of such drawing and the amount of its Revolving Credit Loan to be made in respect thereof, and each L/C Participant shall be irrevocably obligated to make a Revolving Credit Loan to the Borrower in Dollars in the manner deemed to have been requested in the amount of its Revolving Credit Commitment Percentage of the applicable Unpaid Drawing by 2:00 p.m. (New York City time) on such Reimbursement Date by making the amount of such Revolving Credit Loan available to the Administrative Agent. Such Revolving Credit Loans shall be made without regard to the Minimum Borrowing Amount. The Administrative Agent

shall use the proceeds of such Revolving Credit Loans solely for purpose of reimbursing the Letter of Credit Issuer for the related Unpaid Drawing. In the event that the Borrower fails to Cash Collateralize any Letter of Credit that is outstanding on the L/C Maturity Date, the full amount of the Letters of Credit Outstanding in respect of such Letter of Credit shall be deemed to be an Unpaid Drawing subject to the provisions of this Section 3.4 except that the Letter of Credit Issuer shall hold the proceeds received from the L/C Participants as contemplated above as cash collateral for such Letter of Credit to reimburse any Drawing under such Letter of Credit and shall use such proceeds first, to reimburse itself for any Drawings made in respect of such Letter of Credit following the L/C Maturity Date, second, to the extent such Letter of Credit expires or is returned undrawn while any such cash collateral remains, to the repayment of obligations in respect of any Revolving Credit Loans that have not paid at such time and third, to the Borrower or as otherwise directed by a court of competent jurisdiction. Nothing in this Section 3.4(a) shall affect the Borrower’s obligation to repay all outstanding Revolving Credit Loans when due in accordance with the terms of this Agreement.

(b) The obligations of the Borrower under this Section 3.4 to reimburse the Letter of Credit Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment that the Borrower or any other Person may have or have had against the Letter of Credit Issuer, the Administrative Agent or any Lender (including in its capacity as an L/C Participant), including any defense based upon the failure of any drawing under a Letter of Credit (each a “Drawing”) to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such Drawing and without regard to any adverse change in the relevant exchange rates or in the availability of the Alternative Currency to the Borrower or in the relevant currency markets generally; provided that the Borrower shall not be obligated to reimburse the Letter of Credit Issuer for any wrongful payment made by the Letter of Credit Issuer under the Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer.

3.5. Increased Costs. If after the Fifth Restatement Effective Date any Change in Law shall either (a) impose, modify or make applicable any reserve, deposit, capital or liquidity adequacy or similar requirement against letters of credit issued by the Letter of Credit Issuer, or any L/C Participant’s L/C Participation therein, or (b) impose on the Letter of Credit Issuer or any L/C Participant any other conditions affecting its obligations under this Agreement in respect of Letters of Credit or L/C Participations therein or any Letter of Credit or such L/C Participant’s L/C Participation therein, and the result of any of the foregoing is to increase the cost to the Letter of Credit Issuer or such L/C Participant of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by the Letter of Credit Issuer or such L/C Participant hereunder (other than any such increase or reduction attributable to Indemnified Taxes indemnifiable under Section 5.4 or Excluded Taxes) in respect of Letters of Credit or L/C Participations therein, then, promptly after receipt of written demand to the Borrower by the Letter of Credit Issuer or such L/C Participant, as the case may be (a copy of which notice shall be sent by the Letter of Credit Issuer or such L/C Participant to the Administrative Agent (with respect to Letter of Credit issued on account of the Borrower)), the Borrower shall pay to the Letter of Credit Issuer or such L/C Participant such additional amount or amounts as will compensate the Letter of Credit Issuer or such L/C Participant for such increased cost or reduction. A certificate submitted to the Borrower by the relevant Letter of Credit Issuer or an L/C Participant, as the case may be (a copy of which certificate shall be sent by the Letter of Credit Issuer or such L/C Participant to the Administrative Agent), setting forth in reasonable detail the basis for the determination of such additional amount or amounts necessary to compensate the Letter of Credit Issuer or such L/C Participant as aforesaid shall be conclusive and binding on the Borrower absent clearly demonstrable error.

3.6. New or Successor Letter of Credit Issuer.

(a) The Letter of Credit Issuer may resign as a Letter of Credit Issuer upon 60 days’ prior written notice to the Administrative Agent, the Lenders and the Borrower. The Borrower may replace the Letter of Credit Issuer for any reason upon written notice to the Administrative Agent and the Letter of Credit Issuer. The Borrower may add Letter of Credit Issuers at any time upon notice to the Administrative Agent. If the Letter of Credit Issuer shall resign or be replaced, or if the Borrower shall decide to add a new Letter of Credit Issuer under this Agreement, then the Borrower may appoint from among the Lenders a successor issuer of Letters of Credit or a new Letter of Credit Issuer, as the case may be, or, with the consent of the Administrative Agent (such consent not to be unreasonably withheld), another successor or new issuer of Letters of Credit, whereupon such successor issuer shall succeed to the rights, powers and duties of the replaced or resigning Letter of Credit Issuer under this Agreement and the other Credit Documents, or such new issuer of Letters of Credit shall be granted the rights, powers and duties of a Letter of Credit Issuer hereunder, and the term “Letter of Credit Issuer” shall mean such successor or such new issuer of Letters of Credit effective upon such appointment. At the time such resignation or replacement shall become effective, the Borrower shall pay to the resigning or replaced Letter of Credit Issuer all accrued and unpaid fees pursuant to Sections 4.1(c) and 4.1(d). The acceptance of any appointment as a Letter of Credit Issuer hereunder whether as a successor issuer or new issuer of Letters of Credit in accordance with this Agreement, shall be evidenced by an agreement entered into by such new or successor issuer of Letters of Credit, in a form satisfactory to the Borrower and the Administrative Agent and, from and after the effective date of such agreement, such new or successor issuer of Letters of Credit shall become a “Letter of Credit Issuer” hereunder. After the resignation or replacement of a Letter of Credit Issuer hereunder, the resigning or replaced Letter of Credit Issuer shall remain a party hereto and shall continue to have all the rights and obligations of a Letter of Credit Issuer under this Agreement and the other Credit Documents with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit. In connection with any resignation or replacement pursuant to this clause (a) (but, in case of any such resignation, only to the extent that a successor issuer of Letters of Credit shall have been appointed), either (i) the Borrower, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall arrange to have any outstanding Letters of Credit issued by the resigning or replaced Letter of Credit Issuer replaced with Letters of Credit issued by the successor issuer of Letters of Credit or (ii) the Borrower shall cause the successor issuer of Letters of Credit, if such successor issuer is reasonably satisfactory to the replaced or resigning Letter of Credit Issuer, to issue “back-stop” Letters of Credit naming the resigning or replaced Letter of Credit Issuer as beneficiary for each outstanding Letter of Credit issued by the resigning or replaced Letter of Credit Issuer, which new Letters of Credit shall be denominated in the same currency as, and shall have a face amount equal to, the Letters of Credit being back-stopped and the sole requirement for drawing on such new Letters of Credit shall be a drawing on the corresponding back-stopped Letters of Credit. After any resigning or replaced Letter of Credit Issuer’s resignation or replacement as Letter of Credit Issuer, the provisions of this Agreement relating to a Letter of Credit Issuer shall inure to its benefit as to any actions taken or omitted to be taken by it (A) while it was a Letter of Credit Issuer under this Agreement or (B) at any time with respect to Letters of Credit issued by such Letter of Credit Issuer.

(b) To the extent that there are, at the time of any resignation or replacement as set forth in clause (a) above, any outstanding Letters of Credit, nothing herein shall be deemed to impact or impair any rights and obligations of any of the parties hereto with respect to such outstanding Letters of Credit (including any obligations related to the payment of Fees or the reimbursement or funding of amounts drawn), except that the Borrower, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall have the obligations regarding outstanding Letters of Credit described in clause (a) above.

3.7. Role of Letter of Credit Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the Letter of Credit Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Letter of Credit Issuer, the Administrative Agent, any of their respective Affiliates nor any correspondent, participant or assignee of the Letter of Credit Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Required Revolving Credit Lenders; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Letter of Credit Issuer, the Administrative Agent, any of their respective Affiliates nor any correspondent, participant or assignee of the Letter of Credit Issuer shall be liable or responsible for any of the matters described in Section 3.3(e); provided that anything in such Section to the contrary notwithstanding, the Borrower may have a claim against the Letter of Credit Issuer, and the Letter of Credit Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the Letter of Credit Issuer’s willful misconduct or gross negligence or the Letter of Credit Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the Letter of Credit Issuer may accept documents that appear on their face to be substantially in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Letter of Credit Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

3.8. Cash Collateral.

(a) Upon the request of the Administrative Agent, (A) if the Letter of Credit Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (B) if, as of the L/C Maturity Date, there are any Letters of Credit Outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Letters of Credit Outstanding.

(b) The Administrative Agent may, at any time and from time to time after the initial deposit of cash collateral, request that additional cash collateral be provided in order to protect against the results of exchange rate fluctuations.

(c) If any Event of Default shall occur and be continuing, the Administrative Agent or Revolving Credit Lenders with Letter of Credit Exposure representing greater than 50% of the total Letter of Credit Exposure may require that the L/C Obligations be Cash Collateralized.

(d) For purposes of this Section 3.8, “Cash Collateralize” shall mean to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Letter of Credit Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances in the currencies in which the Letters of Credit Outstanding are denominated and in an amount equal to the amount of the Letters of Credit Outstanding required to be Cash Collateralized pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Letter of Credit Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the Letter of Credit Issuer and the L/C Participants, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash collateral shall be maintained in blocked, non-interest bearing deposit accounts with the Administrative Agent.

3.9. Applicability of ISP and UCP. Unless otherwise expressly agreed by the Letter of Credit Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.

3.10. Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

3.11. Letters of Credit Issued for Restricted Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, the Borrower shall be obligated to reimburse the Letter of Credit Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Restricted Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Restricted Subsidiaries.

SECTION 4. Fees; Commitments

4.1. Fees.

(a) The Borrower agrees to pay to the Administrative Agent in Dollars, for the account of each Revolving Credit Lender (in each case pro rata according to the respective Revolving Credit Commitments of all such Lenders), a commitment fee (the “Commitment Fee”) for each day from the Fifth Restatement Effective Date to the Revolving Credit Termination Date. Except as provided below, each Commitment Fee shall be payable (x) quarterly in arrears on the last Business Day of each March, June, September and December (for the three-month period (or portion thereof) ended on such day for which no payment has been received) and (y) on the Revolving Credit Termination Date (for the period ended on such date for which no payment has been received pursuant to clause (x) above), and shall be computed for each day during such period at a rate per annum equal to the Commitment Fee Rate in effect on such day on the Available Commitment in effect on such day.

(b) The Borrower agrees to pay to the Administrative Agent in Dollars for the account of the Revolving Credit Lenders pro rata on the basis of their respective Letter of Credit Exposure, a fee in respect of each Letter of Credit (the “Letter of Credit Fee”), for the period from the date of issuance of such Letter of Credit to the termination date of such Letter of Credit computed at the per annum rate for each day equal to the Applicable Term SOFR Margin for Revolving Credit Loans minus 0.125% per annum on the average daily Stated Amount of such Letter of Credit. Except as provided below, such Letter of Credit Fees shall be due and payable (x) quarterly in arrears on the last Business Day of each March, June, September and December and (y) on the date upon which the Total Revolving Credit Commitment terminates and the Letters of Credit Outstanding shall have been reduced to zero.

(c) The Borrower agrees to pay to each Letter of Credit Issuer a fee in Dollars in respect of each Letter of Credit issued by it (the “Fronting Fee”), for the period from the date of issuance of such Letter of Credit to the termination date of such Letter of Credit, computed at the rate for each day equal to 0.125% per annum on the average daily Stated Amount of such Letter of Credit. Such Fronting Fees shall be due and payable (x) quarterly in arrears on the last Business Day of each March, June, September and December and (y) on the date upon which the Total Revolving Credit Commitment terminates and the Letters of Credit Outstanding shall have been reduced to zero.

(d) The Borrower agrees to pay directly to the Letter of Credit Issuer in Dollars upon each issuance of, drawing under, and/or amendment of, a Letter of Credit issued by it such amount as the Letter of Credit Issuer and the Borrower shall have agreed upon for issuances of, drawings under or amendments of, letters of credit issued by it.

(e) Notwithstanding the foregoing, the Borrower shall not be obligated to pay any amounts to any Defaulting Lender pursuant to clauses (a) through (d) of this Section 4.1.

4.2. Voluntary Reduction of Revolving Credit Commitments. Upon at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent at the Administrative Agent’s Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower (on behalf of itself) shall have the right, without premium or penalty, on any day, permanently to terminate or reduce the Revolving Credit Commitments in whole or in part; provided that (a) any such reduction shall apply to proportionately and permanently to reduce the Revolving Credit Commitment of each of the Lenders except that, notwithstanding the foregoing, in connection with the establishment on any date of any Replacement Revolving Credit Commitments pursuant to Section 2.14(b)(ii), the Revolving Credit Commitments of any one or more Lenders providing any such Replacement Revolving Credit Commitments on such date may be reduced in whole or in part on such date (provided that (x) after giving effect to any such reduction and to the repayment of any Revolving Credit Loans made on such date, the Revolving Credit Exposure of any such Lender does not exceed the Revolving Credit Commitment thereof (such Revolving Credit Exposure and Revolving Credit Commitment being determined in each case, for the avoidance of doubt, exclusive of such Lender’s Replacement Revolving Credit Commitment and any exposure in respect thereof) and (y) for the avoidance of doubt, any such repayment of Revolving Credit Loans contemplated by the preceding clause shall be made in compliance with the requirements of Section 5.3(a) with respect to the ratable allocation of payments hereunder, with such allocation being determined after giving effect to any conversion pursuant to Section 2.14(b)(ii) of any Revolving Credit Loans into Replacement Revolving Credit Loans in connection with the establishment of such Replacement Revolving Credit Commitments) prior to any reduction being made to the Revolving Credit Commitment of any other Lender, (b) any partial reduction pursuant to this Section 4.2 shall be in the amount of at least $10,000,000 and (c) after giving effect to such termination or reduction and to any prepayments of the Loans made on the date thereof in accordance with this Agreement, the aggregate amount of the Lenders’ Revolving Credit Exposures shall not exceed the Total Revolving Credit Commitment.

4.3. Mandatory Termination of Commitments.

(a) The Revolving Credit Commitments shall terminate at 5:00 p.m. (New York City time) on the Revolving Credit Maturity Date.

(b) The Swingline Commitment shall terminate at 5:00 p.m. (New York City time) on the Swingline Maturity Date.

(c) The Tranche A Term Loan Commitments were terminated on the Fourth Restatement Effective Date immediately upon the funding of the Tranche A Term Loans.

(d) The Tranche B Term Loan Commitments were terminated on the Fourth Restatement Effective Date immediately upon the funding of the Tranche B Term Loans.

(e) The New Term Loan Commitment for any Series shall, unless otherwise provided in the applicable Joinder Agreement, terminate at 5:00 p.m. (New York City time) on the Increased Amount Date for such Series.

SECTION 5. Payments

5.1. Voluntary Prepayments.

(a) The Borrower shall have the right to prepay its Term Loans, Revolving Credit Loans and Swingline Loans, in each case, without premium or penalty, in whole or in part from time to time on the following terms and conditions: (a) the Borrower shall give the Administrative Agent at the Administrative Agent’s Office written notice (or telephonic notice promptly confirmed in writing) of its intent to make such prepayment, the amount of such prepayment and (in the case of Term SOFR Loans or Alternative Currency Term Rate Loans) the specific Borrowing(s) pursuant to which made, which notice shall be given by the Borrower no later than 1:00 p.m. (New York City time) (i) in the case of Loans (other than Swingline Loans), one Business Day prior to or (ii) in the case of Swingline Loans, on, the date of such prepayment and shall promptly be transmitted by the Administrative Agent to each of the Lenders or the Swingline Lender, as the case may be; (b) each partial prepayment of (i) any Borrowing of Term SOFR Loans shall be in a minimum amount of $10,000,000, (ii) any ABR Loans (other than Swingline Loans) shall be in a minimum amount of $1,000,000, (iii) any Loans denominated in Euro shall be in a minimum amount of €10,000,000, (iv) any Loans denominated in Sterling shall be in a minimum amount of £5,000,000 and (v) Swingline Loans shall be in a minimum amount of $500,000; provided that no partial prepayment of Term SOFR Loans or Alternative Currency Term Rate Loans made pursuant to a single Borrowing shall reduce the outstanding Term SOFR Loans or Alternative Currency Term Rate Loans made pursuant to such Borrowing to an amount less than the applicable Minimum Borrowing Amount for such Term SOFR Loans or Alternative Currency Term Rate Loans, as applicable; and (c) any prepayment of Term SOFR Loans or Alternative Currency Term Rate Loans pursuant to this Section 5.1(a) on any day other than the last day of an Interest Period applicable thereto shall be subject to compliance by the Borrower with the applicable provisions of Section 2.11. Each prepayment in respect of any Term Loans pursuant to this Section 5.1 shall be (a) applied to the Class or Classes of Term Loans as the Borrower may specify and (b) as to any such Class of Term Loans, applied to reduce Repayment Amounts thereunder in such order as the Borrower may specify. At the Borrower’s election in connection with any prepayment pursuant to this Section 5.1, such prepayment shall not be applied to any Term Loan or Revolving Credit Loan of a Defaulting Lender.

5.2. Mandatory Prepayments.

(a) Prepayments. (i) On each occasion that a Prepayment Event occurs, the Borrower shall, within three Business Days after its receipt of the Net Cash Proceeds of a Debt Incurrence Prepayment Event and within seven Business Days after the occurrence of any other Prepayment Event (or, in the case of Deferred Net Cash Proceeds, within seven Business Days after the Deferred Net Cash Proceeds Payment Date), except as otherwise permitted pursuant to clause (c)(II) below, prepay, in accordance with clause (c) below, Term Loans with a Dollar Equivalent principal amount equal to 100% of the Net Cash Proceeds from such Prepayment Event; provided that, except in the case of Net Cash Proceeds of a Debt Incurrence Prepayment Event, such required prepayment percentage shall be reduced to (x) 50% if the Consolidated Total Debt to Consolidated EBITDA Ratio determined on a Pro Forma Basis for the most recently ended Test Period for which Section 9.1 Financials have been delivered prior to the receipt of such Net

Cash Proceeds is less than or equal to 3.25 to 1.0 and greater than 2.50 to 1.0, and (2) 0% if the Consolidated Total Debt to Consolidated EBITDA Ratio determined on a Pro Forma Basis for the most recently ended Test Period for which Section 9.1 Financials have been delivered prior to the receipt of such Net Cash Proceeds is less than or equal to 2.50 to 1.0; provided, further, that, with respect to the Net Cash Proceeds of an Asset Sale Prepayment Event or Casualty Event, in each case solely to the extent with respect to any Collateral, the Borrower may use a portion of such Net Cash Proceeds to prepay or repurchase Future Secured Debt with a Lien on the Collateral ranking pari passu with the Liens securing the Obligations to the extent any applicable Future Secured Debt Document requires the issuer of such Future Secured Debt to prepay or make an offer to purchase such Future Secured Debt with the proceeds of such Prepayment Event, in each case in an amount not to exceed the product of (x) the amount of such Net Cash Proceeds multiplied by (y) a fraction, the numerator of which is the outstanding principal amount of the Future Secured Debt with a Lien on the Collateral ranking pari passu with the Liens securing the Obligations and with respect to which such a requirement to prepay or make an offer to purchase exists and the denominator of which is the sum of the outstanding principal amount of such Future Secured Debt and the outstanding principal amount of Term Loans.

(ii) Not later than the date that is ninety days after the last day of any fiscal year, the Borrower shall prepay, in accordance with clause (c) below, Term Loans with a Dollar Equivalent principal amount equal to (x) 50% of Excess Cash Flow for such fiscal year; provided that (A) the percentage in this Section 5.2(a)(ii) shall be reduced to 25% if the ratio of Consolidated Total Debt on the date of prepayment (prior to giving effect thereto and as certified by an Authorized Officer of the Borrower) to Consolidated EBITDA for the most recent Test Period ended prior to such prepayment date for which Section 9.1 Financials have been delivered is less than or equal to 5.5 to 1.0 but greater than 5.0 to 1.0 and (B) no payment of any Term Loans shall be required under this Section 5.2(a)(ii) if the ratio of Consolidated Total Debt on the date of prepayment (prior to giving effect thereto and as certified by an Authorized Officer of the Borrower) to Consolidated EBITDA for the most recent Test Period ended prior to such prepayment date for which Section 9.1 Financials have been delivered is less than or equal to 5.0 to 1.0, minus (y) the Dollar Equivalent principal amount of Term Loans voluntarily prepaid pursuant to Section 5.1 during such fiscal year; provided that such amount shall, at the option of the Borrower, be reduced on a dollar-for-dollar basis for such fiscal year by, in each case without duplication of any such reduction from the definition of “Excess Cash Flow” by such amounts (provided that in the event that duplication would occur, such amounts shall be deducted pursuant to this clause (ii) rather than from the definition of “Excess Cash Flow”), by the aggregate amount of clauses (b)(ii), (vi), (vii), (viii), (ix), (x), (xi) and (xii) of the definition of “Excess Cash Flow” for such fiscal year and on or prior to the 90th day after the end of such fiscal year; provided, further, that such reduction shall exclude all such payments funded with the proceeds of other long-term Indebtedness (other than the Revolving Credit Loans, loans under the ABL Facility and intercompany loans).

(b) Repayment of Revolving Credit Loans. (i) If on any date the aggregate amount of the Lenders’ Revolving Credit Exposures (collectively, the “Aggregate Revolving Credit Outstandings”) for any reason exceeds 100% of the Total Revolving Credit Commitment then in effect, the Borrower shall forthwith repay on such date the principal amount of Swingline

Loans and, after all Swingline Loans have been paid in full, Revolving Credit Loans in an amount equal to such excess. If, after giving effect to the prepayment of all outstanding Swingline Loans and Revolving Credit Loans, the Aggregate Revolving Credit Outstandings exceed the Total Revolving Credit Commitment then in effect, the Borrower shall Cash Collateralize the Letters of Credit Outstanding to the extent of such excess.

(ii) If on any date the aggregate amount of the Lenders’ Multicurrency Exposures (collectively, the “Aggregate Multicurrency Exposures”) for any reason exceeds 105% of the Multicurrency Sublimit as then in effect, the Borrower shall forthwith repay on such date Revolving Credit Loans denominated in Alternative Currencies in a principal amount such that, after giving effect to such repayment, the Aggregate Multicurrency Exposures do not exceed 100% of the Multicurrency Sublimit. If, after giving effect to the prepayment of all outstanding Revolving Credit Loans denominated in Alternative Currencies, the Aggregate Multicurrency Exposures exceed 100% of the Multicurrency Sublimit, the Borrower shall Cash Collateralize the Letters of Credit Outstanding in respect of Letters of Credit denominated in Alternative Currencies to the extent of such excess.

(c) Application of Prepayments. Subject to Section 5.2(h),

(I) each prepayment of Term Loans pursuant to Section 5.2(a)(i) or (ii) (in each case, other than pursuant to any Debt Incurrence Prepayment Event) shall be allocated pro rata among the Tranche A Term Loans and the Tranche B Term Loans based on the applicable remaining Repayment Amounts due thereunder; and

(II) each prepayment of Term Loans pursuant to Section 5.2(a)(i) with the Net Cash Proceeds of any Debt Incurrence Prepayment Event shall be allocated to the Class or Classes of Term Loans as directed by the Borrower; provided that, notwithstanding anything herein to the contrary, the Borrower may instead use all or a portion of the Net Cash Proceeds of any Debt Incurrence Prepayment Event to reduce Revolving Credit Commitments, Replacement Revolving Credit Commitments and/or New Revolving Credit Commitments. Subject to Section 5.2(h), with respect to each such prepayment and/or reduction, the Borrower will, not later than the date specified in Section 5.2(a) for making such prepayment and/or reduction, give the Administrative Agent telephonic notice (promptly confirmed in writing and which shall include a calculation of the amount of such prepayment and/or reduction to be applied to each Class of Term Loans, Revolving Credit Commitments and Replacement Revolving Credit Commitments, as applicable) requesting that the Administrative Agent provide notice of such prepayment and/or reduction to each applicable Lender.

(d) Application to Loans. With respect to each prepayment of Term Loans required by Section 5.2(a), the Borrower may, if applicable, designate the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.

(e) Application to Revolving Credit Loans. With respect to each prepayment of Revolving Credit Loans required by Section 5.2(b), the Borrower may designate (i) the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made and (ii) the Revolving Credit Loans to be prepaid; provided that (y) each prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans; and (z) notwithstanding the provisions of the preceding clause (y), no prepayment of Revolving Credit Loans shall be applied to the Revolving Credit Loans of any Defaulting Lender unless otherwise agreed in writing by the Borrower. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.

(f) Term Rate Interest Periods. In lieu of making any payment pursuant to this Section 5.2 in respect of any Term SOFR Loan or Alternative Currency Term Rate Loan other than on the last day of the Interest Period therefor so long as no Event of Default shall have occurred and be continuing, the Borrower at its option may deposit with the Administrative Agent an amount in the applicable currency equal to the amount of the Term SOFR Loan or Alternative Currency Term Rate Loan to be prepaid and such Term SOFR Loan or Alternative Currency Term Rate Loan shall be repaid on the last day of the Interest Period therefor in the required amount. Such deposit shall be held by the Administrative Agent in a corporate time deposit account established on terms reasonably satisfactory to the Administrative Agent, earning interest at the then-customary rate for accounts of such type. Such deposit shall constitute cash collateral for the Term SOFR Loans or Alternative Currency Term Rate Loans to be so prepaid; provided that the Borrower may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 5.2.

(g) Minimum Amount. No prepayment shall be required pursuant to Section 5.2(a)(i) (1) in the case of any Disposition yielding Net Cash Proceeds of less than $1,000,000 in the aggregate and (2) unless and until the amount at any time of Net Cash Proceeds from Asset Sale Prepayment Events and Casualty Events required to be applied at or prior to such time pursuant to such Section and not yet applied at or prior to such time to prepay Term Loans pursuant to such Section exceeds (x) $50,000,000 for a single Asset Sale Prepayment Event and Casualty Event or (y) $250,000,000 in the aggregate for all Asset Sale Prepayment Events and Casualty Events (other than those which are either under the threshold specified in subclause (1) or over the threshold specified in subclause (2)(x)) in any one fiscal year, at which time all such Net Cash Proceeds referred to in this subclause (y) with respect to such fiscal year shall be applied as a prepayment in accordance with this Section 5.2.

(h) Foreign Asset Sales. Notwithstanding any other provisions of this Section 5.2, (i) to the extent that any or all of the Net Cash Proceeds of a Casualty Event or any asset sale by a Restricted Foreign Subsidiary giving rise to an Asset Sale Prepayment Event (a “Foreign Asset Sale”) or any amount included in Excess Cash Flow and attributable to Foreign Subsidiaries are prohibited or delayed by applicable local law from being repatriated to the United States, such portion of the Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 5.2 but may be retained by the applicable Restricted Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to cause the applicable Restricted Foreign Subsidiary to promptly take all actions required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans as required pursuant to this Section 5.2 and (ii) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Asset Sale or Excess Cash Flow would have a material adverse tax consequence with respect to such Net Cash Proceeds or Excess Cash Flow, the Net Cash Proceeds or Excess Cash Flow so affected may be retained by the applicable Restricted Foreign Subsidiary; provided that, in the case of this clause (ii), on or before the date on which any Net Cash Proceeds or Excess Cash Flow so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to Section 5.2(a), (x) the Borrower applies an amount equal to such Net Cash Proceeds or Excess Cash Flow to such reinvestments or prepayments as if such Net Cash Proceeds or Excess Cash Flow had been received by the Borrower rather than such Restricted Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds or Excess Cash Flow had been repatriated (or, if less, the Net Cash Proceeds or Excess Cash Flow that would be calculated if received by such Foreign Subsidiary) or (y) such Net Cash Proceeds or Excess Cash Flow are applied to the repayment of Indebtedness of a Restricted Foreign Subsidiary.

5.3. Method and Place of Payment.

(a) Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrower, without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto, the Letter of Credit Issuer or the Swingline Lender entitled thereto, as the case may be, not later than 2:00 p.m. (New York City time), in each case, on the date when due and shall be made in immediately available funds at the Administrative Agent’s Office or at such other office as the Administrative Agent shall specify for such purpose by notice to the Borrower, it being understood that written or facsimile notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account. All repayments or prepayments of any Loans (whether of principal, interest or otherwise) hereunder shall be made in the currency in which such Loans are denominated and all other payments under each Credit Document shall, unless otherwise specified in such Credit Document, be made in Dollars. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 p.m. (New York City time) or, otherwise, on the next Business Day) in like funds relating to the payment of principal or interest or Fees ratably to the Lenders entitled thereto.

(b) Any payments under this Agreement that are made later than 2:00 p.m. (New York City time) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

(c) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Letter of Credit Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Letter of Credit Issuer, as the case may be, the amount due. With respect to any payment that the Administrative Agent makes for the account of the Lenders or the Letter of Credit Issuer hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (3) the Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Lenders or the Letter of Credit Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender or the Letter of Credit Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A notice of the Administrative Agent to any Lender or Letter of Credit Issuer or the Borrower with respect to any amount owing under this clause (c) shall be conclusive, absent manifest error.

5.4. Net Payments.

(a) Any and all payments made by or on behalf of the Borrower or any Guarantor under this Agreement or any other Credit Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes; provided that if the Borrower, any Guarantor or any other Withholding Agent shall be required by applicable Requirements of Law to deduct or withhold any Taxes from such payments, then (i) if the Tax in question is an Indemnified Tax the sum payable shall be increased as necessary so that after all required deductions and withholdings have been made by any applicable Withholding Agent (including deductions or withholdings applicable to additional sums payable under this Section 5.4) the Lender (or in the case of payments made to the Administrative Agent or the Collateral Agent for its own account, the Administrative Agent or Collateral Agent, as applicable) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Borrower, Guarantor or other applicable Withholding Agent shall make such deductions or withholdings and (iii) the Borrower, Guarantor or other applicable Withholding Agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority within the time allowed and in accordance with applicable Requirements of Law. Whenever any Indemnified Taxes are payable by the Borrower or Guarantor, as promptly as possible thereafter, the Borrower or Guarantor shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt (or other evidence acceptable to such Lender, acting reasonably) received by the Borrower or Guarantor showing payment thereof.

(b) The Borrower shall timely pay and shall indemnify and hold harmless the Administrative Agent, each Collateral Agent and each Lender (whether or not such Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority) for any Other Taxes.

(c) The Borrower shall indemnify and hold harmless the Administrative Agent, the Collateral Agent and each Lender within 15 Business Days after written demand therefor, for the full amount of any Indemnified Taxes imposed on the Administrative Agent, the Collateral Agent or such Lender as the case may be, (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.4) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the amount of such payment or liability delivered to the Borrower by a Lender, the Administrative Agent or the Collateral Agent (as applicable) on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(d) Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by applicable Requirements of Law or reasonably requested by the Borrower or the Administrative Agent certifying as to any entitlement of such Lender to an exemption from, or reduction in, any applicable withholding Tax with respect to any payments to be made to such Lender under any Credit Document. Each such Lender shall, whenever a lapse in time or change in circumstances renders any such documentation (including any specific documentation required below in this Section 5.4(d)) obsolete, expired or inaccurate in any respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.

Without limiting the foregoing:

(1) Each Lender that is a “United States person” as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed original copies (which may be an Electronic Copy) of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding.

(2) Each Non-U.S. Lender shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement whichever of the following is applicable:

(A) two properly completed and duly signed original copies (which may be an Electronic Copy) of IRS Form W-8BEN or W-8BEN-E (or any successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party,

(B) two properly completed and duly signed original copies (which may be an Electronic Copy) of IRS Form W-8ECI (or any successor forms),

(C) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (A) two properly completed and duly signed certificates in a form reasonably acceptable to the Administrative Agent (any such certificate, a “United States Tax Compliance Certificate”) and (B) two properly completed and duly signed original copies (which may be an Electronic Copy) of IRS Form W-8BEN or W-8BEN-E (or any successor forms),

(D) to the extent a Non-U.S. Lender is not the beneficial owner (for example, where the Non-U.S. Lender is a partnership or a participating Lender), IRS Form W-8IMY (or any successor forms) of the Non-U.S. Lender, accompanied by a Form W-8ECI, W-8BEN, W-8BEN-E, United States Tax Compliance Certificate, Form W-9, Form W-8IMY or any other required information (or any successor forms) from each beneficial owner that would be required under this Section 5.4(d) if such beneficial owner were a Non-U.S. Lender, as applicable (provided that if the Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Non-U.S. Lender on behalf of such direct or indirect partner(s)), or

(E) two properly completed and duly signed original copies (which may be an Electronic Copy) of any other form prescribed by applicable U.S. federal income tax laws (including the applicable Treasury regulations) as a basis for claiming a complete exemption from, or a reduction in, United States federal withholding tax on any payments to such Lender under the Credit Documents.

(3) If a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by applicable Requirements of Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their FATCA obligations, to determine whether such Lender has or has not complied with such Lender’s FATCA obligations and to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (3), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Notwithstanding any other provision of this Section 5.4(d), a Lender shall not be required to deliver any documentation that such Lender is not legally eligible to deliver. Each Lender hereby authorizes the Administrative Agent to deliver to the Borrower and other Credit Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 5.4(d).

(e) If any Lender, the Administrative Agent or the Collateral Agent, as applicable, determines, in its sole discretion, that it had received and retained a refund of an Indemnified Tax for which a payment has been made by the Borrower pursuant to this Agreement, which refund in the good faith judgment of such Lender, the Administrative Agent or the Collateral Agent, as the case may be, is attributable to such payment made by the Borrower, then the Lender, the Administrative Agent or the Collateral Agent, as the case may be, shall reimburse the Borrower for such amount (together with any interest received thereon) as the Lender, Administrative Agent or the Collateral Agent, as the case may be, determines in its sole discretion to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position (taking into account expenses or any taxes imposed on the refund) than it would have been in if the payment had not been required; provided that the Borrower, upon the request of the Lender, the Administrative Agent or the Collateral Agent, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender, the Administrative Agent or the Collateral Agent in the event the Lender, the Administrative Agent or the Collateral Agent is required to repay such refund to such Governmental Authority. Neither the Lender, the Administrative Agent nor the Collateral Agent shall be obliged to disclose any information regarding its tax affairs or computations to any Credit Party in connection with this clause (e) or any other provision of this Section 5.4.

(f) If the Borrower determines that a reasonable basis exists for contesting an Indemnified Tax, each Lender or Agent, as the case may be, shall use reasonable efforts to cooperate with the Borrower as the Borrower may reasonably request in challenging such Indemnified Tax. Subject to the provisions of Section 2.12, each Lender and Agent agree to use reasonable efforts to cooperate with the Borrower as the Borrower may reasonably request to minimize any amount payable by the Borrower or Guarantor pursuant to this Section 5.4. The Borrower shall indemnify and hold each Lender and Agent harmless against any out-of-pocket expenses incurred by such Person in connection with any request made by Borrower pursuant to this Section 5.4(f). Nothing in this Section 5.4(f) shall obligate any Lender or Agent to take any action that such Person, in its sole judgment, determines may result in a material detriment to such Person.

(g) The agreements in this Section 5.4 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder, resignation of the Administrative Agent and any assignment of rights by, or replacement of, any Lender.

(h) For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 5.4, include any Letter of Credit Issuer and any Swingline Lender.

5.5. Computations of Interest and Fees.

(a) All computations of interest for ABR Loans (including ABR Loans determined by reference to the Term SOFR) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All computation of interest for Alternative Currency Daily Rate Loans shall be made on the basis of a 365-day year and actual days elapsed. All other computations of interest, including those with respect to Term SOFR Loans or Alternative Currency Term Rate Loans shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). In the case of interest in respect of Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, computations of interest shall be made in accordance with such market practice.

(b) Fees and the average daily Stated Amount of Letters of Credit shall be calculated on the basis of a 360-day year for the actual days elapsed.

5.6. Limit on Rate of Interest.

(a) No Payment Shall Exceed Lawful Rate. Notwithstanding any other term of this Agreement, the Borrower shall not be obliged to pay any interest or other amounts under or in connection with this Agreement or otherwise in respect of the Obligations in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.

(b) Payment at Highest Lawful Rate. If the Borrower is not obliged to make a payment that it would otherwise be required to make, as a result of Section 5.6(a), the Borrower shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules and regulations.

(c) Adjustment if Any Payment Exceeds Lawful Rate. If any provision of this Agreement or any of the other Credit Documents would obligate the Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate that would be prohibited by any applicable law, rule or regulation, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law, such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by the Borrower to the affected Lender under Section 2.8.

Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrower an amount in excess of the maximum permitted by any applicable law, rule or regulation, then the Borrower shall be entitled, by notice in writing to the Administrative Agent to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrower.

SECTION 6. Conditions Precedent to Fifth Restatement Effective Date

This Agreement shall become effective upon satisfaction of the following conditions:

6.1. Fifth Restatement Agreement. The Administrative Agent shall have received counterparts to the Fifth Restatement Agreement executed by (i) each Credit Party and (ii) each Lender under the Fourth Restated Credit Agreement and, without duplication, each Lender and Letter of Credit Issuer listed on Schedule A to the Fifth Restatement Agreement.

6.2. Legal Opinions. The Administrative Agent shall have received the executed legal opinion of (i) Cleary Gottlieb Steen & Hamilton LLP, special New York counsel to the Borrower and (ii) Richards, Layton & Finger, P.A, Delaware counsel to the Borrower in form and substance satisfactory to the Administrative Agent. The Borrower, the other Credit Parties and the Administrative Agent hereby instruct such counsel to deliver such legal opinion.

6.3. Repayment of Existing Revolving Credit Loans, Accrued Interest and Fees. The Administrative Agent shall be satisfied that, substantially concurrently with the effectiveness of this Agreement, all Revolving Credit Loans and accrued interest and fees thereon owing under the Fourth Restated Credit Agreement shall be paid by the Borrower.

6.4. Upfront Fees. The Administrative Agent shall have received a fee for the account of each Lender providing an increased Revolving Credit Commitment on the Fifth Restatement Effective Date in such amounts as separately agreed between the Borrower and the Administrative Agent.

6.5. Representations and Warranties and Absence of Default. Each of the conditions set forth in Sections 7.1(a) and (b) shall be satisfied on the Fifth Restatement Effective Date.

6.6. Flood Regulation Compliance. The Administrative Agent shall have received, with respect to each Mortgaged Property subject to a Mortgage by any Credit Party, (i) a completed “Life of Loan” Federal Emergency Management Agency Standard Flood Hazard Determination dated not more than ninety (90) days prior to the Fifth Restatement Effective Date and, if the area in which any Building (as defined in the Flood Insurance Laws) is located on any Mortgaged Property is designated a “special flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), a notice with respect to special flood hazard area status, duly executed on behalf of the Borrower and (ii) evidence of insurance with respect to the Mortgaged Properties in form and substance reasonably satisfactory to the Administrative Agent and in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws. “Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

SECTION 7. Conditions Precedent to All Credit Events

The agreement of each Lender to make any Loan constituting a Credit Event requested to be made by it on any date (excluding Mandatory Borrowings and Revolving Credit Loans required to be made by the Revolving Credit Lenders in respect of Unpaid Drawings pursuant to Sections 3.3 and 3.4) and the obligation of the Letter of Credit Issuer to issue Letters of Credit on any date is subject to the satisfaction of the following conditions precedent (except as provided in Section 1.8):

7.1. No Default; Representations and Warranties. At the time of each Credit Event and also after giving effect thereto (a) no Default or Event of Default shall have occurred and be continuing and (b) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects (except where such representation or warranty is qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except where such representation or warranty is qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) as of such earlier date).

7.2. Notice of Borrowing; Letter of Credit Request.

(a) Prior to the making of each Term Loan, the Administrative Agent shall have received a Notice of Borrowing (whether in writing or by telephone) meeting the requirements of Section 2.3.

(b) Prior to the making of each Revolving Credit Loan (other than any Revolving Credit Loan made pursuant to Section 3.4(a)) and each Swingline Loan, the Administrative Agent shall have received a Notice of Borrowing (whether in writing or by telephone) meeting the requirements of Section 2.3.

(c) Prior to the issuance of each Letter of Credit, the Administrative Agent and the Letter of Credit Issuer shall have received a Letter of Credit Request meeting the requirements of Section 3.2(a).

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by each Credit Party to each of the Lenders that all the applicable conditions specified in Section 7 above have been satisfied as of that time.

SECTION 8. Representations, Warranties and Agreements

In order to induce the Lenders to enter into this Agreement, to make the Loans and issue or participate in Letters of Credit as provided for herein, except as described in the SEC Reports, the Borrower makes the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit (it being understood that the following representations and warranties shall be deemed made with respect to any Foreign Subsidiary only to the extent relevant under applicable law):

8.1. Corporate Status. The Borrower and each Material Subsidiary (a) is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) has duly qualified and is authorized to do business and is in good standing (if applicable) in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect.

8.2. Corporate Power and Authority. Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity.

8.3. No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party nor compliance with the terms and provisions thereof nor the consummation of the transactions contemplated hereby will (a) contravene any applicable provision of any material law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Credit Party or any of the Restricted Subsidiaries (other than Liens created under the Credit Documents or Liens subject to the Intercreditor Agreements) pursuant to, the terms of any material indenture, loan agreement, lease agreement, mortgage, deed of trust, agreement or other material instrument to which such Credit Party or any of the Restricted Subsidiaries is a party or by which it or any of its property or assets is bound (any such term, covenant, condition or provision, a “Contractual Requirement”) or (c) violate any provision of the certificate of incorporation, by-laws or other organizational documents of such Credit Party or any of the Restricted Subsidiaries.

8.4. Litigation. Except as described in the SEC Reports or as set forth on Schedule 8.4, there are no actions, suits or proceedings (including Environmental Claims) pending or, to the knowledge of the Borrower, threatened with respect to the Borrower or any of its Subsidiaries that would reasonably be expected to result in a Material Adverse Effect.

8.5. Margin Regulations. Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, Regulation U or Regulation X of the Board.

8.6. Governmental Approvals. The execution, delivery and performance of any Credit Document do not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority, except for (i) such as have been obtained or made and are in full force and effect, (ii) filings and recordings in respect of the Liens created pursuant to the Security Documents and (iii) such licenses, approvals, authorizations or consents the failure to obtain or make would not reasonably be expected to have a Material Adverse Effect.

8.7. Investment Company Act. The Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

8.8. True and Complete Disclosure. None of the written factual information and written data (taken as a whole) furnished by or on behalf of the Borrower, any of the Subsidiaries or any of their respective authorized representatives to the Administrative Agent, any Joint Lead Arranger and Bookrunner, and/or any Lender on or before the Closing Date (including all such information and data contained in the Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein contained any untrue statement of any material fact or omitted to state any material fact necessary to make such information and data (taken as a whole) not misleading at such time in light of the circumstances under which such information or data was furnished, it being understood and agreed that for purposes of this Section 8.8, such factual information and data shall not include projections (including financial estimates, forecasts and other forward-looking information) and information of a general economic or general industry nature.

8.9. Financial Condition; Financial Statements. The Historical Financial Statements present fairly in all material respects the consolidated financial position of Holdings at the respective dates of said information, statements and results of operations for the respective periods covered thereby. There has been no Material Adverse Effect since December 31, 2020.

8.10. Tax Matters. Each of the Borrower and the Subsidiaries has filed all federal income Tax returns and all other material Tax returns, domestic and foreign, required to be filed by it and all such Tax returns are true and correct in all material respects and has paid all Taxes payable by it that have become due, other than those (a) not yet delinquent, (b) contested in good faith as to which adequate reserves have been provided to the extent required by law and in accordance with GAAP or (c) which would not reasonably be expected to result in a Material Adverse Effect. The Borrower and each of the Subsidiaries have paid, or have provided adequate reserves to the extent required by law and in accordance with GAAP for the payment of, all material federal, state, provincial and foreign Taxes applicable for the current fiscal year to the Fifth Restatement Effective Date.

8.11. Compliance with ERISA.

(a) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) each employee pension benefit plan (as defined in Section 3(2) of ERISA) sponsored by a Credit Party that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code is in compliance with the applicable provisions of ERISA, the Code and other federal or state laws, (ii) no Plan (other than a Multiemployer Plan) has an Unfunded Current Liability and (iii) no ERISA Event has occurred or would reasonably be expected to occur.

(b) Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) all Foreign Plans are in compliance with, and have been established, administered and operated in accordance with, the terms of such Foreign Plans and applicable law and (ii) all contributions or other payments which are due with respect to each Foreign Plan have been made in full and there are no funding deficiencies thereunder.

8.12. Subsidiaries. Schedule 8.12 lists each Subsidiary of the Borrower (and the direct and indirect ownership interest of the Borrower therein), in each case existing on the Fifth Restatement Effective Date. Each Material Subsidiary (under clause (i) of the definition thereof) and each 1993 Indenture Restricted Subsidiary as of the Fifth Restatement Effective Date has been so designated on Schedule 8.12.

8.13. Intellectual Property. The Borrower and each of the Restricted Subsidiaries owns, licenses or possesses the right to use all intellectual property that is reasonably necessary for the operation of their respective businesses as currently conducted, except where the failure to obtain any such rights would not reasonably be expected to have a Material Adverse Effect.

8.14. Environmental Laws.

(a) Except as would not reasonably be expected to have a Material Adverse Effect: (i) the Borrower and each of the Subsidiaries and all Real Estate are in compliance with all Environmental Laws; (ii) neither the Borrower nor any Subsidiary is subject to any Environmental Claim or any other liability under any Environmental Law; (iii) neither the Borrower nor any Subsidiary is conducting any investigation, removal, remedial or other corrective action pursuant to any Environmental Law at any location; and (iv) no underground storage tank or related piping, or any impoundment or other disposal area containing Hazardous Materials is located at, on or under any Real Estate currently owned or leased by the Borrower or any of its Subsidiaries.

(b) Neither the Borrower nor any of the Subsidiaries has treated, stored, transported, released or disposed or arranged for disposal or transport for disposal of Hazardous Materials at, on, under or from any currently or formerly owned or leased Real Estate or facility in a manner that would reasonably be expected to have a Material Adverse Effect.

8.15. Properties.

(a) The Borrower and each of the Subsidiaries have good and marketable title to or leasehold interests in all properties that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, free and clear of all Liens (other than any Liens not prohibited by this Agreement) and except where the failure to have such good title would not reasonably be expected to have a Material Adverse Effect and (b) no Mortgage encumbers improved Real Estate that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained, to the extent required under Section 9.3.

8.16. [Reserved].

8.17. OFAC. Neither the Borrower, nor any of its Subsidiaries, nor, to the knowledge of the Borrower and its Subsidiaries, any director, officer, employee, agent, or controlled affiliate thereof, is an individual or entity with whom dealings are broadly prohibited or restricted by any Sanctions, including because they are (i) listed or described in any Sanctions-related executive order or list of designated Persons for which dealings are broadly prohibited under Sanctions, (ii) located, organized or resident in a Designated Jurisdiction, or (iii) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (i) or (ii) (a “Sanctioned Person”).

8.18. Anti-Corruption Laws. To the extent applicable, the Borrower and its Subsidiaries have conducted their businesses in compliance, in all material respects, (i) with the United States Foreign Corrupt Practices Act of 1977 (the “FCPA”) and the UK Bribery Act 2010, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws and (ii) with the applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable anti-money laundering laws of the United States and United Kingdom, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental agency of the United States or United Kingdom.

8.19. Use of Proceeds. No part of the proceeds of the Loans or Letters of Credit will be used, directly or, to the knowledge of the Borrower, indirectly, by the Borrower (i) in violation of the FCPA or (ii) for the purpose of financing any activities or business of or with any Sanctioned Person, to the extent such activities, business or transactions would violate applicable Sanctions.

SECTION 9. Affirmative Covenants

The Borrower hereby covenants and agrees that on the Fifth Restatement Effective Date and thereafter, until the Commitments, the Swingline Commitment and each Letter of Credit have terminated and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder, are paid in full (other than (i) Obligations under any Secured Cash Management Agreement or Secured Hedge Agreement not yet due and payable, (ii) contingent indemnification obligations not yet accrued and payable and (iii) Letters of Credit that have been cash collateralized or backstopped in an amount, by an institution and otherwise pursuant to arrangements reasonably satisfactory to the applicable Letter of Credit Issuer):

9.1. Information Covenants. The Borrower will furnish to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a) Annual Financial Statements. As soon as available and in any event within 5 Business Days after the date on which such financial statements are required to be filed with the SEC (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 90 days after the end of each such fiscal year), the consolidated balance sheets of the Borrower and the Subsidiaries and, if different, the Borrower and the Restricted Subsidiaries, in each case as at the end of such fiscal year, and the related consolidated statements of operations and cash flows for such fiscal year, setting forth comparative consolidated figures for the preceding fiscal years (or, in lieu of such audited financial statements of the Borrower and the Restricted Subsidiaries, a detailed reconciliation, reflecting such financial information for the Borrower and the

Restricted Subsidiaries, on the one hand, and the Borrower and the Subsidiaries, on the other hand), and certified by independent public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit (other than with respect to, or resulting from, (A) an upcoming maturity date of any Indebtedness occurring within one year from the time such opinion is delivered, (B) any actual failure to satisfy a financial maintenance covenant or any potential inability to satisfy a financial maintenance covenant on a future date or in a future period or (C) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary) or as to the status of the Borrower or any of the Material Subsidiaries as a going concern (provided that, for the avoidance of doubt, an explanatory or emphasis of matter paragraph does not constitute a qualification).

(b) Quarterly Financial Statements. As soon as available and in any event within 5 Business Days after the date on which such financial statements are required to be filed with the SEC with respect to each of the first three quarterly accounting periods in each fiscal year of the Borrower (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 45 days after the end of each such quarterly accounting period), the consolidated balance sheets of the Borrower and the Subsidiaries and, if different, the Borrower and the Restricted Subsidiaries, in each case as at the end of such quarterly period and the related consolidated statements of operations for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and the related consolidated statement of cash flows for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the prior fiscal year (or, in lieu of such unaudited financial statements of the Borrower and the Restricted Subsidiaries, a detailed reconciliation reflecting such financial information for the Borrower and the Restricted Subsidiaries, on the one hand, and the Borrower and the Subsidiaries, on the other hand), all of which shall be certified by an Authorized Officer of the Borrower, subject to changes resulting from audit, normal year-end audit adjustments and the absence of footnotes.

(c) [Reserved].

(d) Officer’s Certificates. Not later than five (5) Business Days after delivery of any of the financial statements provided for in Sections 9.1(a) and (b), a certificate of an Authorized Officer of the Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth (i) to the extent any Commitments or Loans included in the determination of Required Pro Rata Lenders are outstanding, the calculations required to establish whether the Borrower and the Subsidiaries were in compliance with the provisions of Section 10.8 as at the end of such fiscal year or period, as the case may be, (ii) a specification of any change in the identity of the Restricted Subsidiaries and Unrestricted Subsidiaries as at the end of such fiscal year or period, as the case may be, from the Restricted Subsidiaries and Unrestricted Subsidiaries, respectively, provided to the Lenders on the Fifth Restatement Effective Date or the most recent fiscal year or period, as the case may be and (iii) the then applicable Status. Not later than five (5) Business Days after the delivery of the financial statements provided for in Section 9.1(a) (or such longer period as may be agreed to by the Administrative Agent in its reasonable discretion), a certificate of an Authorized Officer of the Borrower setting forth the information required pursuant to Section 1(a) of the Perfection Certificate or confirming that there has been no change in such information since the date of the most recent certificate delivered pursuant to this clause (d)(iii).

(e) Notice of Default or Litigation. Promptly after an Authorized Officer of the Borrower obtains knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto and (ii) to the extent permissible by Requirements of Law, any litigation or governmental proceeding pending against the Borrower or any of the Subsidiaries that would reasonably be expected to be determined adversely and, if so determined, to result in a Material Adverse Effect.

(f) Environmental Matters. Promptly after obtaining knowledge of any one or more of the following environmental matters, unless such environmental matters would not, individually or when aggregated with all other such matters, be reasonably expected to result in a Material Adverse Effect, notice of:

(i) any pending or threatened Environmental Claim against any Credit Party or any Real Estate;

(ii) any condition or occurrence on any Real Estate that (x) would reasonably be expected to result in noncompliance by any Credit Party with any applicable Environmental Law or (y) would reasonably be anticipated to form the basis of an Environmental Claim against any Credit Party or any Real Estate;

(iii) any condition or occurrence on any Real Estate that would reasonably be anticipated to cause such Real Estate to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Estate under any Environmental Law; and

(iv) the conduct of any investigation, or any removal, remedial or other corrective action in response to the actual or alleged presence, release or threatened release of any Hazardous Material on, at, under or from any Real Estate.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the response thereto. The term “Real Estate” shall mean land, buildings and improvements owned or leased by any Credit Party, but excluding all operating fixtures and equipment, whether or not incorporated into improvements.

(g) Other Information. Promptly upon filing thereof, copies of any filings (including on Form 10-K, 10-Q or 8-K) or registration statements with, and reports to, the SEC or any analogous Governmental Authority in any relevant jurisdiction by the Borrower or any of the Subsidiaries (other than amendments to any registration statement

(to the extent such registration statement, in the form it becomes effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statements on Form S-8) and copies of all financial statements, proxy statements, notices and reports that the Borrower or any of the Subsidiaries shall send to the holders of any publicly issued debt of the Borrower and/or any of the Subsidiaries and lenders and agents under the ABL Facility, in each case in their capacity as such holders, lenders or agents (in each case to the extent not theretofore delivered to the Administrative Agent pursuant to this Agreement) and, with reasonable promptness, such other information regarding the operations, business affairs and financial condition of the Borrower and any Restricted Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent (on its own behalf or on behalf of any Lender) may reasonably request in writing from time to time.

(h) [Reserved].

(i) Principal Properties Certificate. Not later than the date of delivery of the officer’s certificate required by Section 9.1(d) above in connection with the delivery of financial statements required by Section 9.1(a) above, a Principal Properties Certificate.

(j) Intellectual Property Collateral. Not later than five (5) Business Days after the delivery of the financial statements provided for in Sections 9.1(a) (or such longer period as may be agreed to by the Administrative Agent in its reasonable discretion), a written supplement substantially in the form of Annex A to the Security Agreement with respect to any additional Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks and Trademark Licenses (each as defined in the Security Agreement) that are registered (or for which an application to register such items has been filed) with the United States Patent and Trademark Office or the United States Copyright Office (or any successor to either such office) acquired by any Credit Party following the Closing Date (or following the date of the last supplement provided to the Collateral Agent pursuant to this Section 9.1(j)), all in reasonable detail.

(k) Change of Name, Locations, Etc. Not later than 60 days following the occurrence of any change referred to in subclauses (i) through (iv) below, written notice of any change (i) in the legal name of any Credit Party, (ii) in the jurisdiction of organization or location of any Credit Party for purposes of the Uniform Commercial Code, (iii) in the identity or type of organization of any Credit Party or (iv) in the Federal Taxpayer Identification Number or organizational identification number of any Credit Party. The Borrower shall also promptly provide the Collateral Agent with certified organizational documents reflecting any of the changes described in the first sentence of this clause (k).

Notwithstanding the foregoing, the obligations in clauses (a) and (b) of this Section 9.1 may be satisfied with respect to financial information of the Borrower and the Restricted Subsidiaries by furnishing (A) the applicable financial statements of any direct or indirect parent of the Borrower or (B) the Borrower’s (or any direct or indirect parent thereof), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC within the applicable time periods required by applicable law and regulations; provided that, with respect to each of subclauses (A) and (B)

of this paragraph, to the extent such information relates to a parent of the Borrower, such information is accompanied by consolidating or other information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Borrower and the Restricted Subsidiaries on a standalone basis, on the other hand.

Documents required to be delivered pursuant to clauses (a), (b) or (f) of this Section 9.1 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). The Administrative Agent shall have no obligation to request the delivery of or maintain paper copies of the documents referred to above, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

9.2. Books, Records and Inspections. Subject to all applicable Requirements of Law, the Borrower will, and will cause each Restricted Subsidiary to, permit officers and designated representatives of the Administrative Agent or the Required Lenders, upon reasonable prior notice, to visit and inspect its properties, and to examine the books and records of the Borrower and any such Subsidiary and discuss the affairs, finances and condition with its officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or the Required Lenders may desire (and subject, in the case of any such meetings or advice from such independent accountants, to such accountants’ customary policies and procedures); provided that, (i) such representatives shall use commercially reasonable efforts to avoid interruption of the normal business operations of the Borrower and such Subsidiary and (ii) excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent may exercise rights of the Administrative Agent and the Lenders under this Section 9.2 and the Administrative Agent shall not exercise such rights more often than one time during any calendar year absent the existence of an Event of Default and such time shall be at the Borrower’s expense; provided, further, that when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. During the course of the above described visits, inspections and examinations and discussions, representatives of the Agents and the Lenders may encounter individually identifiable healthcare information as defined under the Administrative Simplification (including privacy and security) regulations promulgated pursuant to the Health Insurance Portability and Accountability Act of 1996, as amended (collectively “HIPAA”) or other confidential information relating to health care patients (collectively, the “Confidential Healthcare Information”). The Borrower or the Restricted Subsidiary maintaining such Confidential Healthcare Information shall, consistent with HIPAA’s “minimum necessary” provisions, permit such disclosures for their “healthcare operations” purposes. Unless otherwise required by law, the Agents, the Lenders and their respective representatives shall not require or perform any act that would cause the Borrower or any of its Subsidiaries to violate any laws, regulations or ordinances intended to protect the privacy rights of healthcare patients, including HIPAA.

9.3. Maintenance of Insurance. The Borrower will, and will cause each Material Subsidiary to, at all times maintain in full force and effect, pursuant to self-insurance arrangements or with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible in light of the size and nature of its business at the time the relevant coverage is placed or renewed, insurance in at least such amounts and against at least such risks (and with such risk retentions) as the Borrower believes (in the good faith judgment of the management of the Borrower) are usually insured against in the same general area by companies engaged in the same or a similar business; and will furnish to the Lenders, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried. If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrower shall, or shall cause each Credit Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent, including, without limitation, evidence of annual renewals of such insurance.

9.4. Payment of Taxes. The Borrower will pay and discharge, and will cause each of the Subsidiaries to pay and discharge, all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which material penalties attach thereto, and all lawful material claims in respect of any Taxes imposed, assessed or levied that, if unpaid, would reasonably be expected to become a material Lien upon any properties of the Borrower or any of the Restricted Subsidiaries; provided that neither the Borrower, nor any of the Subsidiaries, shall be required to pay any such Tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto to the extent required by law and in accordance with GAAP and the failure to pay would not reasonably be expected to result in a Material Adverse Effect.

9.5. Consolidated Corporate Franchises. The Borrower will do, and will cause each Material Subsidiary to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence, corporate rights and authority, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided, however, that the Borrower and its Subsidiaries may consummate any transaction permitted under Section 10.3, 10.4 or 10.5.

9.6. Compliance with Statutes, Regulations, Etc. The Borrower will, and will cause each Subsidiary to, comply with all applicable laws, rules, regulations and orders applicable to it or its property, including all governmental approvals or authorizations required to conduct its business, and to maintain all such governmental approvals or authorizations in full force and effect, in each case except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

9.7. ERISA. Within five (5) Business Days after the Borrower or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following events that, individually or in the aggregate (including in the aggregate such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), would be reasonably likely to have a Material Adverse Effect, the Borrower will deliver to the Administrative Agent and each of the Lenders a certificate of an Authorized Officer setting forth details as to such occurrence and the action, if any, that the Borrower or such ERISA Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by the Borrower such ERISA Affiliate, the PBGC, a Plan participant (other than notices relating to an individual participant’s benefits) or the Plan administrator with respect thereto: that a Reportable Event has occurred; that a minimum funding standard has not been satisfied or an application is to be made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan; that a Plan having an Unfunded Current Liability has been or is to be terminated, partitioned or declared insolvent under Title IV of ERISA (including the giving of written notice thereof); that a Plan has an Unfunded Current Liability that has or will result in a lien under ERISA or the Code; that proceedings will be or have been instituted to terminate a Plan having an Unfunded Current Liability (including the giving of written notice thereof); that a proceeding has been instituted against the Borrower or an ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that the PBGC has notified the Borrower or any ERISA Affiliate of its intention to appoint a trustee to administer any Plan; that the Borrower or any ERISA Affiliate has failed to make a required installment or other payment pursuant to Section 412 of the Code with respect to a Plan; or that the Borrower or any ERISA Affiliate has incurred or will incur (or has been notified in writing that it will incur) any liability (including any contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code.

9.8. Maintenance of Properties. The Borrower will, and will cause each of the Restricted Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition (subject to casualty, condemnation and ordinary wear and tear), except to the extent that the failure to do so would reasonably be expected to have a Material Adverse Effect.

9.9. Transactions with Affiliates. The Borrower will conduct, and cause each of the Restricted Subsidiaries to conduct, all transactions with any of its Affiliates (other than the Borrower and the Restricted Subsidiaries (including any entity that becomes a Restricted Subsidiary as a result of such transaction)) involving aggregate payments or consideration in excess of $100,000,000 for any individual transaction or series of related transactions on terms that are substantially as favorable to the Borrower or such Restricted Subsidiary as it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate; provided that the foregoing restrictions shall not apply to (a) [reserved], (b) the issuance of Stock or Stock Equivalents (other than Disqualified Equity Interests) of the Borrower to the extent otherwise not prohibited by this Agreement and transactions permitted by Section 10.6, (c) [reserved], (d) the issuance of Stock or Stock Equivalents of Holdings to the management of the Borrower (or any direct or indirect parent thereof) or any of its Subsidiaries pursuant to arrangements described in clause (f) of this Section 9.9, (e) loans, advances and other transactions between or among the Borrower, any Subsidiary or any joint venture (regardless of the form of legal entity) in which the Borrower or any Subsidiary has invested (and which Subsidiary or joint venture would not be an Affiliate of the Borrower but for the Borrower’s or a Subsidiary’s ownership of Stock or Stock Equivalents in such joint venture or Subsidiary) to the extent not prohibited under Section 10, (f) employment and severance arrangements between the Borrower and the Subsidiaries and their respective officers and employees in the ordinary course of business, (g) payments by the Borrower (and any direct or indirect parent thereof) and the Subsidiaries pursuant to the tax sharing agreements among the Borrower (and any such parent) and the Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Borrower and the Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Borrower and its Restricted Subsidiaries would be required to pay in respect of federal, state and local taxes for such fiscal year were the Borrower and its Restricted Subsidiaries (to the extent described above) to pay such taxes separately from any such parent entity, (h) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, managers, consultants, officers and employees of the Borrower and the Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and the Subsidiaries, (i)(a) transactions pursuant to permitted agreements in existence or described in SEC Reports or (b) contemplated on the Fifth Restatement Effective Date and set forth on Schedule 9.9 and, in each case, any amendment thereto to the extent such an amendment is not adverse, taken as a whole, to the Lenders in any material respect, (j) any merger, amalgamation or consolidation with any direct or indirect parent of the Borrower; provided that such parent entity shall have no material liabilities and no material assets other than cash, Permitted Investments and the Stock or Stock Equivalents of the Borrower and such merger, amalgamation or consolidation is otherwise consummated in compliance with this Agreement, (k) transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services that are Affiliates, in each case in the ordinary course of business and otherwise not prohibited by this Agreement, (l) sales of accounts receivable, or participations therein, or related assets in connection with or any Permitted Receivables Financing and (m) transactions permitted under Section 10.3 with Persons that are Affiliates solely as a result of the Borrower’s or a Restricted Subsidiary’s Investments therein and Dividends permitted under Section 10.6.

9.10. End of Fiscal Years; Fiscal Quarters. The Borrower will, for financial reporting purposes, cause (a) each of its, and each of its Subsidiaries’, fiscal years to end on December 31 of each year and (b) each of its, and each of its Subsidiaries’, fiscal quarters to end on dates consistent with such fiscal year-end and the Borrower’s past practice; provided, however, that the Borrower may, upon written notice to the Administrative Agent change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

9.11. Additional Guarantors and Grantors. Except as otherwise provided in Section 10.1(j) or 10.1(k) and subject to any applicable limitations set forth in the Security Documents, if any direct or indirect Domestic Subsidiary (excluding any Excluded Subsidiary) is formed or otherwise purchased or acquired after the Fifth Restatement Effective Date (including pursuant to a Permitted Acquisition or Investment not prohibited hereby) or any other Domestic Subsidiary ceases to constitute an Excluded Subsidiary, then the Borrower will, within ninety (90) days (or such longer period as may be agreed to by the Collateral Agent in its reasonable discretion) after (x) such newly formed, purchased or acquired Domestic Subsidiary is formed, purchased or acquired or (y) such other Domestic Subsidiary ceases to constitute an Excluded Subsidiary, cause such Domestic Subsidiary to execute a supplement to each of the Guarantee, the Pledge Agreement and the Security Agreement in order to become a Guarantor under the Guarantee and a grantor under such Security Documents or, to the extent reasonably requested by the Collateral Agent, subject to Section 3.2(a) of the Security Agreement, enter into a new Security Document substantially consistent with the analogous existing Security Documents and otherwise in form and substance reasonably satisfactory to such Collateral Agent and take all other action reasonably requested by the Collateral Agent to grant a perfected security interest in its assets to substantially the same extent as created by the domestic Credit Parties on the Closing Date (including actions required pursuant to Section 9.14(e)).

9.12. Pledge of Additional Stock and Evidence of Indebtedness.

(a) Except with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrower), the cost or other consequences (including adverse tax consequences or accreditation consequences) of doing so shall be excessive in view of the benefits to be obtained by the Lenders therefrom, the Borrower will cause (i) all certificates representing Stock and Stock Equivalents of any Subsidiary (other than (x) any Excluded Stock and Stock Equivalents and (y) any Stock and Stock Equivalents issued by any Immaterial Subsidiary held directly by the Borrower or any Guarantor), (ii) all evidences of Indebtedness in excess of $100,000,000 received by the Borrower or any of the Guarantors in connection with any disposition of assets pursuant to Section 10.4(b) and (iii) any promissory notes executed after the Fifth Restatement Effective Date evidencing Indebtedness in excess of $100,000,000 of the Borrower or any Subsidiary that is owing to the Borrower or any Guarantor, in each case, to be delivered to the Collateral Agent as security for the Obligations under the Pledge Agreement.

(b) The Borrower agrees that all Indebtedness in excess of $100,000,000 of the Borrower or any Subsidiary that is owing to any Credit Party shall be evidenced by one or more promissory notes; provided, however, that the foregoing delivery requirement with respect to any intercompany indebtedness may be satisfied, at Borrower’s sole discretion, by delivery of an omnibus or global intercompany note executed by all Credit Parties as payees and all such obligors as payors.

9.13. Use of Proceeds. The Borrower will use Letters of Credit and Loans hereunder for general corporate purposes (including Permitted Acquisitions or Investments not prohibited hereby).

9.14. Further Assurances.

(a) The Borrower will, and will cause each other Credit Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents) that may be required under any applicable law, or that the Collateral Agent or the Required Lenders may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Documents, all at the expense of the Borrower and the Restricted Subsidiaries. If reasonably requested by the Administrative Agent or any Lender, the Borrower will, and will cause each other Credit Party to cooperate with and provide any information reasonably necessary for the Administrative Agent or such Lender, as the case may be, to conduct its flood due diligence and flood insurance compliance.

(b) Except with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by written notice to the Borrower), the cost or other consequences (including any tax consequence) of doing so shall be excessive in view of the benefits to be obtained by the Lenders therefrom and subject to applicable limitations set forth in the Security Documents, (i) if any assets (including any real estate or improvements thereto or any interest therein but excluding (x) any Principal Properties, (y) Stock and Stock Equivalents of any Subsidiary and (z) any leasehold interest in real estate and any real estate not located in the United States) with a book value in excess of $100,000,000 are acquired by the Borrower or any other Credit Party after the Fifth Restatement Effective Date (other than assets constituting Collateral under a Security Document that become subject to the Lien of the applicable Security Document upon acquisition thereof) that are of a nature secured by a Security Document and (ii) upon the 1993 Indenture ceasing to be in effect pursuant to a satisfaction and discharge or a defeasance thereof in accordance with its terms with respect to all Retained Indebtedness, the Borrower will notify the Collateral Agent, and, if requested by the Collateral Agent, the Borrower will cause such assets (including in the case of clause (ii) only, Principal Properties) to be subjected to a Lien securing the applicable Obligations and will take, and cause the other applicable Credit Parties to take, such actions as shall be necessary or reasonably requested by the Collateral Agent to grant and perfect such Liens consistent with the applicable requirements of the Security Documents, including actions described in clause (a) of this Section 9.14, all at the expense of the applicable Credit Parties within 120 days following such acquisition, as such date may be extended in the reasonable discretion of the Collateral Agent. Further, the Borrower or relevant Credit Party shall not be required to execute and deliver any Mortgage on such property required to be mortgaged until (x) at least 45 days from the date the Borrower or relevant Credit Party provided the Administrative Agent and the Lenders with prior written notice (which may be delivered by email) of entering into the Mortgage and (y) the Borrower has received confirmation from the Administrative Agent that flood insurance due diligence and flood insurance compliance as required by Section 9.3 hereto has been completed (for the avoidance of doubt this clause (y) shall not shorten the foregoing 120-day period).

(c) (i) If any Principal Properties Certificate required to be delivered hereunder demonstrates that the Principal Properties Secured Amount does not exceed the product of (x) the Principal Properties Permitted Amount multiplied by (y) 1.8 or (ii) if as a result of any Disposition of a Principal Property that is subject to a Mortgage either (A) the Principal Property

Secured Amount does not exceed the product of (x) the Principal Properties Permitted Amount multiplied by (y) 2 or (B) there would be fewer than 12 Principal Properties (or if there are fewer than 12 Principal Properties, such fewer number) subject to Mortgages, then the Borrower shall within 120 days following the end of such fiscal year (or such longer period as may be agreed to by the Collateral Agent in its reasonable discretion) cause additional Principal Properties of Guarantors, mutually selected by the Administrative Agent and the Borrower having a fair market value (as reasonably and in good faith determined by the Borrower using a multiple of five (5) times EBITDA of such Principal Properties for the most recent four fiscal quarter period for which Section 9.1 Financials have been delivered) that would result, after giving effect to the Mortgage thereof, in the Principal Properties Secured Amount being at least two (2) times the Principal Properties Permitted Amount, to be subject to a Mortgage securing the Obligations and shall take actions to perfect such Liens and to deliver title insurance, Surveys and an opinion of local counsel, all consistent with such actions taken with respect to Principal Properties mortgaged in favor of the Collateral Agent pursuant to clause (e) below.

(d) Any Mortgage delivered to the Collateral Agent in accordance with the preceding clause (b) or clause (c) shall be accompanied by (x) a policy or policies (or an unconditional binding commitment therefor) of title insurance issued by a nationally recognized title insurance company selected by the Credit Parties insuring the Lien of each Mortgage as a valid Lien (with the priority described therein) on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 10.2, together with such endorsements, coinsurance and reinsurance as the Collateral Agent may reasonably request (it being agreed that the Collateral Agent shall accept zoning reports from a nationally recognized zoning company in lieu of zoning endorsements to such title insurance policies) and (y) an opinion of local counsel to the mortgagor in form and substance reasonably acceptable to the Collateral Agent.

(e) No later than 90 days following the Fifth Restatement Effective Date (or such later date as may be agreed by the Collateral Agent), the Borrower shall deliver or cause to be delivered to the Collateral Agent either:

(i) No Mortgage Amendment Necessary:

(1) Written or e-mail confirmation from local counsel in the jurisdiction in which the Mortgaged Property is located substantially to the effect that: (i) the recording of the existing Mortgage (and any related fixture filing) is the only filing or recording necessary to give constructive notice to third parties of the lien created by such Mortgage as security for the Obligations, including the Obligations evidenced by this Agreement and the other documents executed in connection herewith, for the benefit of the Secured Parties, and (ii) no other documents, instruments, filings, recordings, re-recordings, re-filings or other actions, including, without limitation, the payment of any mortgage recording taxes or similar taxes are necessary or appropriate under applicable law in order to maintain the continued enforceability, validity or priority of the lien created by such Mortgage as security for the Obligations, including the Obligations evidenced by this Agreement and the other documents executed in connection herewith, for the benefit of the Secured Parties, unless any such mortgage recording taxes are payable in connection with the transactions contemplated by this Agreement, in which case such written confirmation shall so state; or, for any Mortgage recorded in a jurisdiction in which local counsel is unable to provide the foregoing written or email confirmation, with respect to such Mortgage, the deliverables listed in clause (ii)(2) below.

(ii) Mortgage Amendment Necessary:

(1) an amendment to each Mortgage (each, a “Mortgage Amendment”) to which a Credit Party is then party duly executed and acknowledged by the applicable Credit Party, and in form for recording in the recording office where the respective Mortgage was recorded, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof under applicable law, in each case in form and substance reasonably satisfactory to the Administrative Agent;

(2) executed legal opinions, in form and substance reasonably satisfactory to the Administrative Agent, with respect to such amended Mortgages; and

(3) with respect to each amended Mortgage (i) a title search of the relevant Mortgaged Property (except for Mortgaged Properties located in Texas) confirming that there are no Liens of record in violation of the provisions of the applicable Mortgage and (ii) for Mortgaged Properties located in Texas, a TX T.38 modification endorsement to the existing policy or policies of title insurance insuring the Lien of each applicable Mortgage in form and substance reasonably satisfactory to the Administrative Agent and having the effect of a valid, issued and binding endorsement to the respective title insurance policy.

SECTION 10. Negative Covenants

The Borrower hereby covenants and agrees that on the Fifth Restatement Effective Date and thereafter, until the Commitments, the Swingline Commitment and each Letter of Credit have terminated and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder, are paid in full (other than (i) Obligations under any Secured Cash Management Agreement or Secured Hedge Agreement not yet due and payable, (ii) contingent indemnification obligations not yet accrued and payable and (iii) Letters of Credit that have been cash collateralized or backstopped in an amount, by an institution and otherwise pursuant to arrangements reasonably satisfactory to the applicable Letter of Credit Issuer):

10.1. Limitation on Indebtedness. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

(a) (x) Indebtedness arising under the Credit Documents (including any Indebtedness incurred pursuant to Section 2.14), (y) Indebtedness arising under the ABL Facility and any Permitted Receivables Financing in an aggregate principal amount not to exceed at any time outstanding the sum of $4,500,000,000 and the portion of the Free and Clear Amount that the Borrower has elected to apply to increase capacity under this clause (a)(y) to the extent such commitments and/or loans are not otherwise reduced or terminated and any modification, replacement, refinancing, refunding, renewal, defeasance or extension of any Indebtedness arising under the ABL Facility and any Permitted Receivables Financing and, in each case, any Indebtedness incurred to so modify, replace, refinance, refund, renew, defease or extend such Indebtedness and, except to the extent otherwise expressly permitted hereunder, the principal amount of any such modification, replacement, refinancing, refunding, renewal, defeasance or extension does not exceed the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension except by an amount equal to the unpaid accrued interest and premium thereon plus other reasonable amounts paid and fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal or extension; provided that the Borrower shall give the Administrative Agent prompt written notice of any increase in the aggregate amount committed in respect of the ABL Facility, and (z) intercompany Indebtedness of Restricted Subsidiaries, and any Guarantee Obligations in respect thereof, to allocate the Borrower’s cost of borrowing to such Subsidiaries with respect to Indebtedness referred to in subclauses (x) and (y) or in respect of Indebtedness incurred following the Fifth Restatement Effective Date by the Borrower;

(b) Subject to compliance with Section 10.5, Indebtedness of the Borrower or any Restricted Subsidiary owed to the Borrower or any Restricted Subsidiary; provided that, in each case, all such Indebtedness of any Credit Party owed to any Person that is not a Credit Party shall be subordinated in right of payment to the Obligations of such Credit Party on customary terms;

(c) (A) Indebtedness in respect of any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities and discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case entered into or undertaken in the ordinary course of business (including (i) in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims, (ii) any bank guarantees, letters of credit or similar facilities by any Governmental Authority or to satisfy any governmental or regulatory requirements, (iii) any tenders, statutory obligations, surety and appeal bonds, bids, leases, governmental contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business or consistent with past practices and (iv) Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance) and (B) Indebtedness supported by a letter of credit issued pursuant to credit facilities, in a principal amount not in excess of the stated amount of such letter of credit;

(d) subject to compliance with Section 10.5, Guarantee Obligations incurred by (i) Restricted Subsidiaries in respect of Indebtedness of the Borrower or other Restricted Subsidiaries that is not prohibited to be incurred under this Agreement (except to the extent of any express restriction on Guarantee Obligations relating to such Indebtedness provided for herein) and (ii) the Borrower in respect of Indebtedness of Restricted Subsidiaries that is not prohibited to be incurred under this Agreement; provided that, except as provided in clauses (j) and (k) below, there shall be no guarantee by a Restricted Subsidiary that is not a Guarantor of any Indebtedness of a Credit Party;

(e) Guarantee Obligations (i) incurred in the ordinary course of business in respect of obligations of (or to) suppliers, customers, franchisees, lessors and licensees or (ii) otherwise constituting Investments permitted by Sections 10.5(e), 10.5(g), 10.5(i) or 10.5(q);

(f) (i) Indebtedness (including Indebtedness arising under Capital Leases and purchase money indebtedness) incurred within one year of the acquisition, purchase, construction, repair, replacement, expansion or improvement of fixed or capital assets to finance the acquisition, purchase, construction, repair, replacement, expansion or improvement of such fixed or capital assets (whether through the direct purchase of assets or the Stock of any Person owning such assets), (ii) Indebtedness arising under Capital Leases entered into in connection with Permitted Sale Leasebacks and (iii) Indebtedness arising under Capital Leases, other than (x) Capital Leases in effect on or prior to September 30, 2022 and (y) Capital Leases entered into after September 30, 2022 and in effect on the Fifth Restatement Effective Date and set forth on Schedule 10.1 and Capital Leases entered into pursuant to subclauses (i) and (ii) above; provided, that the aggregate amount of Indebtedness incurred pursuant to this subclause (iii) at any time outstanding shall not exceed the greater of $500,000,000 and 5% of Consolidated EBITDA for the most recent Test Period for which Section 9.1 Financials have been delivered, and (iv) any modification, replacement, refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i), (ii) or (iii) above and any Indebtedness incurred to so modify, replace, refinance, refund, renew, defease or extend such Indebtedness; provided that, except to the extent otherwise expressly permitted hereunder, the principal amount of Indebtedness incurred pursuant to this subclause (iv) does not exceed the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension except by an amount equal to the unpaid accrued interest and premium thereon plus other reasonable amounts paid and fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal or extension;

(g) (i) other than Indebtedness described in subclause (ii) of this clause (g), Indebtedness (including any unused commitment) (x) outstanding on or prior to September 30, 2022 and (y) incurred after September 30, 2022 and outstanding on the Fifth Restatement Effective Date and set forth on Schedule 10.1, (ii) Indebtedness existing on the Fifth Restatement Effective Date and owed by the Borrower or any Restricted Subsidiary to the Borrower or any Restricted Subsidiary, and any Guarantee Obligations in respect thereof, but only for so long as such Indebtedness or any refinancing, refunding or renewal thereof permitted by this subclause (ii) is held by the Borrower, such Restricted Subsidiary or a Credit Party and, in the case of each of the preceding subclauses (i) and (ii), any modification, replacement, refinancing, refunding, renewal, defeasance or extension thereof (including any unused commitment) and any Indebtedness incurred to so modify, replace, refinance, refund, renew, defease or extend such Indebtedness (or, in the case of subclause (ii) only, any intercompany transfer of creditor positions in respect thereof pursuant to intercompany debt restructurings); provided that all such Indebtedness arising as a result of any such transfer of creditor positions as contemplated by subclause (ii) of any Credit Party owed to any Person that is not a Credit Party shall be subordinated to the Obligations of such Credit Party on customary terms; provided, further, that, except to the extent otherwise expressly permitted hereunder, in the case of any such modification, replacement, refinancing, refunding, renewal, defeasance or extension (but not any such transfer of creditor positions), (x) the original aggregate principal amount thereof does not exceed the aggregate principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal, defeasance or extension except by an amount equal to any accrued interest and premium thereon plus other reasonable amounts paid and fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal. defeasance or extension, or paid in respect of such Indebtedness, (y) the direct and contingent obligors with respect to such Indebtedness are not changed (except that any Credit Party may also be made an obligor thereunder), and (z) except in the case of a refinancing of Indebtedness pursuant to subclause (ii), or any customary bridge facility so long as the long-term debt into which such customary bridge facility is to be converted satisfies the provisions of this clause (z), either (I) such Indebtedness has the same or later final maturity and, except in the case of Revolving Credit Commitments, the same or longer remaining weighted average life to maturity than the Indebtedness being refinanced (except to the extent of nominal amortization) or (II) no portion of such refinancing Indebtedness matures prior to the Final Maturity Date (determined as of the date such Indebtedness is incurred);

(h) Indebtedness in respect of Hedge Agreements;

(i) Indebtedness of Restricted Subsidiaries that are not Credit Parties in an aggregate principal amount at any time outstanding not to exceed $2,000,000,000;

(j)     (1) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Restricted Subsidiary (or is a Restricted Subsidiary that survives a merger with such Person) or Indebtedness attaching to assets that are acquired by the Borrower or any Restricted Subsidiary, in each case after the Closing Date as the result of a Permitted Acquisition or Investment not prohibited hereby; provided that

(w) such Indebtedness existed at the time such Person became a Restricted Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof, and

(x) such Indebtedness is not guaranteed in any respect by the Borrower or any Restricted Subsidiary (other than by any such Person that so becomes a Restricted Subsidiary or is the survivor of a merger with such Person or any of its Subsidiaries), and

(y) (A) the Stock and Stock Equivalents of such Person are pledged to secure the Obligations to the extent required under Section 9.12, and (B) such Person executes a supplement to the Guarantee and Security Documents (or alternative guarantee and security agreements in relation to the Obligations reasonably acceptable to the Collateral Agent) to the extent required under Section 9.11 or 9.12, as applicable; provided that the requirements of this subclause (y) shall not apply to (I) an aggregate amount at any time outstanding of up to the greater of (I) $2,500,000,000 and (II) 25% of Consolidated EBITDA for the most recent Test Period for which Section 9.1 Financials have been delivered of the sum of (1) such Indebtedness (and modifications, replacements, refinancing, refundings, renewals and extensions thereof pursuant to subclause (ii) below) and (2) all Indebtedness as to which the proviso to clause (k)(i)(y) below then applies and (II) any Indebtedness of the type that could have been incurred under subclauses (i) or (ii) of Section 10.1(f); and

(z) (A) after giving Pro Forma Effect to the incurrence of such Indebtedness and the application of proceeds thereof, the Consolidated Total Debt to Consolidated EBITDA Ratio does not exceed 6.75 to 1.00 as of the last day of the most recent Test Period for which Section 9.1 Financials have been delivered and (B) except for Indebtedness consisting of Capital Lease Obligations, revenue bonds, purchase money Indebtedness or mortgages or other Liens on specific assets, no portion of such Indebtedness (except for Indebtedness permitted by the proviso to subclause (y) above) is issued or guaranteed by a Person that is, or as a result of such acquisition becomes, a Restricted Subsidiary that is not a Guarantor; and

(2) any modification, replacement, refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (1) above and any Indebtedness incurred to so modify, replace, refinance, refund, renew, defease or extend such Indebtedness; provided that, except to the extent otherwise expressly permitted hereunder, (x) the principal amount of any such Indebtedness does not exceed the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension except by an amount equal to the unpaid accrued interest and premium thereon plus other reasonable amounts paid and fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal or extension, (y) the direct and contingent obligors with respect to such Indebtedness are not changed and (z) if the Indebtedness being refinanced, or any guarantee thereof, constituted Subordinated Indebtedness, then such replacement or refinancing Indebtedness, or such guarantee, respectively, shall be subordinated to the Obligations to substantially the same extent;

(k) (i) (A) Permitted Additional Debt incurred to finance a Permitted Acquisition or Investment not prohibited hereby and (B) Indebtedness of the Borrower or any Restricted Subsidiary to finance a Permitted Acquisition or Investment not prohibited hereby as to which the proviso to subclause (y) below applies and that is not incurred or guaranteed in any respect by any Restricted Subsidiary (other than by any Person acquired as a result of such Permitted Acquisition or Investment not prohibited hereby or the Restricted Subsidiary incurring such Indebtedness) or, in the case of Indebtedness of any Restricted Subsidiary, by the Borrower; provided that

(y) (A) the Borrower or another Credit Party pledges the Stock and Stock Equivalents of such acquired Person to secure the Obligations to the extent required under Section 9.12 and (B) such acquired Person executes a supplement to the Guarantee and Security Documents (or alternative guarantee and security arrangements in relation to the Obligations reasonably acceptable to the Collateral Agent) to the extent required under Section 9.11 or 9.12, as applicable; provided that the requirements of this subclause (y) shall not apply to (I) an aggregate amount at any time outstanding of up to the greater of (I) $2,500,000,000 and (II) 25% of Consolidated EBITDA for the most recent Test Period for which Section 9.1 Financials have been delivered of the sum of (1) such Indebtedness (and modifications, replacements, refinancing, refundings, renewals and extensions thereof pursuant to subclause (ii) below) and (2) all Indebtedness as to which clause (I) of the proviso to clause (j)(i)(y) above then applies, and

(z) (A) after giving Pro Forma Effect to the incurrence of such Indebtedness and the application of proceeds thereof, the Consolidated Total Debt to Consolidated EBITDA Ratio does not exceed 6.75 to 1.00 as of the last day of the most recent Test Period for which Section 9.1 Financials have been delivered, (B) after giving effect to the incurrence of such Indebtedness, the aggregate amount of Scheduled Inside Payments does not exceed the Permitted Scheduled Inside Payment Amount, and (C) except for Indebtedness permitted by the proviso to subclause (y) above, no portion of such Indebtedness is issued or guaranteed by a Person that is, or as a result of such acquisition becomes, a Restricted Subsidiary that is not a Guarantor; and

(ii) any modification, replacement, refinancing, refunding, renewal, defeasance or extension of any Indebtedness specified in subclause (i) above and any Indebtedness incurred to so modify, replace, refinance, refund, renew, defease or extend such Indebtedness; provided that, except to the extent otherwise expressly permitted hereunder, (w) the original aggregate principal amount of any such Indebtedness does not exceed the aggregate principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal, defeasance or extension except by an amount equal to any unpaid accrued interest and premium thereon plus other reasonable amounts paid and fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal, defeasance or extension, or paid in respect of such Indebtedness, (x) the direct and contingent obligors with respect to such Indebtedness are not changed, (y) there is no scheduled repayment, mandatory redemption or sinking fund obligation with respect to such Indebtedness prior to the Final Maturity Date (other than customary offers to purchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default) except to the extent that after giving effect to the incurrence of such Indebtedness, the aggregate amount of Scheduled Inside Payments does not exceed the Permitted Scheduled Inside Payment Amount and (z) if the Indebtedness being refinanced, or any guarantee thereof, constituted Subordinated Indebtedness, then such replacement or refinancing Indebtedness, or such guarantee, respectively, shall be subordinated to the Obligations to substantially the same extent;

(l) Indebtedness in respect of self-insurance, performance bonds, bid bonds, appeal bonds, surety bonds and performance and completion guarantees, statutory, export or import indemnities, customs and completion guarantees (not for borrowed money) and similar obligations not in connection with money borrowed or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case, provided in the ordinary course of business or consistent with past practice, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(m) (i) Indebtedness incurred in connection with any Permitted Sale Leaseback and (ii) any modification, replacement, refinancing, refunding, renewal, defeasance or extension of any Indebtedness specified in subclause (i) above; provided that, except to the extent otherwise not prohibited hereunder, (x) the original aggregate principal amount of any such Indebtedness does not exceed the aggregate principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal, defeasance or extension except by an amount equal to any unpaid accrued interest and premium thereon plus other reasonable amounts paid and fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal, defeasance or extension, or paid in respect of such Indebtedness and (y) the direct and contingent obligors with respect to such Indebtedness are not changed;

(n) (A)(i) additional Indebtedness and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above; provided that the aggregate amount of Indebtedness incurred and remaining outstanding pursuant to this clause (n) shall not at any time exceed the greater of (1) $1,500,000,000 and (2) 15% of Consolidated EBITDA for the most recent Test Period for which Section 9.1 Financials have been delivered (of which amount that remains outstanding, no more than $500,000,000 shall be Indebtedness of any Restricted Subsidiary that is not a Credit Party) and (B) additional Indebtedness in an aggregate principal amount that does not exceed the amount of Excluded Contributions made since the Fifth Restatement Effective Date that is not otherwise applied pursuant to Section 10.2(c) and Section 10.6(g) as in effect immediately prior to the incurrence of such Indebtedness (and after giving Pro Forma Effect thereto);

(o) Indebtedness in respect of (i) Permitted Additional Debt to the extent that the Net Cash Proceeds therefrom are, immediately after the receipt thereof, applied to the prepayment of Term Loans and/or the reduction of Revolving Credit Commitments, Replacement Revolving Credit Commitments and/or New Revolving Credit Commitments, in each case, in accordance with Section 5.2 and (ii) any modification, replacement, refinancing, refunding, renewal, defeasance or extension of any Indebtedness specified in subclause (i) above and any Indebtedness incurred to so modify, replace, refinance, refund, renew, defease or extend such Indebtedness; provided that, except to the extent otherwise not prohibited hereunder, (x) the original aggregate principal amount of any such Indebtedness does not exceed the aggregate principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal, defeasance or extension except by an amount equal to any unpaid accrued interest and premium thereon plus other reasonable amounts paid and fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal, defeasance or extension, or paid in respect of such Indebtedness, (y) the direct and contingent obligors with respect to such Indebtedness are not changed and (z) if the Indebtedness being refinanced, or any guarantee thereof, constituted Subordinated Indebtedness, then such replacement or refinancing Indebtedness, or such guarantee, respectively, shall be subordinated to the Obligations to substantially the same extent;

(p) Indebtedness in respect of overdraft facilities, employee credit card programs, netting services, automatic clearinghouse arrangements and other cash management and similar arrangements in the ordinary course of business;

(q) (A) Indebtedness in respect of obligations of the Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money, (B) Indebtedness in respect of intercompany obligations of the Borrower or any Restricted Subsidiary in respect of accounts payable incurred in connection with goods sold or services rendered in the ordinary course of business and not in connection with the borrowing of money and (C) customer deposits and advance payments received in the ordinary course of business or consistent with past practice from customers for the purchase of goods or services;

(r) Indebtedness (i) consisting of obligations under deferred compensation (including indemnification obligations, obligations in respect of purchase price adjustments, earn-outs, incentive non-competes and other contingent obligations) or other similar arrangements, in each case incurred or assumed in connection with any acquisition or other investment or any disposition not prohibited hereunder and (ii) arising from agreements of the Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations (including letters of credit and surety bonds), in each case entered into in connection with the disposition of any business, assets or Stock not prohibited hereunder, other than a Guarantee Obligations incurred by any Person acquiring all or any portion of such business, assets or Stock for the purpose of financing such acquisition;

(s) Indebtedness of the Borrower or any Restricted Subsidiary consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply agreements;

(t) Indebtedness representing deferred compensation or stock-based compensation to employees of the Borrower (or any direct or indirect parent thereof) and the Restricted Subsidiaries incurred in the ordinary course of business or consistent with past practice;

(u) Indebtedness issued by the Borrower or any Guarantor to current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) to finance the purchase or redemption of Stock or Stock Equivalents of the Borrower (or any direct or indirect parent thereof) permitted by Section 10.6(b);

(v) Indebtedness consisting of obligations of the Borrower and the Restricted Subsidiaries under deferred compensation, stock-based compensation or other similar arrangements to officers, employees and directors incurred by such Person in connection with any acquisition (by merger, consolidation, amalgamation or otherwise) or any other Investment expressly permitted hereunder;

(w) additional Indebtedness of Subsidiaries of the Borrower that are not Guarantors in an aggregate principal amount that at the time of incurrence does not cause the aggregate principal amount of Indebtedness incurred in reliance on this clause (w) to exceed 5.0% of Consolidated Total Assets at such time;

(x) Indebtedness of the Borrower or any Restricted Subsidiary to any joint venture (regardless of the form of legal entity) that is not a Subsidiary arising in the ordinary course of business in connection with the cash management operations (including with respect to intercompany self-insurance arrangements) of the Borrower and its Restricted Subsidiaries;

(y) Indebtedness in respect of (i) Future Secured Debt to the extent that such Future Secured Debt constitutes Ratio First Lien Indebtedness, (ii) Future Secured Debt consisting of the Existing First Lien Notes or that is designated as Refinancing Future Secured Debt, (iii) Future Secured Debt so long as the aggregate principal amount of all such Future Secured Debt incurred pursuant to this subclause (y)(iii) does not exceed at the time of incurrence the then current Free and Clear Amount and (iv) any modification, replacement, refinancing, refunding, renewal, defeasance or extension of any Indebtedness specified in subclause (i), (ii) or (iii) above and any Indebtedness incurred to so modify, replace, refinance, refund, renew, defease or extend such Indebtedness; provided that in the case of this subclause (iv), except to the extent otherwise not prohibited hereunder, (x) the original aggregate principal amount of any such Indebtedness does not exceed the aggregate principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal, defeasance or extension (except for any original issue discount thereon and an amount equal to any unpaid accrued interest and premium thereon plus other reasonable amounts paid and fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal, defeasance or extension, or paid in respect of such Indebtedness, (y) the direct and contingent obligors with respect to such Indebtedness are not changed and (z) such Indebtedness otherwise complies with clauses (a) and (b) of the definition of “Future Secured Debt”);

(z) (i) Permitted Additional Debt so long as (A) after giving Pro Forma Effect to the incurrence of such Indebtedness and the application of proceeds thereof, the Consolidated Total Debt to Consolidated EBITDA Ratio does not exceed 6.75 to 1.00 as of the last day of the most recent Test Period for which Section 9.1 Financials have been delivered or (B) the aggregate principal amount of all such Permitted Additional Debt incurred pursuant to this subclause (z)(i)(B) does not exceed at the time of incurrence the then current Free and Clear Amount and (ii) any modification, replacement, refinancing, refunding, renewal, defeasance or extension of any Indebtedness specified in subclause (i) above and any Indebtedness incurred to so modify, replace, refinance, refund, renew, defease or extend such Indebtedness; provided that, except to the extent otherwise not prohibited hereunder, (x) the original aggregate principal amount of any such Indebtedness does not exceed the aggregate principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal, defeasance or extension (except for an amount equal to any unpaid accrued interest and premium thereon) plus other reasonable amounts paid and fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal, defeasance or extension, or paid in respect of such Indebtedness, (y) the direct and contingent obligors with respect to such Indebtedness are not changed and (z) if the Indebtedness being refinanced, or any guarantee thereof, constituted Subordinated Indebtedness, then such replacement or refinancing Indebtedness, or such guarantee, respectively, shall be subordinated to the Obligations to substantially the same extent;

(aa) Indebtedness of the Borrower or any Restricted Subsidiary arising pursuant to any Permitted Intercompany Activities, Permitted Tax Restructuring and related transactions;

(bb) to the extent constituting Indebtedness, any contingent liabilities arising in connection with any stock options; and

(cc) all premiums (if any), interest, fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (bb).

Notwithstanding the foregoing, the Borrower shall not permit any 1993 Indenture Restricted Subsidiary to create, incur, assume or suffer to exist any Indebtedness, except that the 1993 Indenture Restricted Subsidiaries (other than Healthtrust, except in the case of Indebtedness owing to any Credit Party) may create, incur, assume or suffer to exist (x) Indebtedness under clause (b) above that is owed to a Credit Party or another 1993 Indenture Restricted Subsidiary to the extent permitted under section 1107 of the 1993 Indenture and (y) Indebtedness that is otherwise permitted in accordance with an exception set forth above in an aggregate principal amount outstanding at any time that, when aggregated (without duplication) with (i) the aggregate principal amount of all other Indebtedness (other than Indebtedness permitted by subclause (x) above) secured by Liens on any assets of 1993 Indenture Restricted Subsidiaries and (ii) the aggregate principal amount of all Indebtedness (other than the First Lien Obligations) secured by Liens on Principal Properties, does not exceed 5% of Consolidated Net Tangible Assets (as defined in the 1993 Indenture as in effect on the Closing Date) determined as of the date of such incurrence, in each case, to the extent permitted by Section 1107 or 1108 of the 1993 Indenture.

10.2. Limitation on Liens. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or any Restricted Subsidiary, whether now owned or hereafter acquired, that secures obligations under any Indebtedness, except:

(a) Liens arising under (i) the Credit Documents securing the Obligations, including Liens securing Indebtedness permitted pursuant to Sections 10.1(a)(x) and (ii) the Security Documents securing Future Secured Debt Obligations that constitute First Lien Obligations permitted to be incurred under Section 10.1(y); provided that, in the case of this subclause (ii), (A) the holders of such Indebtedness (or a representative thereof on behalf of such holders) shall have delivered to the Collateral Agent an Additional First Lien Secured Party Consent (as defined in the Security Agreement), (B) the Borrower shall have complied with the other requirements of Section 8.17 of the Security Agreement with respect to such Future Secured Debt Obligations, and (C) the Collateral Agent shall have entered into an intercreditor agreement on substantially the same terms as the General Intercreditor Agreement and an Additional Receivables Intercreditor Agreement with respect to such Future Secured Debt Obligations and, in the case of the first issuance of Future Secured Debt constituting First Lien Obligations, the Collateral Agent, the Administrative Agent and the representative for the holders of such First Lien Obligations shall have entered into the First Lien Intercreditor Agreement (or supplement thereto);

(b) Liens on the Receivables Collateral securing the ABL Facility under ABL Documents, including Liens securing Indebtedness permitted pursuant to Sections 10.1(a)(y);

(c) Liens on the Collateral (other than Principal Properties) securing Permitted Additional Debt permitted by clauses (k), (o) or (z) of Section 10.1 or Future Secured Debt Obligations (other than Future Secured Debt Obligations that constitute First Lien Obligations) permitted by Section 10.1(y); provided that, such Liens are subordinated to the Liens securing the First Lien Obligations pursuant to a General Intercreditor Agreement;

(d) Permitted Liens;

(e) (i) Liens securing Indebtedness permitted pursuant to Sections 10.1(f) and 10.1(m); provided that (x) such Liens attach at all times only to the assets so financed except for accessions to the property financed with the proceeds of such Indebtedness and the proceeds and the products thereof and (y) that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender, and (ii) Liens on the assets of Subsidiaries that are not Guarantors securing Indebtedness of Restricted Subsidiaries that are not Guarantors permitted pursuant to Section 10.1;

(f) Liens existing on the Fifth Restatement Effective Date (i) that were in existence on or prior to September 30, 2022 or (ii) that were in existence after September 30, 2022 and are listed on Schedule 10.2 and, in each case, any modifications, replacements, renewals, refinancings, or extensions thereof;

(g) the replacement, extension or renewal of any Lien permitted by clauses (d) through (f) and clause (h) of this Section 10.2 upon or in the same assets theretofore subject to such Lien (or upon or in after-acquired property that is affixed or incorporated into the property covered by such Lien) or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor except to the extent otherwise not prohibited hereunder) of the Indebtedness secured thereby;

(h) Liens existing on assets of any Person that becomes a Restricted Subsidiary (or is a Restricted Subsidiary that survives a merger with such Person), or existing on assets acquired, pursuant to a Permitted Acquisition or Investment not prohibited hereby to the extent the Liens on such assets secure Indebtedness permitted by Section 10.1(j) or other obligations not prohibited by this Agreement; provided, however, that such Liens may not extend to any other property or other assets owned by the Borrower or any of its Restricted Subsidiaries (other than any replacements of such assets and additions and accessions thereto, the proceeds or products thereof and other than after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are not prohibited under this Agreement that require or include, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and secure only the same Indebtedness or obligations that such Liens secured, immediately prior to such Permitted Acquisition or Investment not prohibited hereby and any modification, replacement, refinancing, refunding, renewal or extension thereof permitted by Section 10.1(j);

(i) (1) Liens placed upon the Stock and Stock Equivalents of any Restricted Subsidiary acquired pursuant to a Permitted Acquisition or Investment not prohibited hereby to secure Indebtedness incurred pursuant to Section 10.1(k) in connection with such Permitted Acquisition or Investment not prohibited hereby and (2) Liens placed upon the assets of such Restricted Subsidiary to secure Indebtedness of such Restricted Subsidiary or a guarantee by such Restricted Subsidiary of any Indebtedness of the Borrower or any other Restricted Subsidiary, incurred pursuant to Section 10.1(k), in each case, in an aggregate amount not to exceed the amount permitted by the proviso to subclause (y) of such Section 10.1(k);

(j) Liens securing Indebtedness or other obligations (i) of the Borrower or a Restricted Subsidiary in favor of a Credit Party, (ii) [reserved] and (iii) of any Restricted Subsidiary that is not a Credit Party or a 1993 Indenture Restricted Subsidiary in favor of any Restricted Subsidiary that is not a Credit Party;

(k) Liens (a) of a collection bank arising under applicable law, including Section 4-210 of the UCC, or any comparable or successor provision, on items in the course of collection; (b) attaching to pooling, commodity or securities trading accounts or other commodity or securities brokerage accounts incurred in the ordinary course of business; or (c) in favor of a banking or other financial institution or entity, or electronic payment service provider, arising as a matter of law or under customary terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of setoff) and which are within the general parameters customary in the banking or finance industry or arising pursuant to such banking or financial institution’s general terms and conditions (including Liens in favor of deposit banks or securities intermediaries securing customary fees, expenses or charges in connection with the establishment, operation or maintenance of deposit accounts or securities accounts);

(l) Liens (a) on cash advances or escrow deposits in favor of the seller of any property to be acquired in an Investment not prohibited under this Agreement to be applied against the purchase price for such Investment or otherwise in connection with any escrow arrangements with respect to any such Investment or any Disposition not prohibited under this Agreement (including any letter of intent or purchase agreement with respect to such Investment or Disposition), and (b) consisting of an agreement to dispose of any property in a Disposition not prohibited under this Agreement, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(m) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(n) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(o) Liens that are contractual rights of setoff, banker’s lien, netting agreements and other Liens (i) relating to deposit accounts, securities accounts, cash management arrangements or in connection with the issuance of Indebtedness, including letters of credit, bank guarantees or other similar instruments, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(p) Liens solely on any cash earnest money deposits made by the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement not prohibited hereunder;

(q) (i) deposits made or other security provided in the ordinary course of business to secure liability to insurance carriers and (ii) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto; and

(r) additional Liens so long as the aggregate principal amount of the obligations secured thereby at any time outstanding does not exceed the greater of (i) $1,500,000,000 and (ii) 15% of Consolidated EBITDA for the most recent Test Period for which Section 9.1 Financials have been delivered.

(s) With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness; provided that such Increased Amount shall not require utilization of any additional basket capacity relating to such Lien. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

(t) Notwithstanding the foregoing, (A) the Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any Principal Property other than (i) Liens permitted by the definition of “Permitted Liens” to the extent permitted under Section 1105 of the 1993 Indenture, (ii) Liens securing the First Lien Obligations, and (iii) Liens otherwise permitted by this Section 10.2 on Principal Properties that are not Collateral to secure Indebtedness in an aggregate principal amount at any time outstanding that, when aggregated (without duplication) with (I) the aggregate principal amount of Indebtedness of 1993 Indenture Restricted Subsidiaries (other than Indebtedness owing to a Credit Party or another 1993 Indenture Restricted Subsidiary to the extent permitted under section 1107 of the 1993 Indenture) and (II) the aggregate principal amount of all other Indebtedness (other than Indebtedness owed to any Credit Party) secured by Liens on any assets of 1993 Indenture Restricted Subsidiaries, does not exceed 5% of Consolidated Net Tangible Assets (as defined in the 1993 Indenture as in effect on the Closing Date) determined as of the date of such incurrence; provided that such Liens are permitted under the 1993 Indenture without equally and ratably securing the Retained Indebtedness and (B) the Borrower will not permit any 1993 Indenture Restricted Subsidiary to create, incur, assume or suffer to exist any Lien on any of its assets other than (i) Liens permitted by the definition of “Permitted Liens”, (ii) Liens in favor of the Credit Parties to the extent permitted under section 1107 of the 1993 Indenture and (iii) additional Liens otherwise permitted by this Section 10.2 so long as the aggregate principal amount of the obligations secured thereby, when aggregated (without duplication) with (I) the aggregate principal amount of Indebtedness of 1993 Indenture Restricted Subsidiaries (other than Indebtedness owing to a Credit Party or another 1993 Indenture Restricted Subsidiary to the extent permitted under section 1107 of the 1993 Indenture) and (II) the aggregate principal amount of Indebtedness (other than the First Lien Obligations) secured by Liens on Principal Properties, does not exceed 5% of Consolidated Net Tangible Assets (as defined in the 1993 Indenture as in effect on the Closing Date) determined as of the date of such incurrence.

10.3. Limitation on Fundamental Changes. Except as expressly permitted by Section 10.4 or 10.5, the Borrower will not, and will not permit any of the Restricted Subsidiaries to, merge into, amalgamate with any other Person, consolidate with any other Person, or permit any other Person to merge into, amalgamate with or consolidate with it, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) (which, for the avoidance of doubt, shall not restrict the Borrower or any Restricted Subsidiary from changing its organizational form), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all its assets (taken as a whole), except that:

(a) so long as no Event of Default would result therefrom, any Subsidiary of the Borrower or any other Person may be merged, amalgamated or consolidated with or into the Borrower or the Borrower may dispose of all or substantially all of its assets to any other Person; provided that (i) except as permitted by subclause (ii) below, the Borrower shall be the continuing or surviving corporation, (ii) if the Person formed by or surviving any such merger, amalgamation or consolidation is not the Borrower or is a Person into which the Borrower has been liquidated (or, in connection with a disposition of all or substantially all of the Borrower’s assets, if the transferee of such assets) (such other Person, the “Successor Borrower”), the Successor Borrower shall be an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia (the Borrower or such Successor Borrower, as the case may be, being herein referred to as the “Successor Borrower”), (iii) any Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Credit Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (iv) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Guarantee confirmed that its guarantee thereunder shall apply to any Successor Borrower’s obligations under this Agreement, (v) each Subsidiary grantor and each Subsidiary pledgor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Security Agreement or the Pledge Agreement, as applicable, confirmed that its obligations thereunder shall apply to any Successor Borrower’s obligations under this Agreement, (vi) each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have confirmed that its obligations under the applicable Mortgage shall apply to any Successor Borrower’s obligations under this Agreement, (vii) to the extent any Loans or Commitments are outstanding that are included in the determination of Required Pro Rata Lenders, after giving Pro Forma Effect to such transaction, the Borrower is in compliance with the covenant set forth in Section 10.8 as of the most recently ended Test Period for which Section 9.1 Financials have been delivered and (viii) the Successor Borrower shall (x) have delivered to the Administrative Agent an officer’s certificate stating that such merger or consolidation complies with this Agreement and such supplements (if any) preserve the enforceability of the Guarantee and the perfection and priority of the Liens under the Security Documents and (y) have provided documentation and information as is reasonably requested in writing by the Administrative Agent about the Successor Borrower mutually agreed to be required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act;

(b) any Subsidiary of the Borrower or any other Person (in each case, other than the Borrower) may be merged, amalgamated or consolidated with or into any one or more Subsidiaries of the Borrower; provided that (i) in the case of any merger, amalgamation or consolidation involving one or more Restricted Subsidiaries, (A) a Restricted Subsidiary shall be the continuing or surviving Person or (B) the Borrower shall take all steps necessary to cause the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Restricted Subsidiary) to become a Restricted Subsidiary, (ii) in the case of any merger, amalgamation or consolidation involving one or more Guarantors, a Guarantor shall be the continuing or surviving Person or the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Guarantor) shall execute a supplement to the Guarantee and the other relevant Security Documents in form and substance reasonably satisfactory to the Administrative Agent in order to become a Guarantor and pledgor, mortgagor and grantor, as applicable, thereunder for the benefit of the Secured Parties, (iii) [reserved], (iv) in the case of any merger, amalgamation or consolidation involving one or more 1993 Indenture Restricted Subsidiaries (other than any such transaction subject to subclause (ii) above), a 1993 Indenture Restricted Subsidiary shall be the continuing or surviving Person, (v) no Event of Default would result from the consummation of such merger, amalgamation or consolidation and, to the extent any Loans or Commitments are outstanding that are included in the determination of Required Pro Rata Lenders, after giving Pro Forma Effect to the incurrence of such Indebtedness and the application of proceeds thereof, the Borrower is in compliance with the covenant set forth in Section 10.8 as of the most recently ended Test Period for which Section 9.1 Financials have been delivered and (vi) in the case of a merger, amalgamation or consolidation involving any Credit Party, Borrower shall have delivered to the Administrative Agent (x) an officers’ certificate stating that such merger, amalgamation or consolidation complies with this Agreement and (y) any such supplements to any Credit Document as are necessary to preserve the enforceability of the Guarantees and the perfection and priority of the Liens under the Security Documents;

(c) [reserved];

(d) any Restricted Subsidiary that is not a Credit Party or a 1993 Indenture Restricted Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Restricted Subsidiary;

(e) any Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (other than any Principal Property owned by a Subsidiary that is not a Credit Party) (upon voluntary liquidation or otherwise) to any Credit Party; provided that the consideration for any such disposition by any Person other than a Guarantor shall not exceed the fair value of such assets;

(f) [reserved]; and

(g) any Restricted Subsidiary may liquidate or dissolve if (i) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, (ii) to the extent such Restricted Subsidiary is a Credit Party or a 1993 Indenture Restricted Subsidiary, any assets or business not otherwise disposed of or transferred in accordance with Section 10.4 or 10.5 or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, a Credit Party (or, in the case of a liquidation or dissolution of a 1993 Indenture Restricted Subsidiary, another 1993 Indenture Restricted Subsidiary) after giving effect to such liquidation or dissolution.

10.4. Limitation on Sale of Assets. (i) The Borrower will not, and will not permit any of the Restricted Subsidiaries to, convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including receivables, Stock and Stock Equivalents of any other Person and leasehold interests), whether now owned or hereafter acquired (other than any such sale, transfer, assignment or other disposition resulting from any casualty or condemnation, of any assets of the Borrower or the Restricted Subsidiaries) and (ii) the Borrower will not permit any Restricted Subsidiary to issue any Stock and Stock Equivalents (each of the foregoing in clauses (i) and (ii), a “Disposition”), except, in each case:

(a) the Borrower and the Restricted Subsidiaries may sell, transfer or otherwise dispose of (i) inventory, goods, used or surplus equipment, vehicles and other assets in the ordinary course of business or no longer used in the ordinary course of business, (ii) Permitted Investments, (iii) cash and cash equivalents and (iv) obsolete, damaged, used, surplus or worn out property or equipment, whether now owned or hereafter acquired, in the ordinary course of business and dispositions of property no longer used or useful in the conduct of the business of the Borrower and any Restricted Subsidiary (including by ceasing to enforce, allowing the lapse, abandonment or invalidation of or discontinuing the use or maintenance of or putting into the public domain any intellectual property that is, in the reasonable judgment of the Borrower or the Restricted Subsidiaries, no longer used or useful, or economically practicable to maintain, or in respect of which the Borrower or any Restricted Subsidiary determines in its reasonable business judgment that such action or inaction is desirable);

(b) Restricted Subsidiaries may issue Stock and Stock Equivalents and the Borrower and the Restricted Subsidiaries may sell, transfer or otherwise dispose of assets, excluding a Disposition of accounts receivable, except in connection with the Disposition of any business to which such accounts receivable relate, for fair value; provided that (i) with respect to any Disposition pursuant to this clause (b) for a purchase price in excess of $250,000,000, the Borrower or a Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Permitted Investments; provided that for the purposes of this clause (i) the following shall be deemed to be cash: (A) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto, or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been shown on the Borrower or such Restricted Subsidiary’s balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by the Borrower) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities, notes or other obligations or assets received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Permitted Investments (to the extent of the cash and Permitted Investments received) within 180 days following the closing of the applicable

Disposition, (C) Indebtedness of any Restricted Subsidiary that ceases to be a Restricted Subsidiary as a result of such Disposition (other than intercompany debt owed to the Borrower or any Restricted Subsidiary), to the extent that the Borrower and each other Restricted Subsidiary are released from any guarantee of payment of the principal amount of such Indebtedness in connection with such Disposition in accordance with the terms of this Agreement and (D) any Designated Non-Cash Consideration received by the Borrower or such Restricted Subsidiary in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 10.4(b) and Section 10.4(c) that is at that time outstanding, shall not be in excess of the sum of (x) 1.5% of Consolidated Total Assets at the time of the receipt of such Designated Non-Cash Consideration, plus (y) $450,000,000, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, (ii) any non-cash proceeds received are pledged to the Collateral Agent to the extent required under Section 9.12, (iii) to the extent any Loans or Commitments are outstanding that are included in the determination of Required Pro Rata Lenders, after giving Pro Forma Effect to the incurrence of such Indebtedness and the application of proceeds thereof, the Borrower is in compliance with the covenant set forth in Section 10.8 as of the most recently ended Test Period for which Section 9.1 Financials have been delivered, (iv) to the extent required, the Net Cash Proceeds thereof to the Borrower and the Restricted Subsidiaries are promptly applied to the prepayment of Term Loans as provided for in Section 5.2 and (v) after giving effect to any sale transfer or disposition, no Event of Default shall have occurred and be continuing;

(c) the Borrower and the Restricted Subsidiaries may make Dispositions to the Borrower or to any Restricted Subsidiary; provided that with respect to any such Dispositions (w) from Credit Parties to Restricted Subsidiaries that are not Credit Parties (x) [reserved], (y) from 1993 Indenture Restricted Subsidiaries to the Borrower or any Restricted Subsidiary that is not a 1993 Indenture Restricted Subsidiary or (z) from Restricted Subsidiaries that are not Credit Parties or 1993 Indenture Restricted Subsidiaries to any Credit Party or 1993 Indenture Restricted Subsidiary (i) such sale, transfer or disposition shall be for fair value, (ii) with respect to any Disposition pursuant to this clause (c) for a purchase price in excess of $250,000,000, the Person making such Disposition shall receive not less than 75% of such consideration in the form of cash or Permitted Investments; provided that for the purposes of this subclause (ii) the following shall be deemed to be cash: (A) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto, or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been shown on the Borrower or such Restricted Subsidiary’s balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by the Borrower) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities, notes or other obligations or assets received by the Person making such Disposition from the purchaser that are converted by such Person into cash or Permitted Investments (to the extent of the cash and Permitted Investments received) within 180 days following the closing of the applicable Disposition, (C) Indebtedness of any Restricted Subsidiary that ceases to be a Restricted Subsidiary as a result of such Disposition

(other than intercompany debt owed to the Borrower or any Restricted Subsidiary), to the extent that the Borrower and each other Restricted Subsidiary are released from any guarantee of payment of the principal amount of such Indebtedness in connection with such Disposition in accordance with the terms of this Agreement and (D) any Designated Non-Cash Consideration received by the Person making such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 10.4(c) and Section 10.4(b) that is at that time outstanding, shall not be in excess of the sum of (x) 1.5% of Consolidated Total Assets at the time of the receipt of such Designated Non-Cash Consideration, plus (y) $450,000,000, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, and (iii) any non-cash proceeds received are pledged to the Collateral Agent to the extent required under Section 9.12;

(d) the Borrower and any Restricted Subsidiary may effect any transaction permitted by Section 10.3, 10.5 or 10.6 (including the making of any Dividend by any Subsidiary);

(e) Dispositions of accounts receivable and related assets of 1993 Indenture Restricted Subsidiaries to ABL Entities in connection with the ABL Facility;

(f) the Borrower and the Restricted Subsidiaries may lease, sublease, license, sublicense or grant similar rights under (on a non-exclusive basis with respect to intellectual property) real, personal or intellectual property in the ordinary course of business;

(g) Dispositions of property (including like-kind exchanges) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property, in each case under Section 1031 of the Code or otherwise;

(h) [reserved];

(i) Dispositions of Investments in joint ventures (regardless of the form of legal entity) in accordance with joint venture agreements and similar binding arrangements;

(j) customary Dispositions in connection with any Permitted Receivables Financing;

(k) dispositions of Stock and Stock Equivalents of any Subsidiary or joint venture for fair market value to Facility Syndication Partners in connection with any Syndication; provided that the fair market value of the aggregate amount of Stock and Stock Equivalents disposed of pursuant to this clause (k) with respect to any individual Subsidiary (and not subsequently repurchased or redeemed by the Borrower or any Restricted Subsidiary) shall not exceed $20,000,000;

(l) a Disposition of property or assets, if the acquisition of such property or assets was financed with Excluded Contributions and the proceeds of such sale are used to make a Dividend pursuant to Section 10.6(g);

(m) dispositions in connection with Permitted Liens, Permitted Intercompany Activities and Permitted Tax Restructuring;

(n) any disposition of Stock and Stock Equivalents of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Borrower or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets, made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(o) Dispositions of, including by ceasing to enforce, abandoning, allowing to lapse or to be invalidated, discontinuing the use or maintenance of or putting into the public domain, any registration or application for registration of any intellectual property that is no longer used or useful, desirable or economically practicable to maintain;

(p) a Disposition of any asset between or among the Borrower and/or its Restricted Subsidiaries as a substantially concurrent interim Disposition in connection with a Disposition otherwise permitted pursuant to clauses (a) through (o) above; and

(q) Dispositions contemplated as of the Fifth Restatement Effective Date and listed on Schedule 10.4.

10.5. Limitation on Investments. The Borrower will not, and will not permit any of the Restricted Subsidiaries to make any Investment except:

(a) extensions of trade credit and asset purchases in the ordinary course of business;

(b) any Investment in cash and Permitted Investments;

(c) loans and advances to officers, directors and employees of the Borrower (or any direct or indirect parent thereof) or any of its Subsidiaries or to Physicians with whom the Borrower or any of its Subsidiaries have contractual relationships (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes (including employee payroll advances and recruitment costs), (ii) in connection with such Person’s purchase of Stock or Stock Equivalents of the Borrower (or any direct or indirect parent thereof) so long as any proceeds from the sale of such Stock or Stock Equivalents are contributed to the equity of Borrower and (iii) for purposes not described in the foregoing subclauses (i) and (ii), in an aggregate principal amount at any time outstanding pursuant to this subclause (iii) not to exceed $30,000,000;

(d) Investments (i) existing on or prior to September 30, 2022, (ii) existing on the Fifth Restatement Effective Date and set forth on Schedule 10.5 and (iii) contemplated as of the Fifth Restatement Effective Date and set forth on Schedule 10.5 and, in each case, any extensions, modifications, renewals or reinvestments thereof so long as the aggregate amount of all Investments pursuant to this clause (d) is not increased at any time above the amount of such Investments existing on the Fifth Restatement Effective Date other than (1) as required by the terms of such Investment or a binding commitment as in existence on the Fifth Restatement Effective Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) and premium payable by the terms of such Investment or a binding commitment thereon and fees and expenses associated therewith as of the Fifth Restatement Effective Date or (2) as otherwise permitted by another provision of this Section 10.5;

(e) Investments received (i) in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers or upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment; (ii) in exchange for any other Investment or accounts receivable held by the Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable (including any trade creditor or customer); and (iii) in satisfaction of judgments against other Persons;

(f) Investments to the extent that payment for such Investments is made with Stock or Stock Equivalents of Holdings;

(g) Investments (i) (a) by the Borrower or any Restricted Subsidiary in any Credit Party, (b) [reserved], (c) between or among 1993 Indenture Restricted Subsidiaries, (d) between or among Restricted Subsidiaries that are neither Credit Parties nor 1993 Indenture Restricted Subsidiaries, (e) consisting of intercompany Investments incurred in the ordinary course of business in connection with the cash management operations (including with respect to intercompany self-insurance arrangements) among the Borrower and the Restricted Subsidiaries and (f) by the Borrower or any Restricted Subsidiary in any Restricted Subsidiary; provided that such Investment is used, directly or as a result of substantially concurrent transfers, to repay intercompany Indebtedness owed to any Credit Party and (ii) (a) by Credit Parties in any Restricted Subsidiary that is not a Credit Party, (b) by 1993 Indenture Restricted Subsidiaries in any Restricted Subsidiary that is not a 1993 Indenture Restricted Subsidiary or (c) by any Restricted Subsidiary that is neither a Credit Party nor a 1993 Indenture Restricted Subsidiary in any 1993 Indenture Restricted Subsidiary, in each case valued at the fair market value (determined by the Borrower acting in good faith) of such Investment at the time each such Investment was made, from and after the Fifth Restatement Effective Date, in an aggregate amount pursuant to this subclause (ii) that, at the time each such Investment is made, would not exceed at any time outstanding (x) the excess of (A) the greater of (I) $4,500,000,000 and (II) 15% of Consolidated Total Assets over (B) the amount of Investments outstanding at such time in reliance on Section 10.5(i)(ii)(x) at such time plus (y) the Applicable Amount at such time;

(h) Investments constituting Permitted Acquisitions;

(i) Investments (including but not limited to (i) minority Investments and Investments in Unrestricted Subsidiaries and (ii) Investments in joint ventures (regardless of the form of legal entity) or similar Persons that do not constitute Restricted Subsidiaries), in each case valued at the fair market value (determined by the Borrower acting in good faith) of such Investment at the time each such Investment is made, in an aggregate amount pursuant to this clause (i) from and after the Fifth Restatement Effective Date that, at the time each such Investment is made, would not exceed the sum at any time outstanding of (x) the excess of (A) the greater of (I) $4,500,000,000 and (II) 15% of Consolidated Total Assets over (B) the amount of Investments outstanding at such time in reliance on Section 10.5(g)(ii)(x) at such time, plus (y) the Applicable Amount at such time plus (z) without duplication of any amount that increased the JV Distribution Amount, an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of any such Investment (which amount referred to in this subclause (z) shall not exceed the amount of such Investment valued at the fair market value of such Investment at the time such Investment was made);

(j) Investments constituting non-cash proceeds of Dispositions of assets to the extent not prohibited by Section 10.4;

(k) Investments made to repurchase or retire Stock or Stock Equivalents of the Borrower or any direct or indirect parent thereof owned by any employee or any employee stock ownership plan or key employee stock ownership plan of the Borrower (or any direct or indirect parent thereof);

(l) Investments permitted under Section 10.6;

(m) loans and advances to any direct or indirect parent of the Borrower in lieu of, and not in excess of the amount of, dividends to the extent not prohibited to be made to such parent in accordance with Section 10.6;

(n) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(o) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;

(p) advances of payroll payments to employees in the ordinary course of business;

(q) Guarantee Obligations of the Borrower or any Restricted Subsidiary of leases (other than Capital Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(r) Investments held by a Person acquired (including by way of merger or consolidation) after the Closing Date otherwise in accordance with this Section 10.5 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(s) Investments by 1993 Indenture Restricted Subsidiaries of accounts receivable and related assets in ABL Entities;

(t) Investments arising out of or in connection with any Permitted Receivables Financing;

(u) Investments made in reliance on Section 10.5(g)(ii) or Section 10.5(i) (in each case, of the First Restated Credit Agreement) prior to the Fifth Restatement Effective Date or committed to be made prior to the Fifth Restatement Effective Date;

(v) Investments by the Borrower and the Restricted Subsidiaries in any joint venture (regardless of the form of legal entity) or Restricted Subsidiary in an aggregate amount at any time outstanding not to exceed the sum of (A) $600,000,000 plus (B) the JV Distribution Amount plus (C) without duplication of any amount that increased the JV Distribution Amount, an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of any such Investment (which amount referred to in this subclause (C) shall not exceed the amount of such Investment valued at the fair market value of such Investment at the time such Investment was made); provided, that the aggregate amount of Investments made in reliance on subclause (B) or (C) above by the Credit Parties shall not exceed the aggregate of the amounts referred to in such subclauses that were directly or indirectly received by Credit Parties;

(w) any redemption by Healthtrust, or transfer to Healthtrust or the Borrower, of shares of Stock of Healthtrust held by Columbia—SDH and Epic Properties;

(x) intercompany transfers of creditor positions (i) in respect of Indebtedness outstanding pursuant to Sections 10.1(a), 10.1(g)(ii) or 10.1(i), and (ii) in respect of any other intercompany Indebtedness; provided that the transfer of credit positions described in this clause (ii) is used, directly or as a result of substantially concurrent transfers, to repay intercompany Indebtedness owed to any Credit Party;

(y) Investments constituting Indebtedness outstanding pursuant to Section 10.1(a)(z);

(z) Investments in connection with Permitted Intercompany Activities and any Permitted Tax Restructuring; and

(aa) other Investments so long as the Consolidated Total Debt to Consolidated EBITDA Ratio for the most recently ended Test Period for which Section 9.1 Financials have been delivered is less than or equal to 4.25:1.00, determined on a Pro Forma Basis after giving effect to such Investment.

10.6. Limitation on Dividends. The Borrower will not declare or pay any dividends (other than dividends payable solely in its Qualified Equity Interests) or return any capital to its stockholders (including any option holders) or make any other distribution, payment or delivery of property or cash to its stockholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its Stock or Stock Equivalents or the Stock or Stock Equivalents of any direct or indirect parent now or hereafter outstanding, or set aside any funds for any of the foregoing purposes, or permit any of the Restricted Subsidiaries to purchase or otherwise acquire for consideration (other than in connection with an Investment permitted by Section 10.5) any Stock or Stock Equivalents of the Borrower, now or hereafter outstanding (all of the foregoing, “Dividends” or “dividends”); provided that, in the case of clauses (b), (c), (f) and (g) below, so long as no Event of Default has occurred and is continuing or would result therefrom:

(a) the Borrower may (or may pay dividends to permit any direct or indirect parent thereof to) redeem in whole or in part any of its Stock or Stock Equivalents for another class of its (or such parent’s) Stock or Stock Equivalents or with proceeds from substantially concurrent equity contributions or issuances of new Stock or Stock Equivalents; provided that such new Stock or Stock Equivalents contain terms and provisions at least as advantageous to the Lenders in all respects material to their interests as those contained in the Stock or Stock Equivalents redeemed thereby;

(b) the Borrower may (or may pay dividends to permit any direct or indirect parent thereof to) repurchase shares of its (or such parent’s) Stock or Stock Equivalents held by officers, directors and employees of the Borrower and its Subsidiaries, so long as such repurchase is pursuant to, and in accordance with the terms of, management and/or employee stock plans, stock subscription agreements or shareholder agreements;

(c) the Borrower may pay dividends on the Stock or Stock Equivalents; provided that the amount of any such dividends pursuant to this clause (c) shall not exceed an amount equal to (i) $600,000,000, plus (ii) the Applicable Amount at such time;

(d) the Borrower may pay dividends:

(i) the proceeds of which will be used to pay (or to pay dividends to allow any direct or indirect parent of the Borrower to pay) the tax liability to each relevant jurisdiction in respect of consolidated, combined, unitary or affiliated returns for the relevant jurisdiction of such parent attributable to the Borrower or its Restricted Subsidiaries determined as if the Borrower and its Restricted Subsidiaries filed separately;

(ii) the proceeds of which shall be used to allow any direct or indirect parent of the Borrower to pay (A) its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, in an aggregate amount not to exceed $50,000,000 in any fiscal year of the Borrower plus any reasonable and customary indemnification claims made by directors or officers of the Borrower (or any parent thereof) attributable to the ownership or operations of the Borrower and its Restricted Subsidiaries or (B) fees and expenses otherwise due and payable by the Borrower or any of its Restricted Subsidiaries and not prohibited to be paid by the Borrower or such Restricted Subsidiary under this Agreement;

(iii) the proceeds of which shall be used to pay franchise and excise taxes and other fees, taxes and expenses required to maintain the corporate existence of any direct or indirect parent of the Borrower; and

(iv) to any direct or indirect parent of the Borrower to finance any Investment not prohibited to be made by the Borrower or a Restricted Subsidiary pursuant to Section 10.5; provided that (A) such dividend shall be made substantially concurrently with the closing of such Investment, (B) such parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets, Stock or Stock Equivalents) to be contributed to the Borrower or such Restricted Subsidiary or (2) the merger (to the extent not prohibited in Section 10.5) of the Person formed or acquired into the Borrower or its Restricted Subsidiaries and (C) Borrower shall comply with Sections 9.11 and 9.12 to the extent applicable;

(e) [reserved];

(f) the Borrower may pay dividends so long as the Consolidated Total Debt to Consolidated EBITDA Ratio as of the last day of the most recent Test Period for which Section 9.1 Financials have been delivered is less than or equal to 4.25:1.00, determined on a Pro Forma Basis after giving effect to such dividend;

(g) Dividends that are made (a) in an amount that does not exceed the amount of Excluded Contributions made since the Fifth Restatement Effective Date that is not otherwise applied pursuant to Section 10.1(n)(B) or Section 10.2(c) as in effect immediately prior to such Dividend (and after giving Pro Forma Effect thereto) or (b) in an amount equal to the amount of net cash proceeds from an asset sale or disposition in respect of property or assets acquired, if the acquisition of such property or assets was financed with Excluded Contributions; and

(h) the Borrower may make any payment of any dividend or other distribution or the consummation of any redemption within 60 days after the date of declaration of such dividend or other distribution or giving of the redemption notice with respect to such redemption, as the case may be, if at the date of declaration or notice, the payment of such dividend or other distribution or in respect of such redemption, as the case may be, would have complied with the provisions of this Agreement (and any such dividend, distribution or redemption shall be deemed to have utilized the applicable other exception set forth above in this Section 10.6).10.7. [Reserved].

10.8. Consolidated Total Debt to Consolidated EBITDA Ratio. Solely with respect to Loans, Commitments and Revolving Credit Exposure included in the determination of Required Pro Rata Lenders, the Borrower will not permit the Consolidated Total Debt to Consolidated EBITDA Ratio as of the last day of the most recent Test Period for which Section 9.1 Financials have been delivered to be greater than 6.75 to 1.00.

10.9. Changes in Business.

(a) The Borrower and the Restricted Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by them on the Fifth Restatement Effective Date and other business activities which are extensions thereof or otherwise incidental, related or ancillary to any of the foregoing.

(b) Healthtrust shall not engage in any business that materially deviates from activities relating to (i) owning (x) its ownership in the Stock and Stock Equivalents of Subsidiaries of the Borrower and activities and properties incidental thereto and (y) other assets owned by it on the Fifth Restatement Effective Date, (ii) performing its obligations pursuant to agreements in effect on the Fifth Restatement Effective Date and any automatic extensions thereof and (iii) any activities incidental to the business described in the foregoing clauses (i) and (ii).

10.10. 1993 Indenture Restricted Subsidiaries. The Borrower shall not designate any additional Subsidiary as a “Restricted Subsidiary” under the 1993 Indenture or reorganize or change the ownership structure of any of its Subsidiaries such that after giving effect to such reorganization or change a Subsidiary that constituted an “Unrestricted Subsidiary” under the 1993 Indenture subsequently constitutes a “Restricted Subsidiary” thereunder.

10.11. No Impairment of Mortgages on Principal Properties. For the avoidance of doubt and notwithstanding anything herein to the contrary, the Borrower agrees not to take, or permit any Subsidiary to take, any action that would result in the principal amount of the First Lien Obligations that could be secured by the Principal Properties pursuant to Section 1108 of the 1993 Indenture (after giving effect to all other uses of the exemption provided in such Section 1108 of the 1993 Indenture) being less than 10% of Consolidated Net Tangible Assets (as defined in the 1993 Indenture as in effect on the Closing Date) of the Company (as defined in the 1993 Indenture as in effect on the Closing Date) and its Consolidated Subsidiaries (as defined in the 1993 Indenture as in effect on the Closing Date) determined as of the Closing Date.

SECTION 11. Events of Default

Upon the occurrence of any of the following specified events (each an “Event of Default”):

11.1. Payments. The Borrower shall (a) default in the payment when due of any principal of the Loans or (b) default, and such default shall continue for five Business Days or longer, in the payment when due of any interest on the Loans or any Fees or any Unpaid Drawings or of any other amounts owing hereunder or under any other Credit Document; or

11.2. Representations, Etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any Credit Document or any certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made, and such incorrect representation or warranty (if curable) shall remain incorrect for a period of 30 days after written notice thereof from the Administrative Agent to the Borrower; or

11.3. Covenants. Any Credit Party shall:

(a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.1(e) or Section 10 (other than Section 10.8); or

(b) default in the due performance or observance by it of the covenant contained in Section 10.8; provided, that an Event of Default under this clause (b) shall not constitute an Event of Default for purposes of any Term Loan (other than Term Loans included in the determination of Required Pro Rata Lenders) unless and until the Loans, Revolving Credit Exposure and Commitments included in the determination of Required Pro Rata Lenders, as applicable, have become immediately due and payable in accordance with this Agreement and such declaration has not been rescinded on or before such date;

(c) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 11.1 or 11.2 or clause (a) or clause (b) of this Section 11.3) contained in this Agreement, any Security Document, the Guarantee or the payment of the administrative agency fee separately agreed between the Borrower and the Administrative Agent and such default shall continue unremedied for a period of at least 30 days after receipt of written notice by the Borrower from any Administrative Agent or the Required Lenders; or

11.4. Default Under Other Agreements. (a) The Borrower or any of the Restricted Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than the Obligations) in the aggregate in excess of $250,000,000, for the Borrower and such Restricted Subsidiaries, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created, the effect of which payment default is to cause, or permit the holder or holders of such Indebtedness (or trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (other than, with respect to Indebtedness consisting of any Hedge Agreements, termination events or equivalent events pursuant to the terms of such Hedge Agreements), the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due prior to its stated maturity; provided that prior to the acceleration of the Obligations pursuant to this Section 11, such default pursuant to this clause (a)(ii) shall be cured under this Agreement if the default under such other Indebtedness has been remedied, cured or waived by the holders thereof (or such holders’ agent) in accordance with the terms of such Indebtedness or (b) without limiting the provisions of clause (a) above, any such Indebtedness shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment (and, with respect to Indebtedness consisting of any Hedge Agreements, other than due to a termination event or equivalent event pursuant to the terms of such Hedge Agreements), prior to the stated maturity thereof; provided that this Section 11.4 shall not apply to secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement); or

11.5. Bankruptcy, Etc. The Borrower or any Significant Subsidiary shall commence a voluntary case, proceeding or action concerning itself under (a) Title 11 of the United States Code entitled “Bankruptcy,” or (b) in the case of any Foreign Subsidiary that is a Significant Subsidiary, any domestic or foreign law relating to bankruptcy, judicial management, insolvency, reorganization, administration or relief of debtors in effect in its jurisdiction of incorporation, in each case as now or hereafter in effect, or any successor thereto (collectively, the “Bankruptcy Code”); or an involuntary case, proceeding or action is commenced against the Borrower or any Significant Subsidiary and the petition is not controverted within 30 days after commencement of the case, proceeding or action; or an involuntary case, proceeding or action is commenced against the Borrower or any Significant Subsidiary and the petition is not dismissed within 60 days after commencement of the case, proceeding or action; or a custodian (as defined in the Bankruptcy Code), judicial manager, receiver, receiver manager, trustee, administrator or similar person is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any Significant Subsidiary; or the Borrower or any Significant Subsidiary commences any other voluntary proceeding or action under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, administration or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any Significant Subsidiary; or there is commenced against the Borrower or any Significant Subsidiary any such proceeding or action that remains undismissed for a period of 60 days; or the Borrower or any Significant Subsidiary is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding or action is entered; or the Borrower or any Significant Subsidiary suffers any appointment of any custodian receiver, receiver manager, trustee, administrator or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Borrower or any Significant Subsidiary makes a general assignment for the benefit of creditors; or any corporate action is taken by the Borrower or any Significant Subsidiary for the purpose of effecting any of the foregoing; or

11.6. ERISA. Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code; any Plan is or shall have been terminated or is the subject of termination proceedings under ERISA (including the giving of written notice thereof); an event shall have occurred or a condition shall exist in either case entitling the PBGC to terminate any Plan or to appoint a trustee to administer any Plan (including the giving of written notice thereof); any Plan shall have an accumulated funding deficiency (whether or not waived); the Borrower or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code (including the giving of written notice thereof), in each case, that could reasonably be likely to result in the imposition of a lien, the granting of a security interest, or a liability, or the reasonable likelihood of incurring a lien, security interest or liability that will or would be reasonably likely to have a Material Adverse Effect; or

11.7. Guarantee. Any Guarantee provided by the Borrower or any Material Subsidiary or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof and thereof) or any such Guarantor thereunder or any Credit Party shall deny or disaffirm in writing any such Guarantor’s obligations under the Guarantee (or any of the foregoing shall occur with respect to a Guarantee provided by a Subsidiary that is not a Material Subsidiary and shall continue unremedied for a period of at least 30 days after receipt of written notice by the Borrower from any Administrative Agent, the Collateral Agent or the Required Lenders); or

11.8. Pledge Agreement. Any Pledge Agreement pursuant to which the Stock or Stock Equivalents of the Borrower or any Material Subsidiary is pledged or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Collateral Agent or any Lender) or any pledgor thereunder or any Credit Party shall deny or disaffirm in writing any pledgor’s obligations under any Pledge Agreement (or any of the foregoing shall occur with respect to a pledge of the Stock or Stock Equivalents of a Subsidiary that is not a Material Subsidiary and shall continue unremedied for a period of at least 30 days after receipt of written notice by the Borrower from the Administrative Agent, the Collateral Agent or the Required Lenders), except, in each case, (i) as a result of the Collateral Agent’s failure to (A) maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Security Documents or (B) file Uniform Commercial Code continuation financing statements, or (ii) as a result of acts or omissions within the control of the Collateral Agent or any Lender; or

11.9. Security Agreement. The Security Agreement or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof) or any grantor thereunder or any Credit Party shall deny or disaffirm in writing any grantor’s obligations under the Security Agreement (or any of the foregoing shall occur with respect to Collateral provided by a Subsidiary that is not a Material Subsidiary and shall continue unremedied for a period of at least 30 days after receipt of written notice by the Borrower from the Administrative Agent, the Collateral Agent or the Required Lenders) except, in each case, (i) as a result of the Collateral Agent’s failure to (A) maintain possession of any promissory notes or other instruments delivered to it under the Security Documents or (B) file Uniform Commercial Code continuation financing statements, or (ii) as a result of acts or omissions within the control of the Collateral Agent or any Lender; or

11.10. Mortgages. Any Mortgage or any material provision of any Mortgage relating to any material portion of the Collateral shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Collateral Agent or any Lender) or any mortgagor thereunder or any Credit Party shall deny or disaffirm in writing any mortgagor’s obligations under any Mortgage; or

11.11. Judgments. One or more judgments or decrees shall be entered against the Borrower or any of the Restricted Subsidiaries involving a liability of the greater of (x) $250,000,000 or (y) 2.5% of Consolidated EBITDA for the most recent Test Period for which Section 9.1 Financials have been delivered, or more in the aggregate for all such judgments and decrees for the Borrower and the Restricted Subsidiaries (to the extent not paid or covered by insurance provided by a carrier not disputing coverage) and any such judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within 60 days after the entry thereof; or

11.12. Change of Control. A Change of Control shall occur;

then, and in any such event (except in the case of an Event of Default under clause (b) of Section 11.3(b), unless and until the Loans, Revolving Credit Exposure and Commitments included in the determination of Required Pro Rata Lenders, as applicable, have become immediately due and payable in accordance with this Agreement and such declaration has not been rescinded on or before such date), and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent shall, upon the written request of the Required Lenders, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrower, except as otherwise specifically provided for in this Agreement (provided that (x) if an Event of Default specified in Section 11.5 shall occur with respect to the Borrower, the result that would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i), (ii) and (iv) below shall occur automatically without the giving of any such notice and (y) if an Event of

Default has occurred and shall then be continuing under Section 10.8 with respect to the Commitments, Loans and Revolving Credit Exposure that are included in the determination of the Required Pro Rata Lenders but that is not yet an Event of Default for one or more Classes of Term Loans, the Required Pro Rata Lenders may do any of the following solely with respect to the Commitments, Loans and Revolving Credit Exposure included in the determination of the Required Pro Rata Lenders): (i) declare the Commitments terminated, whereupon the Commitments, if any, of each Lender shall forthwith terminate immediately and any Fees theretofore accrued shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest and fees in respect of all Loans and all Obligations owing hereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; (iii) terminate any Letter of Credit that may be terminated in accordance with its terms; and/or (iv) direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 11.5 with respect to the Borrower, it will pay) to the Administrative Agent at the Administrative Agent’s Office such additional amounts of cash, to be held as security for the Borrower’s respective reimbursement obligations for Drawings that may subsequently occur thereunder, equal to the aggregate Stated Amount of all Letters of Credit issued and then outstanding.

Any amount received by the Administrative Agent or the Collateral Agent from any Credit Party following any acceleration of the Obligations under this Agreement or any Event of Default with respect to the Borrower under Section 11.5 shall be applied:

(i) first, to the payment of all reasonable and documented costs and expenses incurred by the Administrative Agent or Collateral Agent in connection with such collection or sale or otherwise in connection with any Credit Document, including all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent or the Collateral Agent hereunder or under any other Credit Document on behalf of any Credit Party and any other reasonable and documented costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Credit Document;

(ii) second, to the Secured Parties, an amount (x) equal to all Obligations owing to them on the date of any distribution and (y) sufficient to Cash Collateralize all Letters of Credit Outstanding on the date of any distribution, and, if such moneys shall be insufficient to pay such amounts in full and Cash Collateralize all Letters of Credit Outstanding, then ratably (without priority of any one over any other) to such Secured Parties in proportion to the unpaid amounts thereof and to Cash Collateralize the Letters of Credit Outstanding; and

(iii) third, any surplus then remaining shall be paid to the applicable Credit Parties or their successors or assigns or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct;

provided that any amount applied to Cash Collateralize any Letters of Credit Outstanding that has not been applied to reimburse the Letter of Credit Issuer for Unpaid Drawings under the applicable Letters of Credit at the time of expiration of all such Letters of Credit shall be applied by the Administrative Agent in the order specified in clauses (i) through (iii) above.

SECTION 12. Equity Cure

Notwithstanding anything to the contrary contained in Section 11.3, in the event that the Borrower fails (or, but for the operation of this Section 12, would fail) to comply with the requirement of the covenant set forth in Section 10.8, until the expiration of the tenth (10th) Business Day after the date on which Section 9.1 Financials with respect to the Test Period in which the covenant set forth in such Section is being measured are required to be delivered pursuant to Section 9.1 (such date, the “Cure Expiration Date”), the Borrower may engage in a sale or issuance of any Qualified Equity Interests of the Borrower or any direct or indirect parent of the Borrower and upon the receipt by the Borrower of net cash proceeds pursuant to the exercise of the Cure Right (the “Cure Right”) (including through the capital contribution of any such net cash proceeds to such Person, the “Cure Amount”), the covenant set forth in such Section shall be recalculated, giving effect to a pro forma increase to Consolidated EBITDA for such Test Period in an amount equal to such net cash proceeds; provided that such pro forma adjustment to Consolidated EBITDA shall be given solely for the purpose of determining the existence of a Default or an Event of Default under the covenant set forth in such Section with respect to any Test Period that includes the fiscal quarter for which such Cure Right was exercised and not for any other purpose under any Credit Document.

If, after the exercise of the Cure Right and the recalculations pursuant to clause (a) above, the Borrower shall then be in compliance with the requirements of the covenant set forth in Section 10.8 during such Test Period (including for purposes of Section 7.1), the Borrower shall be deemed to have satisfied the requirements of such covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable Default or Event of Default under Section 11.3 that had occurred shall be deemed cured; provided that (i) in each Test Period there shall be at least one fiscal quarter in which no Cure Right is exercised and (ii) with respect to any exercise of the Cure Right, the Cure Amount shall be no greater than the amount required to cause the Borrower to be in compliance with the covenant set forth in Section 10.8.

SECTION 13. The Agents

13.1. Appointment.

(a) Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Credit Documents and irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent.

(b) The Administrative Agent, each Lender, the Swingline Lender and the Letter of Credit Issuer hereby irrevocably designate and appoint the Collateral Agent as the agent with respect to the Collateral, and each of the Administrative Agent, each Lender, the Swingline Lender and the Letter of Credit Issuer irrevocably authorizes the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Collateral Agent shall not have any duties or responsibilities except those expressly set forth herein, or any fiduciary relationship with any of the Administrative Agent, the Lenders, the Swingline Lender or the Letter of Credit Issuers, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Collateral Agent.

(c) Each of the Co-Syndication Agents, Co-Documentation Agents, Co-Senior Managing Agents, Co-Managing Agents, Joint Lead Arrangers and Bookrunners, each in its capacity as such, shall not have any obligations, duties or responsibilities under this Agreement but shall be entitled to all benefits of this Section 13.

13.2. Delegation of Duties. The Administrative Agent and the Collateral Agent may each execute any of its duties under this Agreement and the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

13.3. Exculpatory Provisions. No Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Credit Document (except for its or such Person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any of the Borrower, any Guarantor, any other Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document or for any failure of the Borrower, any Guarantor or any other Credit Party to perform its obligations hereunder or thereunder. No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party. The Collateral Agent shall not be under any obligation to the Administrative Agent, any Lender, the Swingline Lender or any Letter of Credit Issuer to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party.

13.4. Reliance by Agents. The Administrative Agent and the Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or instruction believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent or the Collateral Agent. The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent and the Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent and the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

13.5. Notice of Default. Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent or Collateral Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, it shall give notice thereof to the Lenders and the Collateral Agent. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders or each of the Lenders, as applicable.

13.6. Non-Reliance on Administrative Agent, Collateral Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor the Collateral Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent or Collateral Agent hereinafter taken, including any review of the affairs of the Borrower, any Guarantor or any other Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent or Collateral Agent to any Lender, the Swingline Lender or any Letter of Credit Issuer. Each Lender, the Swingline Lender and each Letter of Credit Issuer represents to the Administrative Agent and the Collateral Agent that it has, independently and without reliance upon the Administrative Agent, Collateral Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower, Guarantor and other Credit Party and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, Collateral Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower, any Guarantor and any other Credit Party. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, neither the Administrative Agent nor the Collateral Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of the Borrower, any Guarantor or any other Credit Party that may come into the possession of the Administrative Agent or Collateral Agent any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.

13.7. Indemnification. The Lenders agree to indemnify the Administrative Agent and the Collateral Agent, each in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective portions of the Total Credit Exposure in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Total Credit Exposure in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent or the Collateral Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or the Collateral Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s or the Collateral Agent’s gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. The agreements in this Section 13.7 shall survive the payment of the Loans and all other amounts payable hereunder.

13.8. Administrative Agent in its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower, any Guarantor, and any other Credit Party as though the Administrative Agent were not the Administrative Agent hereunder and under the other Credit Documents. With respect to the Loans made by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

13.9. Successor Agents. Each of the Administrative Agent and Collateral Agent may at any time give notice of its resignation to the Lenders, the Letter of Credit Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the reasonable consent of the Borrower so long as no Specified Event of Default is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the Letter of Credit Issuer, appoint a successor Agent meeting the qualifications set forth above; provided that if the retiring Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except in the case of the Collateral Agent holding collateral security on behalf of any Secured Parties, the retiring Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender and the Letter of Credit Issuer directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section 13.9. Upon the acceptance of a successor’s appointment as the Administrative Agent or Collateral Agent, as the case may be, hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section 13.9). The fees payable by the Borrower (following the effectiveness of such appointment) to such Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Section 13 (including Section 13.7) and Section 14.5 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as an Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section 13.9 shall also constitute its resignation as Letter of Credit Issuer and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Letter of Credit Issuer and Swingline Lender, (b) the retiring Letter of Credit Issuer and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, and (c) the successor Letter of Credit Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Letter of Credit Issuer to effectively assume the obligations of the retiring Letter of Credit Issuer with respect to such Letters of Credit.

13.10. Withholding Tax. To the extent required by any applicable Requirements of Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any authority of the

United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) and/or the Borrower fully for all amounts paid, directly or indirectly, by the Administrative Agent or the Borrower as Tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due the Administrative Agent under this Section 13.10. The agreements in this Section 13.10 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 13.10, include any Letter of Credit Issuer and any Swingline Lender.

13.11. Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement;

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class ex-emption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related hereto or thereto).

13.12. Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender or Letter of Credit Issuer, whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender or Letter of Credit Issuer receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Person in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender and Letter of Credit Issuer irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Lender or Letter of Credit Issuer promptly upon determining that any payment made to such Person comprised, in whole or in part, a Rescindable Amount.

SECTION 14. Miscellaneous

14.1. Amendments and Waivers. Neither this Agreement nor any other Credit Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 14.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent and/or the Collateral Agent may, from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent and/or Collateral Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences (it being understood that if the Administrative Agent is not a party to such amendment or waiver, such amendment or waiver shall not become effective until a copy is provided to the Administrative Agent); provided, however, that no such waiver and no such amendment, supplement or modification shall directly (i) forgive or reduce any portion of any Loan or extend the final scheduled maturity date of any Loan or reduce the stated rate (it being understood that any change to the definition of “Consolidated Total Debt to Consolidated EBITDA Ratio” or in the component definitions thereof shall not constitute a reduction in the rate and only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the Default Rate or amend Section 2.8(c)), or forgive any portion, or extend the date for the payment, of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates), or extend the final expiration date of any Lender’s Commitment or extend the final expiration date of any Letter of Credit beyond the L/C Maturity Date, or increase the aggregate amount of the Commitments of any Lender, or amend or modify any provisions of Sections 5.3(a) (with respect to the ratable allocation of any payments only), 14.8(a) and 14.20, or make any Loan, interest, Fee or other amount payable in any currency other than expressly provided herein, in each case without the written consent of each Lender directly and adversely affected thereby, or (ii) amend, modify or waive any provision of this Section 14.1 or reduce the percentages specified in the definitions of the terms “Required Lenders”, “Required Pro Rata Lenders”, “Required Revolving Credit Lenders”, “Required Tranche A Term Loan Lenders” or “Required Tranche B Term Loan Lenders”, consent to the assignment or transfer by the Borrower of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 10.3) or alter the order of application set forth in the final paragraph of Section 11, in each case without the written consent of each Lender directly and adversely affected thereby, or (iii) amend, modify or waive any provision of Section 13 without the written consent of the then-current Administrative Agent and Collateral Agent, or (iv) amend, modify or waive any provision of Section 3 with respect to any Letter of Credit without the written consent of the Letter of Credit Issuer, or (v) amend, modify or waive any provisions hereof relating to Swingline Loans without the written consent of the Swingline Lender, or (vi) change any Revolving Credit Commitment to a New Term Loan Commitment, or change any New Term Loan Commitment to a Revolving Credit Commitment, in each case without the prior written consent of each Lender directly and adversely affected thereby, or (vii) release all or substantially all of the Guarantors under the Guarantees (except as expressly permitted by the Guarantees or this Agreement) or release all or substantially all of the Collateral under the Security Documents (except as expressly permitted by the Security Documents or this Agreement) without the prior written consent of each Lender, or (viii) amend Section 2.9 so as to permit Interest Period intervals greater than six months without regard to availability to Lenders, without the written consent of each Lender directly and adversely affected thereby, or (ix) [reserved], (x) decrease any Tranche A Repayment Amount, extend any scheduled Tranche A Repayment Date or decrease the amount or allocation of any mandatory prepayment to be received by any Tranche A Term Loan Lender, in each case without the written consent of the Required Tranche A Term Loan Lenders or (xi) decrease any Tranche B Repayment Amount, extend any scheduled Tranche B Repayment Date or decrease the amount or allocation of any mandatory prepayment to be received by any Tranche B Term Loan Lender, in each case without the written consent of the Required Tranche B Term Loan Lenders. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon the Borrower, such Lenders, the Administrative Agent and all future holders of the affected Loans. In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

Notwithstanding anything in this Agreement or any other Credit Document to the contrary, this Agreement may be amended, supplemented or otherwise modified as set forth in Section 2.10.

Notwithstanding anything in this Agreement or any other Credit Document to the contrary, only the consent of the Required Pro Rata Lenders shall be necessary to amend or waive the terms and provisions of Section 10.8 or waive or rescind an Event of Default under Section 11.3(b) or its consequences.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders).

Notwithstanding the foregoing, in addition to any credit extensions and related Joinder Agreement(s) effectuated without the consent of Lenders in accordance with Section 2.14, (a) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Term Loans and the Revolving Credit Loans and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and other definitions related to such new Term Loans and (b) guarantees, collateral security documents and related documents in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement and the other Credit Documents, amended and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local law or advice of local counsel, (ii) to cure ambiguities, defects, omissions, inconsistencies, obvious errors or technical errors or to make related modifications to provisions of other Credit Documents, (iii) to cause any guarantee, collateral security document or other document to be consistent with this Agreement and the other Credit Documents, (iv) to give effect to the provisions of Section 2.10 or (v) to integrate any New Loan Commitment, Refinancing Terms Loans or Refinancing Future Secured Debt in a manner consistent with this Agreement and the other Credit Documents.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the affected Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans of any Class (“Refinanced Term Loans”) with a replacement term loan tranche (“Replacement Term Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable ABR Margin and Applicable Term SOFR Margin for such Replacement Term Loans shall not be higher than the Applicable ABR Margin and Applicable Term SOFR Margin for such Refinanced Term Loans, (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the remaining weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Term Loans) and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans of such Class in effect immediately prior to such refinancing.

The Lenders hereby irrevocably agree that the Liens granted to the Collateral Agent by the Credit Parties on any Collateral shall be automatically released (i) in full, upon the termination of this Agreement, (ii) upon the sale or other disposition of such Collateral (including as part of or in connection with any other sale or other disposition not prohibited hereunder) to any Person other than another Credit Party, to the extent such sale or other disposition is made in compliance with the terms of this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Credit Party upon its reasonable request without further inquiry), (iii) to the extent such Collateral is comprised of property leased to a Credit Party, upon termination or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with this Section 14.1), (v) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the Guarantee (in accordance with the following sentence) and (vi) as required to effect any sale or other disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Security Documents. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Credit Documents. Additionally, the Lenders hereby irrevocably agree that the Guarantors shall be released from the Guarantees (i) upon consummation of any transaction resulting in such Subsidiary ceasing to constitute a Restricted Subsidiary or (ii) upon the designation of such Guarantor as a Designated Non-Guarantor Subsidiary (in accordance with the definition thereof). The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender.

Notwithstanding anything herein to the contrary, the Credit Documents may be amended to add syndication or documentation agents and make customary changes and references related thereto with the consent of only the Borrower and the Administrative Agent.

Notwithstanding anything in this Agreement (including this Section 14.1) or any other Credit Document to the contrary, (i) any provision of this Agreement or any other Credit Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to (x) cure any ambiguity, omission, mistake, defect, inconsistency, technical error or obvious error (as reasonably determined by the Administrative Agent and the Borrower), (y) to comply with local law or advice of local counsel or (z) effect administrative changes of a technical or immaterial nature (including to effect changes to the terms and conditions applicable solely to such Letter of Credit Issuer in respect of issuances of Letters of Credit); and (ii) guarantees, collateral documents and related documents executed by the Credit Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with any other Credit Document, entered into, amended, supplemented or waived, without the consent of any other Person, by the applicable Credit Party or Credit Parties and the Administrative Agent or the Collateral Agent in its or their respective sole discretion, to (x) effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, (y) as required by local law or advice of counsel to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable Requirements of Law, or (z) to cure ambiguities, omissions, mistakes, defects, inconsistencies, technical errors or obvious errors (as reasonably determined by the Administrative Agent and the Borrower) or to make related modifications to other Credit Documents or to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Credit Documents.

14.2. Notices. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Credit Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(a) if to the Borrower, the Administrative Agent, the Collateral Agent, the Letter of Credit Issuer or the Swingline Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 14.2 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(b) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, the Administrative Agent, the Collateral Agent, the Letter of Credit Issuer and the Swingline Lender.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three (3) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, when delivered; provided that notices and other communications to the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.9, 4.2 and 5.1 shall not be effective until received.

14.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Collateral Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

14.4. Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

14.5. Payment of Expenses. The Borrower agrees (a) to pay or reimburse the Agents for all their reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of one primary counsel and one counsel in each local jurisdiction to the extent consented to by the Borrower (such consent not to be unreasonably withheld), (b) to pay or reimburse the Agents for all its reasonable and documented costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, including the reasonable fees, disbursements and other charges of counsel to the Agents, (c) to pay, indemnify, and hold harmless each Lender and Agent from, any and all recording and filing fees and (d) to pay, indemnify, and hold harmless each Lender and Agent and their respective Affiliates and their and their Affiliates’ respective directors, officers, employees, trustees, investment advisors and agents from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable and documented fees, disbursements and other charges of counsel, with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Credit Documents and any such other documents, including any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law (other than by such indemnified Person or any of its Related Parties) or to any actual or alleged presence, release or threatened release of Hazardous Materials involving or attributable to the operations of the Borrower, any of its Subsidiaries or any of the Real Estate (all the foregoing in this clause (d), collectively, the “indemnified liabilities”); provided that the Borrower shall have no obligation hereunder to any Agent or any Lender nor any of their respective Related Parties with respect to indemnified liabilities to the extent attributable to (i) the gross negligence, bad faith or willful misconduct of the party to be indemnified or any of its Related Parties (as determined by a final non-appealable judgment of a court of competent jurisdiction), (ii) any material breach of any Credit Document by the party to be indemnified (as determined by a final non-appealable judgment of a court of competent jurisdiction) or (iii) disputes among the Agents, the Lenders and/or their transferees (other than any claims against an Agent or Lender in its capacity or in fulfilling its role as an administrative agent or arranger or any similar role under this Agreement and other than any claims arising out of any act or omission of the Borrower or any of its Affiliates). All amounts payable under this Section 14.5 shall be paid within ten Business Days of receipt by the Borrower of an invoice relating thereto setting forth such expense in reasonable retail. The agreements in this Section 14.5 shall survive repayment of the Loans and all other amounts payable hereunder.

14.6. Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Letter of Credit Issuer that issues any Letter of Credit), except that (i) except as expressly permitted by Section 10.3, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 14.6. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Letter of Credit Issuer that issues any Letter of Credit), Participants (to the extent provided in clause (c) of this Section 14.6) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent, the Letter of Credit Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in clause (b)(ii) below, any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans (including participations in L/C Obligations or Swingline Loans) at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed; it being understood that, without limitation, the Borrower shall have the right to withhold or delay its consent to any assignment if, in order for such assignment to comply with applicable law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority) of:

(A) the Borrower (which consent shall not be unreasonably withheld or delayed); provided that, subject to clause (g) below, no consent of the Borrower shall be required for (I) an assignment of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund or (II) if a Specified Event of Default has occurred and is continuing, any other assignment of a Term Loan, Revolving Credit Commitment or Revolving Credit Loan; and

(B) the Administrative Agent (which consent shall not be unreasonably withheld or delayed), and, in the case of Revolving Credit Commitments or Revolving Credit Loans only, the Swingline Lender and the applicable Letter of Credit Issuer (each such consent not to be unreasonably withheld or delayed); provided that no consent of the Administrative Agent, the Swingline Lender or the Letter of Credit Issuer, as applicable, shall be required for an assignment of any Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

Notwithstanding the foregoing, no such assignment shall be made to a natural person.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or, in the case of a Term Loan denominated in Dollars, $1,000,000), and increments of $1,000,000 in excess thereof (or, in the case of a Term Loan denominated in Euro, €1,000,000 or increments of €1,000,000 in excess thereof) or, unless each of the Borrower and the Administrative Agent otherwise consents (which consents shall not be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if a Specified Event of Default has occurred and is continuing; provided, further, that contemporaneous assignments to a single assignee made by Affiliates of Lenders and related Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee in the amount of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in a form approved by the Administrative Agent (the “Administrative Questionnaire”).

(iii) Subject to acceptance and recording thereof pursuant to clause (b)(iv) of this Section 14.6, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 3.5, 5.4 and 14.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 14.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 14.6.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and related interest amounts) of the Loans and any payment made by the Letter of Credit Issuer under any Letter of Credit owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Further, each Register shall contain the name and address of the Administrative Agent and the lending office through which each such Person acts under this Agreement. The entries in the Register shall be conclusive (absent manifest error), and the Borrower, the Administrative Agent, the Collateral Agent, the Letter of Credit Issuer and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Collateral Agent, the Letter of Credit Issuer and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section 14.6 and any written consent to such assignment required by clause (b) of this Section 14.6, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.

(c) (i) Any Lender may, without the consent of the Borrower, any Administrative Agent, the Letter of Credit Issuer or the Swingline Lender, sell participations to one or more banks or other entities (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) [reserved] and (D) the Borrower, the Administrative Agent, the Letter of Credit Issuer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and/or obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i) of the proviso to Section 14.1 that affects such Participant. Subject to clause (c)(ii) of this Section 14.6, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11 and 5.4 to the same extent as if it were a Lender; provided that such Participant shall be subject to the requirements of those Sections as though it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 14.6 (and it being understood that the documentation required under Section 5.4(d) shall be delivered solely to the participating Lender). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 14.8(b) as though it were a Lender; provided such Participant agrees to be subject to Section 14.8(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the same and address of each Participant and the principal amounts (and related interest amounts) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive (absent manifest error), and the Borrower and the Lenders shall treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as a Participant for all purposes of this Agreement, notwithstanding notice to the contrary; provided that no Lender shall have the obligation to disclose all or a portion of the Participant Register (including the identity of the Participant or any information relating to a Participant’s interest in any Loans or other obligations under any Credit Document) to any Person expect to the extent that such disclosure is necessary in connection with a Tax audit or other proceeding to establish that any loans are in registered form for U.S. federal income tax purposes.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.10, 2.11 or 5.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (which consent shall not be unreasonably withheld).

(d) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 14.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In order to facilitate such pledge or assignment, the Borrower hereby agrees that, upon request of any Lender at any time and from time to time after the Borrower has made its initial borrowing hereunder, the Borrower shall provide to such Lender, at the Borrower’s own expense, a promissory note, in form reasonably acceptable to the Administrative Agent, representing the Loan owing to such Lender.

(e) Subject to Section 14.16, the Borrower authorizes each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates pursuant to this Agreement or that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

(f) [Reserved].

(g) Notwithstanding anything to the contrary in clause (b) above, unless a Specified Event of Default has occurred and is continuing, no assignment by any Lender of all or any portion of its rights and obligations under this Agreement shall be permitted without the consent of the Borrower if, after giving effect to such assignment, the assignee in respect thereof, taken together with its Affiliates and Approved Funds, would hold in the aggregate more than 25% of the Total Credit Exposure.

(h) Any Lender may, at any time, assign all or a portion of its Term Loans (but not Revolving Credit Loans or Swingline Loans) to Holdings or any of its subsidiaries, through open market purchases on a non-pro rata basis; provided that (i) the Borrower shall not make any Borrowing of Revolving Credit Loans or Swingline Loans to fund such assignment, (ii) any Term Loans that are so assigned will be automatically and irrevocably cancelled and the aggregate principal amount of the tranches and installments of the relevant Term Loans then outstanding shall be reduced by an amount equal to the principal amount of such Term Loans, (iii) no Event of Default shall have occurred and be continuing and (iv) each Lender making such assignment to Holdings or any of its subsidiaries acknowledges and agrees that in connection with such assignment, (1) Holdings or its subsidiaries then may have, and later may come into possession of material non-public information, (2) such Lender has independently and, without reliance on Holdings, any of its subsidiaries, the Administrative Agent or any of their respective Affiliates, made its own analysis and determination to enter into such assignment notwithstanding such Lender’s lack of knowledge of the material non-public information and (3) none of Holdings, its subsidiaries, the Administrative Agent, or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by Requirements of Law, any claims such Lender may have against Holdings, its subsidiaries, the Administrative Agent, and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the material non-public information. Each Lender entering into such an assignment further acknowledges that the material non-public information may not be available to the Administrative Agent or the other Lenders.

14.7. Replacements of Lenders under Certain Circumstances.

(a) The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.10, 3.5 or 5.4, (b) is affected in the manner described in Section 2.10(a) and as a result thereof any of the actions described in such

Section is required to be taken or (c) becomes a Defaulting Lender, with a replacement bank or other financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Specified Event of Default shall have occurred and be continuing at the time of such replacement, (iii) the Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts (other than any disputed amounts), pursuant to Section 2.10, 2.11, 3.5 or 5.4, as the case may be, owing to such replaced Lender prior to the date of replacement, (iv) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 14.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein) and (vi) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

(b) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination that pursuant to the terms of Section 14.1 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then provided no Event of Default then exists, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans, and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent; provided that: (a) all Obligations of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. In connection with any such assignment, the Borrower, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 14.6.

14.8. Adjustments; Set-off.

(a) If any Lender (a “benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.5, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, to the fullest extent permitted by law, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 14.8 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the Borrower (and the Borrower, if other) and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application. Notwithstanding the foregoing, no amount set off from any Credit Party (other than the Borrower) shall be applied to any Excluded Swap Obligation of such Credit Party (other than the Borrower).

14.9. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent. This Agreement and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Credit Parties agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on each of the Credit Parties to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of each of the Credit Parties enforceable against such in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Administrative Agent and each of the Secured Parties of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Secured Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Administrative

Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept such Electronic Signature, the Administrative Agent and each of the Secured Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Credit Party without further verification and (b) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by such manually executed counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 U.S.C. § 7006, as it may be amended from time to time.

14.10. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14.11. Integration. This Agreement and the other Credit Documents represent the agreement of the Borrower, the Collateral Agent, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Borrower, the Administrative Agent, the Collateral Agent nor any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

14.12. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

14.13. Submission to Jurisdiction; Waivers. The Borrower irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, borough of Manhattan, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth on Schedule 14.2 at such other address of which the Administrative Agent shall have been notified pursuant to Section 14.2;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 14.13 any special, exemplary, punitive or consequential damages.

14.14. Acknowledgments. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b) (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Borrower, on the one hand, and the Administrative Agent, the Lender and the other Agents on the other hand, and the Borrower and the other Credit Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each of the Administrative Agent and the other Agents, is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for the Borrower, any other Credit Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor any other Agent has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or any other Credit Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Administrative Agent or other Agent has advised or is currently advising the Borrower, the other Credit Parties or their respective Affiliates on other matters) and neither the Administrative Agent or other Agent has any obligation to the Borrower, the other Credit Parties or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; (iv) the Administrative Agent and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor other Agent has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) neither the Administrative Agent nor any other Agent has provided and none will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent, any other Agent or any Lender with respect to any breach or alleged breach of agency or fiduciary duty; and

(c) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower, on the one hand, and any Lender, on the other hand.

14.15. WAIVERS OF JURY TRIAL. THE BORROWER, EACH AGENT AND EACH LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

14.16. Confidentiality. The Administrative Agent and each Lender shall hold all Confidential Information (as defined below), confidential in accordance with its customary procedure for handling confidential information of this nature, except that Confidential Information may be disclosed (a) to its Affiliates, its auditors and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder to the extent such disclosure is reasonably necessary in connection with such litigation or arbitration action or proceeding (provided that any Person making disclosure pursuant to this clause (e) shall use commercially reasonable efforts, to the extent practicable and at the Borrower’s expense, to limit the disclosure of Confidential Information in connection therewith to those Persons that reasonably need to know such information and are subject to customary confidentiality undertakings with respect to the Confidential Information), (f) subject to an agreement containing provisions substantially the same as those of this Section 14.16, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any assignee invited to be a Lender pursuant to Section 2.14 or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, in reliance on this clause (f), (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers of other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this Section 14.16 or (ii) becomes available to the Administrative Agent, any Lender, the Letter of Credit Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration of this Agreement, the other Credit Documents, and the Commitments.

For purposes of this Section 14.6, “Confidential Information” shall mean all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Letter of Credit Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Confidential Information as provided in this Section 14.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the Letter of Credit Issuer acknowledges that (a) the Confidential Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Requirements of Law, including United States Federal and state securities laws.

14.17. Direct Website Communications.

(a) The Borrower may, at its option, provide to the Administrative Agent any information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Credit Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (C) provides notice of any default or event of default under this Agreement or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent to the Administrative Agent at liliana.claar@baml.com. Nothing in this Section 14.17 shall prejudice the right of the Borrower, the Administrative Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

(i) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Credit Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address.

(b) The Borrower hereby acknowledges that (a) the Administrative Agent and/or the other Agents will make available to the Lenders and the Letter of Credit Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that do not contain any material non-public information and that may be distributed to the Public Lenders and that (x) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof and (y) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the other Agents to make such Borrower Materials available through a portion of the Platform designated “Public Investor” (or equivalent term). Notwithstanding the foregoing or any other provision of this Agreement to the contrary, neither the Borrower nor any of its Related Parties shall be liable, or responsible in any manner, for the use by any Agent, any Lender, any Participant or any of their Related Parties of the Borrower Materials. In addition, it is agreed that (i) to the extent any Borrower Materials constitute Confidential Information, they shall be subject to the confidentiality provisions of Section 14.16 and (ii) the Borrower shall be under no obligation to designate any Borrower Materials as “PUBLIC”.

(c) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties” and each an “Agent Party”) have any liability to the Borrower, any Lender, the Letter of Credit Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the internet, except to the extent the liability of any Agent Party resulted from such Agent Party’s (or any of its Related Parties’) gross negligence, bad faith or willful misconduct or material breach of the Credit Documents.

14.18. USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

14.19. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

14.20. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Solely to the extent any Lender or Letter of Credit Issuer that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or Letter of Credit Issuer that is an Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or Letter of Credit Issuer that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(1) a reduction in full or in part or cancellation of any such liability;

(2) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(3) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

14.21. Acknowledgement Regarding Any Supported QFCs. To the extent that the Credit Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 14.21, the following terms have the following meanings:

“BHC Act Affiliate” of a party shall mean an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. § 1841(k)) of such party.

“Covered Entity” shall mean any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

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